UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. __)
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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

MANATRON, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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510 East Milham Avenue
Portage, Michigan 49002

February 18, 2008

Dear Fellow Shareholder:

You are cordially invited to attend the Special Meeting of Shareholders of Manatron, Inc. ("Manatron," "Company," "we," "us," or "our"), which will be held on Friday, March 28, 2008, at 10:00 a.m., local time, at Western Michigan University's Fetzer Center in Kalamazoo, Michigan.

At this meeting, you will be asked to consider and vote upon a proposal to approve an agreement and plan of merger, dated as of January 14, 2008, by and among Manatron Intermediate Holdings, Inc., a Delaware corporation, Manatron Merger Sub, Inc., a Michigan corporation, and the Company (the "merger agreement"), pursuant to which Manatron Merger Sub, Inc. will be merged with and into the Company, with the Company continuing as the surviving corporation. If the merger is completed, each share of Company common stock issued and outstanding at the effective time of the merger will be converted into the right to receive $12.00 in cash, without interest, other than shares held by the Company or its subsidiary or Manatron Intermediate Holdings, Inc., which will be cancelled without payment.

If the merger is completed, the Company will continue its operations as a privately-held company owned by an affiliate of Thoma Cressey Bravo, Inc., a private equity firm.

As a result of the merger, the Company's shares will no longer be quoted on The NASDAQ Global Market.

Our board of directors unanimously adopted the merger agreement and the transactions contemplated by the merger agreement and determined that the merger is fair to, advisable and in the best interests of our shareholders. The board of directors recommends that you vote "FOR" the adoption of the merger agreement.

The proxy statement accompanying this letter provides you with information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement carefully, including the merger agreement and the other documents annexed to the proxy statement. You may also obtain more information about Manatron from documents we have filed with the Securities and Exchange Commission.

Your vote is very important. The merger cannot be completed unless the merger agreement is approved by the affirmative vote of the holders of a majority of the outstanding shares of Manatron common stock. If you fail to vote on the merger agreement, the effect will be the same as a vote against the approval of the merger agreement for purposes of the vote referred to above.

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

The Michigan Business Corporation Act does not entitle the holders of our common stock to seek appraisal of the fair value of their shares in connection with the merger.

We thank you for your continued support and look forward to seeing you at the special meeting.
Portage, Michigan February 18, 2008	Respectfully, Randall L. Peat Co-Chairman of the Board of Directors

Portage, Michigan February 18, 2008	Respectfully, Paul R. Sylvester Chief Executive Officer and Co-Chairman

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or the merger agreement or passed upon the adequacy or accuracy of the information contained in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

THE ACCOMPANYING PROXY STATEMENT IS DATED FEBRUARY 18, 2008 AND IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT FEBRUARY 21, 2008

510 East Milham Avenue
Portage, Michigan 49002

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 28, 2008

To Our Shareholders:

The board of directors of Manatron, Inc., a Michigan corporation (the "Company"), is furnishing this proxy statement and the accompanying form of proxy to the shareholders of Manatron to solicit proxies to vote at a special meeting of Manatron's shareholders to be held on Friday, March 28, 2008, at 10:00 a.m., local time, at Western Michigan University's Fetzer Center in Kalamazoo, Michigan, for the following purposes:
1.

To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of January 14, 2008, by and among Manatron Intermediate Holdings, Inc., Manatron Merger Sub, Inc. and the Company (the "merger agreement"), pursuant to which, upon the merger becoming effective, each share of common stock, no par value, of the Company will be converted into the right to receive $12.00 in cash, without interest, other than shares held by the Company or its subsidiary or Manatron Intermediate Holdings, Inc., which will be cancelled without payment;

2.	To approve the adjournment of the meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

3.	To act upon such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only holders of the Company's common stock at the close of business on February 14, 2008, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.

We urge you to read the accompanying proxy statement carefully as it sets forth details of the proposed merger and other important information related to the merger. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

The Michigan Business Corporation Act does not entitle the holders of our common stock to seek appraisal of the fair value of their shares in connection with the merger.
Portage, Michigan February 18, 2008	BY ORDER OF THE BOARD OF DIRECTORS Jane M. Rix Secretary

YOUR VOTE IS IMPORTANT!

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. NO POSTAGE IS NECESSARY IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

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OTHER AGREEMENTS	54
Voting Agreements	54
Employment Agreements	54
Debt Financing Letter	56
Equity Financing Letter	56
Limited Guarantee	56
Confidentiality Agreement	57

MARKET PRICE AND DIVIDEND DATA	57

OWNERSHIP OF COMMON STOCK	58

COMPANY PURCHASES OF EQUITY SECURITIES	60

APPRAISAL RIGHTS	60

PROPOSAL NO. 2-ADJOURNMENT OF THE SPECIAL MEETING	60

FUTURE SHAREHOLDER PROPOSALS	61

OTHER MATTERS	61

WHERE YOU CAN FIND ADDITIONAL INFORMATION	61

HOUSEHOLDING OF PROXY MATERIALS	61

ANNEX A - Agreement and Plan of Merger	A-1

ANNEX B - Opinion of First Analysis Securities Corporation	B-1

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SUMMARY TERM SHEET

The following summary term sheet highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms "Manatron," "Company," "we," "our," "ours," and "us" refer to Manatron, Inc. and its subsidiary, taken together unless the context requires otherwise.

The Merger and Related Matters (See "The Merger" beginning on page 12).
•

The Merger. You are being asked to vote to approve an agreement and plan of merger among Manatron Intermediate Holdings, Inc. ("Parent"), Manatron Merger Sub, Inc. and Manatron, which provides for the merger of Manatron Merger Sub, Inc. with and into Manatron. Upon the completion of the merger, Manatron will be the surviving corporation and a wholly-owned subsidiary of Parent, and the separate existence of Manatron Merger Sub, Inc. will cease. We refer to the agreement and plan of merger in this proxy statement as the "merger agreement." See "Proposal No. 1 - The Merger Agreement" beginning on page 41. A copy of the merger agreement is attached as Annex A to this proxy statement.

•	Parties to the Merger. See "The Parties to the Merger" beginning on page 35.

•

Manatron, Inc. Manatron is a Michigan corporation and was founded in 1969 as a partnership. The Company was incorporated in Michigan in 1972 and went public in September of 1986. Today, Manatron is the nation's leading provider of integrated, enterprise-level property tax systems and services for state and local government;

•

Manatron Intermediate Holdings, Inc. Manatron Intermediate Holdings, Inc. is a Delaware corporation that was incorporated on January 7, 2008 solely for the purpose of completing the merger and related transactions. Manatron Intermediate Holdings, Inc. has not participated in any activities to date other than activities incident to its formation and the transactions contemplated by the merger agreement; and

•

Manatron Merger Sub, Inc. Manatron Merger Sub, Inc. is a Michigan corporation that was incorporated on January 8, 2008 solely for the purpose of completing the merger and related transactions. Parent is the sole shareholder of Manatron Merger Sub, Inc.

•	Other Participants. See "Other Participants" beginning on page 36.

•

Thoma Cressey Bravo, Inc. Thoma Cressey Bravo, Inc. ("TCB") is a Delaware corporation and its principal business is investing in strategic business opportunities, principally in the information technology, healthcare, business services and consumer products and services fields. TCB was incorporated in the state of Delaware on December 19, 1997. In connection with the merger, TCB formed Manatron Holdings, Inc. to hold all of the shares of Manatron Intermediate Holdings, Inc.; and

•

Manatron Holdings, Inc. Manatron Holdings, Inc. is an affiliate of TCB and was incorporated in Delaware on January 7, 2008 solely for the purpose of holding the shares of Parent. Manatron Holdings, Inc. has not participated in any activities to date other than activities incident to its formation. Manatron Holdings, Inc. is the sole stockholder of Parent and TCB is the sole stockholder of Manatron Holdings, Inc.

•

Conditions to the Merger. We will complete the merger only if the conditions set forth in the merger agreement are satisfied or waived. These conditions include, among others, (i) the approval of the merger agreement by the required vote of our shareholders; (ii) expiration or termination of the waiting period required under the U.S. antitrust laws (the Hart-Scott-Rodino Act) and certain other regulatory approvals; and (iii) the absence of any law, order or injunction prohibiting the consummation of the merger. In addition the obligations of Manatron, on the one hand, and Parent and Manatron Merger Sub, Inc. on the other, to consummate the merger are subject to the material accuracy of the representations and warranties of the other party and the material compliance of the other party with its covenants and agreements. See "Proposal No. 1 - The Merger Agreement-Conditions to the Merger" beginning on page 51.

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Solicitation of Proposals from Other Parties. The merger agreement restricts our ability to, among other things, solicit or engage in discussions or negotiations with a third party regarding specified transactions involving us. However, under specified circumstances, including but not limited to, (i) the prior or concurrent payment of a termination fee to Parent, (ii) proper notice being provided to Parent in accordance with the merger agreement, and (iii) the reasonable determination by our board in good faith that it is required to take such actions to comply with its fiduciary duties, our board may terminate the merger agreement if, prior to the occurrence of a shareholder vote approving the merger, Manatron desires to accept an unsolicited superior proposal, as defined in the merger agreement. A superior proposal means any bona fide acquisition proposal to acquire 50% or more of our stock or assets on terms that our board determines, after consultation with its advisors, in its good faith judgment, to be more favorable to our shareholders than the merger and the transactions contemplated by the merger agreement. See "Proposal No. 1-The Merger Agreement-No Solicitation of Transactions" beginning on page 48 and "Proposal No. 1-The Merger Agreement-Termination" beginning on page 53.

•

Termination Fee; Expenses. The merger agreement contains certain termination rights for both Parent and Manatron and provides that, upon termination of the merger agreement under specified circumstances, we may be required to pay Parent a termination fee of $2 million and reimburse Parent for its reasonable and accountable out-of-pocket costs and expenses up to a maximum reimbursement of $250,000. The merger agreement also contains certain termination rights for Manatron and provides that if all of the conditions to Parent's obligation to complete the merger have been satisfied and Parent fails to close the transactions contemplated by the merger agreement, Manatron may terminate the merger agreement and Parent will be obligated to pay Manatron a termination fee in the amount of $2 million. The foregoing is described more fully under "Proposal No. 1-The Merger Agreement-Fees and Expenses" beginning on page 53.

•

Payment for Common Stock. If the merger is completed, each share of Manatron common stock issued and outstanding at the effective time of the merger (other than shares held by us as treasury shares, or shares held by Parent, which will be cancelled without any payment) will be converted into the right to receive $12.00 in cash, without interest and less any applicable withholding taxes. See "Proposal No. 1-The Merger Agreement-Treatment of Stock and Options" beginning on page 41.

•

Treatment of Options. Immediately prior to the effective time of the merger, all outstanding options to purchase Manatron common stock will accelerate and become fully vested. Upon completion of the merger, any options having an exercise price equal to or greater than $12.00 per share will be cancelled without payment and any options having an exercise price less than $12.00 per share will entitle the holder thereof to receive an amount in cash equal to the product of (i) the total number of shares of Manatron common stock subject to the option, multiplied by (ii) the excess of $12.00 over the exercise price per share of Manatron common stock underlying such option, less any applicable withholding taxes. All of the Company's equity incentive plans will be terminated upon completion of the merger. See "Proposal No. 1-The Merger Agreement-Treatment of Stock and Options" beginning on page 41.

•

Treatment of Restricted Stock. If any share of restricted Manatron common stock outstanding immediately prior to the effective time of the merger is unvested or subject to a repurchase option, then, effective immediately prior to the completion of the merger, any such share of restricted common stock will accelerate and become fully vested and any repurchase option will lapse. Thereafter, each such share will be converted into the right to receive $12.00 in cash, without interest, less any applicable withholding taxes. See "Proposal No. 1-The Merger Agreement-Treatment of Restricted Stock" beginning on page 42.

•

Effect of the Merger on Manatron. After the merger, Manatron's shares will no longer be quoted on The NASDAQ Global Market. In addition, Manatron will terminate the registration of Manatron common stock under the Securities Exchange Act of 1934. Thus, if the merger is consummated, holders of shares of our common stock will not have an opportunity to continue to hold an equity interest in the surviving corporation and, therefore, will not have the opportunity to share in future earnings, dividends or growth, if any, of the surviving corporation. See "Proposal No. 1- Agreement to Take Further Action and to Use Commercially Reasonable Efforts" beginning on page 51.

•

Board of Directors Recommendation. In evaluating the merger, our board of directors considered a number of factors, including, among other things, the challenges facing the Company to increase shareholder value as an independent publicly-traded company, our current business and prospects, financial condition and results of operations, the consideration to be received by our shareholders pursuant to the merger, the status and history of discussions with other potential bidders and a fairness opinion, dated January 14, 2008, from First Analysis Securities Corporation ("FASC"), the financial advisor to the board of directors, which is described below. After careful consideration of these and other factors, our board of directors unanimously approved the merger agreement and related documents and determined to recommend that our shareholders vote "FOR" the adoption of the merger agreement. See "The Merger-Background of the Merger" beginning on page 12 and "The Merger-Recommendation of the Board of Directors" beginning on page 17.

•

Opinion of Financial Advisor. Our board of directors received a fairness opinion, dated January 14, 2008, from FASC, the financial advisor to the board of directors, to the effect that, as of that date and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the merger consideration of $12.00 per share to be received by holders of shares of Manatron common stock pursuant to the merger agreement is fair from a financial point of view to the holders of Manatron common stock. See "The Merger-Opinion of First Analysis Securities Corporation" beginning on page 20. A copy of FASC's opinion is attached as Annex B to this proxy statement.

•

Financial Interests of Certain Persons in the Merger. As of February 14, 2008, our directors and executive officers held, in the aggregate, 1,050,745 shares of our common stock. In considering the recommendation of our board of directors with respect to the merger agreement, shareholders should be aware that our directors and executive officers may have financial interests in the merger that are different from, or in addition to, those of our shareholders generally. These financial interests include the following:

•

All outstanding options to purchase Manatron common stock, including those held by our directors and officers, will accelerate and become fully vested immediately prior to the completion of the merger, and in the case of any options having a per share exercise price less than $12.00, will entitle the holder thereof to receive an amount in cash equal to the product of (i) the total number of shares of Manatron common stock subject to the option, multiplied by (ii) the excess of $12.00 over the exercise price per share, less applicable withholding taxes;

•

All outstanding shares of restricted Manatron common stock, including those held by our directors and officers, will accelerate and become fully vested immediately prior to the completion of the merger, and any repurchase option will lapse, after which each such share will be converted into the right to receive $12.00 in cash, without interest, less applicable withholding taxes;

•

Pursuant to the terms of his existing employment agreement with us, Paul R. Sylvester, our Chief Executive Officer and Co-Chairman, will be entitled to accelerated vesting of all unvested stock options and restricted common stock held by him, as well as a certain change-in-control payment equal to approximately $180,000, within 10 days of the completion of the merger;

•

Paul R. Sylvester, our Chief Executive Officer and Co-Chairman, Randall L. Peat, our Co-Chairman of the Board, and Krista L. Inosencio, our Chief Financial Officer, will each be entitled to certain severance benefits upon the completion of the merger and the termination of his or her employment after the merger;

•

We expect that each of G. William McKinzie, our President and Chief Operating Officer, Mary N. Gephart, our Vice President of Human Resources and Administration, Early L. Stephens, our Chief Technology and Marketing Officer, and Marty A. Ulanski, our Executive Vice President of Sales and Business Development, will remain officers of the surviving corporation after the completion of the merger agreement under their existing employment agreements with Manatron;

•

Messrs. McKinzie, Stephens and Ulanski and Ms. Gephart will be entitled upon completion of the merger to invest in shares of capital stock of Manatron Holdings, Inc. on the same terms as the other investors in Manatron Holdings, Inc.; and

•

As the surviving corporation, Manatron is required after completion of the merger to maintain certain indemnification and insurance policies applicable to the existing directors and executive officers of the Company.

Our board of directors was aware of these interests and considered them, among other things, when approving the merger agreement. See "The Merger-Financial Interests of Certain Persons in the Merger" beginning on page 30.

•

Financing of the Merger. TCB estimates that the total amount of funds required to pay the aggregate merger consideration in connection with the merger will be approximately $66 million. This amount, together with the related working capital requirements of Manatron following the completion of the merger, will be provided through a combination of the proceeds of the following:

•	an aggregate cash equity investment in Manatron Holdings, Inc. by TCB and the other investors of up to $35 million; and

•	a new senior secured credit facility in the aggregate amount of $40 million.

There is no financing condition to the consummation of the merger. See "The Merger-Source of Funds" beginning on page 28.

•

Sponsor Guarantee. Thoma Cressey Fund VIII, L.P. has agreed to be responsible for the performance by Parent and Manatron Merger Sub, Inc. of all of their obligations under the merger agreement, up to a maximum amount of $2 million. See "Other Agreements-Limited Guarantee" beginning on page 56.

•

Tax Consequences. Generally, the exchange of shares for cash pursuant to the merger will be taxable for U.S. federal income tax purposes. You will recognize taxable gain or loss in the amount of the difference between $12.00 per share that you receive and your adjusted tax basis for each share of Manatron common stock that you own. See "The Merger-Material U.S. Federal Income Tax Consequences" beginning on page 33.

The Special Meeting and Related Matters

•	Date, Time and Place. The special meeting of our shareholders will be held on Friday, March 18, 2008, at 10:00 a.m., local time, at Western Michigan University's Fetzer Center in Kalamazoo, Michigan.

•

Record Date and Voting. You are entitled to vote at the special meeting if you owned shares of Manatron common stock at the close of business on February 14, 2008, the record date for the special meeting. Each outstanding share of Manatron common stock on the record date entitles the holder to one vote on each matter submitted to shareholders for approval at the special meeting. As of the close of business on the record date, there were 5,120,774 shares of common stock of Manatron entitled to be voted at the special meeting. See "The Special Meeting-Record Date, Quorum and Voting Power" beginning on page 39.

•

Shareholder Vote Required to Adopt the Merger Agreement. For Manatron to complete the merger, shareholders holding at least a majority of the shares of Manatron common stock outstanding at the close of business on the record date must vote "FOR" the approval of the merger agreement. See "The Special Meeting-Required Vote" beginning on page 39.

•

Share Ownership of Directors and Executive Officers. As of the close of business on the record date for the special meeting, our directors and executive officers held and are entitled to vote, in the aggregate, 1,050,745 shares of Manatron common stock, representing approximately 20.5% of the outstanding shares of our common stock. Randall L. Peat, our Co-Chairman; Paul R. Sylvester, our Chief Executive Officer and Co-Chairman; G. William McKinzie, our President and Chief Operating Officer; Krista L. Inosencio, our Chief Financial Officer; Mary N. Gephart, our Vice President of Human Resources and Administration; Early L. Stephens, our Chief Technology and Marketing Officer; Marty A. Ulanski, our Executive Vice President of Sales and Business Development; Kurt J. Wagner, President of ASIX Inc.; and all of the Company's Directors each has agreed to vote, or cause to be voted or consented, all of his or her shares of our common stock and those acquired after the date of the voting agreements, if any, in favor of the adoption of the merger agreement. As of the record date, the voting agreements executed by the officers and directors listed above cover an aggregate of 1,050,745 shares (not including unexercised options) of Manatron common stock, representing approximately 20.5% of the shares of Manatron common stock entitled to vote upon the adoption of the merger agreement. In addition to the shares that the directors and executive officers listed above have agreed to vote in favor of adoption of the merger agreement pursuant to the voting agreements, the affirmative vote of holders of Manatron common stock representing at least 1,509,643 shares of our common stock, or approximately 29.5% of the outstanding shares of our common stock, will be required to adopt the merger agreement. See "The Special Meeting-Voting by Directors and Executive Officers" beginning on page 40. A copy of the form of voting agreement entered into by each of the directors and executive officers is included as Exhibit A to the merger agreement, which is attached as Annex A to this proxy statement.

•	Appraisal Rights of Shareholders. Michigan law does not entitle the holders of our common stock to seek appraisal of the fair value of their shares as a result of the merger.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers briefly address some commonly asked questions about the merger and the special meeting. They may not include all of the information that may be important to you. We urge you to read carefully this entire proxy statement, including the annexed documents and the other documents we refer to and incorporate by reference in this proxy statement.

Q:          What matters will I be asked to vote on at the special meeting?

A:          You will be asked to vote upon the following proposals:
•	The approval of the merger agreement, which provides for the merger of Manatron Merger Sub, Inc. with and into Manatron;

•

The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

•	Such other business as may properly come before the special meeting.

Q:          What will happen to Manatron as a result of the merger?

A:          Manatron will continue its operations as a privately-held company directly owned by Parent, which is an indirect wholly-owned subsidiary of an affiliate of TCB. After the merger, Manatron will be controlled by TCB. Our common stock will no longer be publicly traded, and we will no longer file periodic and other reports with the Securities and Exchange Commission ("SEC") with respect to our common stock or proxy or information statements with respect to shareholders' meetings.

Q:          What will I receive for my Manatron common stock if the merger is completed?

A:          If the merger is completed, you will no longer own shares of Manatron common stock. If the merger is completed, each share of your Manatron common stock will be converted into the right to receive $12.00 in cash, without interest, and less any applicable withholding tax.

Q:          What will happen to my stock options in the merger?

A:          Immediately prior to the effective time of the merger, all outstanding options to acquire Manatron common stock will accelerate and become fully vested. Upon the completion of the merger, any options having an exercise price equal to or greater than $12.00 per share will be cancelled without payment and any options having an exercise price less than $12.00 per share will entitle the holder thereof to receive an amount in cash, without interest, less applicable withholding taxes, equal to the product of (i) the total number of shares of Manatron common stock subject to the option, multiplied by (ii) the excess of $12.00 over the exercise price per share of Manatron common stock underlying such option, which cash amount we refer to as the "option consideration." All of the Company's equity incentive plans will be terminated upon the completion of the merger.

Q:          What will happen to my restricted shares of Manatron common stock in the merger?

A:          If any shares of your restricted common stock outstanding immediately prior to the effective time of the merger are unvested or subject to a repurchase option, then, effective immediately prior to the completion of the merger, any such share of restricted common stock will accelerate and become fully vested and any repurchase option will lapse. Thereafter, each such share will be converted into the right to receive $12.00 in cash, without interest, less applicable withholding taxes.

Q:          How does Manatron's board of directors recommend that I vote on the merger?

A:          Our board of directors unanimously approved the merger agreement and related documents and determined that the merger, on the terms and conditions set forth in the merger agreement, is fair to, advisable and in the best interests of our shareholders. The board of directors recommends that you vote "FOR" the approval of the merger agreement.

Q:          Do any members of the board of directors or management of Manatron have financial interests in the merger that may be different from my interests as a shareholder?

A:          Yes, some of our directors and officers have financial interests in the merger that may be different from, or in addition to, the interests that apply to our shareholders generally, including the following:
•

All outstanding options to purchase Manatron common stock, including those held by our directors and executive officers will accelerate and become fully vested immediately prior to the completion of the merger, and in the case of any options having an exercise price less than $12.00 per share, will entitle the holder thereof to receive the option consideration;

•

All outstanding shares of restricted Manatron common stock, including those held by our directors and executive officers, will accelerate and become fully vested immediately prior to the completion of the merger, and any repurchase option will lapse, after which each such share will be converted into the right to receive $12.00 in cash, without interest, less applicable withholding taxes;

•

Pursuant to the terms of existing employment agreements with us Messrs. Sylvester, Peat and Ms. Inosencio will be entitled to certain other severance benefits, upon the completion of the merger and the termination of his or her employment as an officer after the merger;

•	Mr. Sylvester will also receive a one-time change-in-control payment of approximately $180,000 payable within 10 days of the consummation of the merger;

•	We expect that each of Messrs. McKinzie, Stephens and Ulanski and Ms. Gephart will remain officers of the surviving corporation under the terms of their existing employment agreements with Manatron;

•

Subsequent to the completion of the merger, Messrs. McKinzie, Stephens and Ulanski and Ms. Gephart will be entitled to invest, on the same terms as the other investors, in shares of the capital stock of Manatron Holdings, Inc. from his or her proceeds from the merger. However, these amounts have not been specifically determined and will not be determined prior to the completion of the merger; and

•

As the surviving corporation, Manatron is required after completion of the merger to maintain certain indemnification and insurance policies applicable to the existing directors and executive officers of the Company.

See "The Merger-Financial Interests of Certain Persons in the Merger" beginning on page 29.

Q:          What are Manatron Intermediate Holdings, Inc. and Manatron Merger Sub, Inc.?

A:          Manatron Merger Sub, Inc. was incorporated in Michigan on January 8, 2008 solely for the purpose of completing the merger and related transactions. Manatron Intermediate Holdings, Inc. or Parent, is the sole shareholder of Manatron Merger Sub, Inc., and was incorporated in Delaware on January 7, 2008 solely for the purpose of completing the merger and related transactions.

Q:          How will Manatron Merger Sub, Inc. and Parent pay the merger consideration?

A:          Manatron Merger Sub, Inc. and Parent will pay the merger consideration from the proceeds of equity investments in Manatron Holdings, Inc., the sole stockholder of Parent, to be made by the investors, in connection with the merger. In addition, debt financing arrangements to be entered into in connection with the merger, will be used to fund payment of a portion of the merger consideration and to fund the business and operations of Manatron after the merger. For more information about the financing of the merger, see "The Merger-Source of Funds" beginning on page 28.

Q:          When do you expect the merger to be completed?

A:          We are working to complete the merger as quickly as possible, and we anticipate that it will be completed in Manatron's fourth quarter of fiscal 2008, which ends April 30, 2008. In order to complete the merger, we must obtain shareholder approval, and the other closing conditions under the merger agreement must be satisfied or waived. See "Proposal No. 1-The Merger Agreement-Conditions to the Merger" beginning on page 51 and "The Merger Agreement-Effective Time" beginning on page 41.

Q:          What are the conditions to the completion of the merger?

A:          The completion of the merger is subject to a number of conditions, including, among others:
•	approval of the merger agreement by the holders of a majority of the outstanding shares of our common stock;

•	the absence of any law or order that prevents or prohibits completion of the merger;

•	the receipt from all governmental authorities of all material consents, approvals and authorizations required in order to complete the merger;

•	the expiration or termination of the applicable waiting period under the HSR Act;

•

the purchase by Parent or the surviving corporation of a directors' and officers' insurance policy that provides coverage for acts on omissions of the Company's existing directors and officers occurring prior to the effective time of the merger;

•	the accuracy of the representations and warranties made by the Company, Parent and Manatron Merger Sub, Inc. in the merger agreement, subject to specified materiality thresholds;

•	the performance, in all material respects, by the company, Parent and Manatron Merger Sub, Inc. of the covenants and agreements in the merger agreement;

•	the absence of any occurrence that has had a material adverse effect on us;

•	the delivery of specified certifications;

•

Our fully-diluted share count is equal to or less than 5,110,374 shares (including restricted stock) plus the number of shares issued upon the exercise of company stock options outstanding as of the date of the merger agreement, which number shall not exceed 851,300;

•	the delivery by us to Parent of payoff letters with respect to all our indebtedness and the release of all encumbrances securing such indebtedness;

•	the absence of contingent or off-balance sheet liabilities by us and our subsidiaries; and

•	the filing with the SEC of all reports required to be filed with the SEC prior to effective time of the merger.

If all of these conditions are not either satisfied or waived, the merger will not be completed even if our shareholders vote to adopt the merger agreement. See "Proposal No. 1-The Merger Agreement-Conditions to the Merger" beginning on page 51.

Q:          Will I owe any U.S. federal income tax as a result of the merger?

A:          Generally, the exchange of your shares for cash pursuant to the merger will be taxable for U.S. federal income tax purposes. You will recognize taxable gain or loss in the amount equal to the difference between $12.00 per share that you receive and your adjusted tax basis for each share of Manatron common stock that you own. For further information about the U.S. federal income tax consequences of the merger, see "The Merger-Material U.S. Federal Income Tax Consequences" beginning on page 33.

Q:          When and where is the special meeting?

A:          The special meeting will be held on Friday, March 28, 2008, at 10:00 a.m., local time, at Western Michigan University's Fetzer Center in Kalamazoo, Michigan.

Q:          Who can vote on the merger agreement?

A:          Holders of our common stock at the close of business on February 14, 2008, the record date for the special meeting, may vote in person or by proxy on the merger agreement at the special meeting.

Q:          What vote of shareholders is required to adopt the merger agreement?

A:          In order to complete the merger, shareholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote "FOR" the approval of the merger agreement.

Q:          What vote of shareholders is required for the proposal to adjourn the meeting?

A:          The proposal to adjourn the meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the shares present and entitled to vote on the matter at the special meeting.

Q:          Are any shareholders required to vote in favor of adopting the merger agreement?

A:          Yes. Under the terms of voting agreements entered into in connection with the merger agreement, each of Randall L. Peat, our Co-Chairman; Paul R. Sylvester, our Chief Executive Officer and Co-Chairman; G. William McKinzie, our President and Chief Operating Officer; Krista L. Inosencio, our Chief Financial Officer; Mary N. Gephart, our Vice President of Human Resources and Administration; Early L. Stephens, our Chief Technology and Marketing Officer; Marty A. Ulanski, our Executive Vice President of Sales and Business Development; Kurt J. Wagner, President of ASIX Inc.; and all of the Company's directors are required to vote in favor of the merger. As of the record date, the voting agreements executed by the above directors and executive officers cover an aggregate of 1,050,745 shares of Manatron common stock, representing approximately 20.5% of the shares of our common stock entitled to vote upon the adoption of the merger agreement.

Q:          What does it mean if I receive more than one proxy card?

A:          If you have shares of our common stock that are registered differently and are in more than one account, you may receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:          How do I vote without attending the special meeting?

A:          If you hold shares in your name as the shareholder of record, then you received this proxy statement and a proxy card from us. If you hold shares in street name through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee's form of proxy card which includes voting instructions. In either case, you may submit a proxy for your shares by mail as indicated in the proxy without attending the special meeting. To submit a proxy by mail, mark, sign and date the proxy card and return it to the Company in the postage-paid envelope provided.

Q:          How do I vote in person at the special meeting?

A:          If you hold shares in your name as the shareholder of record, you may vote those shares in person at the special meeting by giving us a signed proxy card or ballot before voting is closed. If you intend to vote in person, please bring proof of identification with you. Even if you plan to attend the special meeting, we recommend that you submit a proxy for your shares in advance as described above, so your vote will be counted even if you later decide not to attend. If you hold shares in street name through a broker, bank or other nominee, you may vote those shares in person at the special meeting only if you obtain and bring with you a signed proxy from the necessary nominee giving you the right to vote the shares. To do this, you should contact your nominee.

Q:          Can I change my vote?

A:          After you submit a proxy for your shares by mail you may change your vote at any time before voting is closed at the special meeting. If you hold shares in your name as the shareholder of record, you should write to our Corporate Secretary at our principal offices, 510 East Milham Avenue, Portage, Michigan 49002, stating that you want to revoke your proxy and that you need another proxy card. If you hold your shares in street name through a broker, bank or other nominee, you should contact the nominee and ask for a new proxy card. If you attend the special meeting, you may vote by proxy or ballot as described above, which will cancel your previous vote. Your last vote before voting is closed at the special meeting is the vote that will be counted.

Q:          What happens if I do not respond?

A:          For purposes of the proposal to adopt the merger agreement, the failure to respond by returning your proxy card will have the same effect as voting against the merger agreement unless you vote for the merger agreement in person at the special meeting. For purposes of any proposal to adjourn the meeting, if necessary, to solicit proxies, the failure to respond by returning your proxy card will not count as a vote entitled to be cast on the proposal but if the failure to respond causes your shares to be deemed to be a broker non-vote, your shares will count for determining whether a quorum is present.

Q:          What is a quorum?

A:          A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the special meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:          If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:          Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted.

Q:          How are votes counted?

A:          For the proposal relating to the adoption of the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal relating to adoption of the merger agreement, but will count for the purpose of determining whether a quorum is present. If you ABSTAIN, it has the same effect as if you vote AGAINST the adoption of the merger agreement.

          For the proposal to adjourn the meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal to adjourn the meeting, if necessary, to solicit additional proxies, but will count for the purpose of determining whether a quorum is present. If you sign your proxy card without indicating your vote, your shares will be voted "FOR" the adoption of the merger agreement, "FOR" adjournment of the meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the meeting for a vote.

          A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present. Broker non-votes will have the same effect as a vote against the adoption of the merger agreement.

Q:          Who will bear the cost of this solicitation?

A:          We will pay the cost of this solicitation, which will be made primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile, Internet or similar means, by our directors, officers or employees without additional compensation. We will, on request, reimburse shareholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record.

Q:          Should I send in my stock certificates now?

A:          No. If the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange Manatron stock certificates for the merger consideration to which you are entitled as a result of the merger. If your shares are held in "street name" by your broker, you will receive instructions from your broker as to how to effect the surrender of your "street name" shares and receive cash for those shares. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:          Am I entitled to Dissenters' or Appraisal Rights?

A          No. As a holder of our common stock, you are not entitled to appraisal rights under the Michigan Business Corporation Act.

Q:          Who can help answer my other questions?

A:          The information provided above in the summary term sheet and in the "question and answer" format is for your convenience only and is merely a summary of the information contained in this proxy statement. You should carefully read this entire proxy statement, including the documents annexed to this proxy statement and the documents we refer to or incorporate by reference in this proxy statement. If you have more questions about the special meeting or the merger, you should send inquiries to Paul R. Sylvester, our Co-Chairman and Chief Executive Officer, at paul.sylvester@manatron.com, or to Krista L. Inosencio, our Chief Financial Officer, at krista.inosencio@manatron.com, or to any of these individuals by telephone at (269) 567-2900.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This proxy statement contains forward-looking statements about our plans, objectives, expectations and intentions. You can identify these statements by words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," "may," "will," and "continue" or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known or unknown risks over which we have no control, including, without limitation:
•	the requirement that our shareholders approve the merger agreement with Manatron Merger Sub, Inc. and Parent;

•	failure to satisfy the conditions to the merger;

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally, including our ability to retain key employees; and

•	other risks detailed in our current filings with the SEC, including our Annual Report on Form 10-K for the year ended April 30, 2007.

          You should not place any undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and you should not assume that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ from those anticipated in forward-looking statements, except as required by law.

THE MERGER

Background of the Merger

          On April 26, 2006, in response to unsatisfactory financial results for fiscal 2006, which ended on April 30, 2006, the Company initiated and disclosed a significant cost restructuring, which resulted in the elimination of 62 positions. Shortly thereafter, the Company instituted a 3-Year Operating Plan, which includes among other things, (i) plans to achieve, maintain and increase profitability, (ii) plans to manage and retain the Company's key subject matter resources, (iii) plans to increase the Company's recurring software maintenance revenue, (iv) plans to continue investing in the Company's GRM® suite of software for the delivery of current key projects and entry into the California market, (v) plans to continue investing in the Company's core markets, (vi) plans to pursue and complete strategic acquisitions and (vi) plans to maximize Manatron's share price over the next 36-month time horizon (beginning May 1, 2006), including the consideration of a possible sale under the right circumstances.

          On December 12, 2006, Mr. McKinzie updated the board of directors on the year-to-date profit and loss, talent management, competition, product development and deployment, sales and marketing, and operations risk assessment consistent with the 3-Year Operating Plan.

          On December 14, 2006, the Company received a non-binding offer from Constellation Software Inc. ("Constellation") to purchase the outstanding shares of the Company for $9 per fully diluted share, subject to a number of conditions. The non-binding offer was disclosed by Constellation in a Form 13D/A filed with the SEC on December 14, 2006.

          On December 20, 2006, the Company's board of directors held a special meeting to discuss Constellation's offer. After a presentation by Mr. Sylvester to the board regarding Manatron's history with Constellation and Mark Leonard, Constellation's President and Chief Executive Officer, and an in-depth discussion on the offer, the board of directors unanimously voted to reject the unsolicited offer.

          On December 21, 2006, the Company issued a press release announcing the rejection of Constellation's unsolicited offer and subsequently filed a Form 8-K disclosing the press release and correspondence from Mr. Sylvester to Mr. Leonard rejecting Constellation's offer.

          On March 2, 2007, the Company received another unsolicited acquisition proposal from Constellation to purchase the outstanding shares of the Company for $10 per fully diluted share, subject to the same conditions contained in the first proposal. The non-binding offer was disclosed by Constellation in a Form 13D/A filed with the SEC on March 5, 2007.

          On March 8, 2007, the Company's board of directors held a special meeting to consider Constellation's offer of $10 per share. After discussion, the board of directors once again unanimously concluded that it would not be in the best interests of the Company, the Company's shareholders or other stakeholders to pursue a transaction with Constellation at $10 per fully diluted share.

          On March 8, 2007, a third party referred to as Candidate B sent a confidential letter to Mr. Sylvester indicating that it understood Constellation submitted two non-binding offers to purchase Manatron's outstanding shares of stock at $9.00 and $10.00 per share, respectively. Candidate B's letter informed the Company that Candidate B had an interest in possibly acquiring the Company in the range of $10.00 per share, if the Company was interested in pursuing discussions. Mr. Sylvester advised Candidate B that it was the Company's present intention to continue its current strategy, but stated that the board would give serious consideration to any offers or indications of interest that were fair and reasonable based upon current industry standards.

          On March 12, 2007 Manatron filed a Form 8-K, which disclosed its third quarter financial results for its fiscal year 2007 and disclosed the Company's rejection letter from Mr. Sylvester to Mr. Symons, Constellations' Chief Financial Officer.

          On June 5, 2007, the board of directors discussed the process of positioning Manatron for a possible eventual sale and reviewed an initial draft of an Information Memorandum prepared for possible potential acquirers of Manatron. The board of directors also discussed potential acquirers.

          On August 1, 2007, the Company completed the purchase of substantially all of the assets of Sigma Systems Technology, Inc. for approximately $1.3 million in cash. Additionally, on August 31, 2007, the Company purchased substantially all of the assets of Hart InterCivic, Inc.'s Records Management Solutions business. Both of these acquisitions were consistent with the Company's 3-year Operating Plan mentioned above.

          On August 8, 2007, Mr. Sylvester participated in a conference call with Anne Zimmerman, an Associate of TCB, Holden Spaht, a Principal of TCB, and Scott Crabill, a Partner of TCB. The purpose of the meeting was to provide an introduction and overview of Manatron to TCB, which included the Company's strategy for future growth in revenues, EBITDA and shareholder value. During that meeting, Mr. Sylvester also received a brief introduction and overview of TCB.

          On September 11, 2007, Manatron filed a Form 8-K, which included its first quarter financial results for fiscal 2008. Later on September 11, 2007, Manatron conducted a public earnings call.

          On September 12, 2007, Mr. Sylvester emailed Manatron's financial results for the first quarter ended July 31, 2007 and the earnings call transcript to Mr. Spaht.

          On September 13, 2007, Mr. Sylvester met with Messrs. Spaht and Crabill at TCB's Chicago office to conduct a more thorough meeting about Manatron, its future growth plans and to review in more detail TCB's investment strategy. In that meeting, TCB articulated its "buy and build" strategy of consolidation investing and presented its idea and interest in acquiring Manatron. Mr. Sylvester explained that although it was the Company's present intention to continue its current growth strategy, the board, consistent with its fiduciary duties, would give serious consideration to any offers or indications of interest that were fair and reasonable based upon current industry standards.

          Following the September 13, 2007 meeting, Messrs. Sylvester and Spaht had several telephone conversations regarding questions Mr. Spaht had about the Company.

          On October 4, 2007, Mr. Sylvester met with Candidate B. Mr. Sylvester advised Candidate B that it was the Company's present intention to continue its current long-term strategy, which it believed to be in the best interest of maximizing shareholder value. At the meeting, Candidate B indicated that it was prepared to offer $11.70 per share for the Company's outstanding common stock subject to the completion of reasonable due diligence.

          On October 10, 2007, Mr. Sylvester sent Mr. Spaht a copy of the Company's Annual Shareholder Meeting Presentation.

          On October 11, 2007 the board held a special meeting to consider Candidate B's proposal. At the meeting Mr. Sylvester presented Candidate B's Indication of Interest and also informed the board that he believed TCB was going to present an offer soon. The board felt Candidate B's proposal was compelling and, as a result, asked Mr. McKinzie to update the Company's 3-Year Operating Plan so that they could adequately study the Company's strategic alternatives.

          On October 11, 2007 the Company held its Annual Shareholder Meeting in Kalamazoo, Michigan.

          Later on October 11, 2007, Mr. Sylvester informed Candidate B that the board was interested in its proposal, but felt that it first needed to have another review of the Company's future operating and strategic plans before it concluded whether to move forward with the proposal.

          On October 16, 2007, Mr. Sylvester had a lengthy telephone conversation with Messrs. Spaht and Crabill and Ms. Zimmerman regarding the Company's stock plans, diluted share count, recurring revenue, backlog, revenue run rate, margins, pipeline and leadership team.

          On the afternoon of October 16, 2007, TCB submitted a non-binding proposal to acquire 100% of the Company's outstanding stock at $10.75 per diluted share in cash.

          Mr. Sylvester initially shared TCB's proposal with Ms. Inosencio, the Company's Chief Financial Officer, and Mr. Waterbury of Warner Norcross & Judd LLP, the Company's legal counsel and a member of the Company's board of directors. This proposal was later shared with Mr. McKinzie and all the members of the board of directors.

          On October 17, 2007, Mr. Sylvester explained to TCB that he did not believe the board of directors would be excited about the proposal given that it had formally rejected two unsolicited offers from Constellation within the last year for $9.00 and $10.00 per share, respectively. Mr. Sylvester pointed out that the $10.75 proposal by TCB was only marginally better than the offer from Constellation in March of 2007 and since that time the Company had posted two profitable quarters, completed the Hart InterCivic and Sigma Systems Technology acquisitions and put significant efforts into its GRM® product suite. Mr. Spaht indicated that TCB was still very interested and stated that it could perhaps increase its valuation if it was allowed to perform some preliminary due diligence and meet the Manatron executive leadership team.

          During the week of October 22, 2007, Mr. Sylvester introduced Messrs. Spaht and Crabill and Ms. Zimmerman to Messrs. McKinzie, Stephens and Ulanski at the Company's Annual User's Conference in Tucson, Arizona. At that conference, Messrs. Spaht and Crabill and Ms. Zimmerman were able to talk to a number of Manatron's clients that attended the conference.

          On October 25, 2007, TCB and Manatron entered into a Non-Disclosure Agreement and TCB met or had telephone conversations with Messrs. Sylvester, McKinzie, Stephens and Ulanski and Ms. Inosencio.

          On October 30, 2007 a special meeting of the board of directors was held to formally review TCB's proposal. In that meeting the board of directors rejected TCB's proposal and authorized Mr. Sylvester to respond accordingly to TCB. The board also discussed the proposal from Candidate B and authorized Mr. Sylvester to continue discussions with Candidate B and move forward with consideration of its proposal.

          On the evening of October 30, 2007, Mr. Sylvester contacted Candidate B and scheduled a meeting between the Company and Candidate B in Reno, Nevada for November 6, 2007. The purpose of that meeting was to introduce Candidate B to certain members of the Company's executive leadership team and to discuss the proposed transaction in more detail.

          On October 30, 2007 after the Board meeting, Mr. Sylvester sent an email, fax and letter to Mr. Crabill at TCB thanking him for TCB's interest in the Company and its non-binding offer of $10.75 per share. In that letter, Mr. Sylvester explained that the board believed the Company had a solid strategy and an exciting opportunity to continue to build value for its shareholders and that the board believed that the transaction, and in particular the valuation proposed in TCB's letter was not currently in the best interests of Manatron, its shareholders or other stakeholders. The letter stated that the board did, however, believe it is worth exploring whether a mutually agreeable valuation could be arrived at and asked Mr. Sylvester to continue discussions with TCB on a confidential basis as the Company was currently fully engaged in executing its operating plans to create additional shareholder value.

          On October 31, 2007, Mr. Sylvester forwarded Mr. Spaht a projected income statement through April 30, 2011 and began to coordinate another in-person meeting with Mr. McKinzie, Mr. Ulanski, Mr. Stephens and Kurt Wagner, the Company's President of its ASIX subsidiary. The meeting was scheduled to be held in Reno, Nevada on Wednesday, November 7, 2007.

          Also on October 31, 2007, Candidate B provided Manatron a due diligence list that it requested be answered by the Company at the Reno, Nevada meeting on November 6, 2007.

          On November 6, 2007 members of Manatron's executive leadership team met with representatives of Candidate B in Reno, Nevada. At that meeting, a Non-Disclosure Agreement between the two parties was signed. The executive leadership team answered Candidate B's oral due diligence questions. At the conclusion of the meeting, Mr. Sylvester advised Candidate B that a third party was interested in acquiring Manatron and asked if Candidate B could increase its valuation offer, which Candidate B responded that it had no intent on increasing its valuation.

          On November 6, 2007 in advance of the November 7, 2007 meeting, Mr. Spaht sent an email to Mr. Sylvester which contained a revised non-binding proposal from TCB to acquire 100% of the Company's outstanding stock at $11.50 per diluted share in cash.

          On November 7, 2007 Messrs. Sylvester, McKinzie, Wagner, Stephens and Ulanski met with Messrs. Spaht and Crabill and Ms. Zimmerman of TCB. TCB's $11.50 offer was not discussed at the meeting. Instead the meeting involved TCB interviewing the Manatron executives concerning Manatron's business.

          Following the meeting, Mr. Sylvester explained to Mr. Spaht that while Manatron appreciated TCB's continued interest in the Company, the Company would not be able to approve its proposed transaction since it had a serious expression of interest from another party at a higher amount.

          On November 12, 2007, following more dialogue with Mr. Sylvester and Ms. Inosencio, Mr. Spaht sent an email to Mr. Sylvester that contained a revised non-binding proposal to acquire 100% of the Company's outstanding stock at $12.25 per diluted share in cash.

          Also on November 12, 2007, Mr. Sylvester received a written Indication of Interest from Candidate B at $11.70 per share.

          On November 13, 2007, a special meeting of the Board was held to discuss the latest proposals from TCB and Candidate B. Mr. Sylvester conveyed to the board that he did not believe that Candidate B would raise its $11.70 offer. After discussing the Company's strategic alternatives and after once again reviewing the board's fiduciary duties with legal counsel, the board approved TCB's proposal provided that TCB's proposed termination fee was lowered to $2 million and that a $250,000 cap was put on the expense reimbursement provision.

          On November 14, 2007, Mr. Sylvester, on behalf of Manatron, signed a letter of intent with TCB. The letter of intent provided that TCB would purchase all of Manatron's outstanding common stock at $12.25 per share. The letter of intent provided TCB exclusivity and contemplated a $2 million termination fee and expense reimbursement up to $250,000 if the transaction was not consummated under certain circumstances.

          On November 16, 2007, Mr. Sylvester communicated to Candidate B by e-mail that the Company had more than one option to consider for its future course of action and while the Company appreciated its interest in Manatron and believed that a combination of the two parties would offer a number of advantages for the Company's shareholders, the board did not feel that its proposed transaction was in the best interest of the Company's shareholders. Accordingly, the Company respectfully declined Candidate B's proposal at that time.

          Following the board's adoption of the letter of intent with TCB, TCB immediately started its due diligence process, which was originally anticipated to be completed in approximately 30 days.

          On November 28, 2007, Kirkland & Ellis LLP, legal counsel to TCB, provided Warner Norcross & Judd LLP, legal counsel to Manatron, with a first draft of the merger agreement and related documents.

          On November 30, 2007, Mr. Sylvester called Douglas Hopek, a Vice President at First Analysis Securities Corporation, and requested a proposal from FASC to render an opinion as to the fairness from a financial point-of-view to shareholders of common stock of Manatron of the merger consideration to be received, to the board of directors.

          On December 6, 2007, the board of directors held a regular meeting to review the second quarter financial results. At that meeting, Mr. Sylvester updated the board on the status of TCB's due diligence and was also given the authority to hire FASC to provide a Fairness Opinion to the board.

          On December 12, 2007, the Company engaged FASC to provide a Fairness Opinion to the board of directors, from a financial point-of-view to shareholders of common stock of Manatron, with respect to the contemplated transaction with TCB. Mr. Sylvester has had many meetings with representatives of FASC since his first introductory meeting on July 5, 2002, but FASC has not provided active equity research coverage or actively made a market in Manatron stock, nor has it rendered investment banking services or received any compensation from Manatron prior to its engagement to provide a Fairness Opinion to Manatron's board of directors.

          Between December 12, 2007 and January 11, 2008, TCB, Wells Fargo and Kirkland & Ellis LLP performed their due diligence. During this time, the two parties and their representatives negotiated the merger agreement and related documents.

          On December 14, 2007, the Company filed a Form 10-Q with the SEC for its Second Quarter of fiscal 2008.

          On the evening of January 11, 2008, Mr. Spaht called Messrs. McKinzie and Sylvester to inform them that he had authority to sign the definitive agreement on January 14, 2008 at $12.00 per share. Mr. Spaht indicated that the $0.25 reduction in purchase price was warranted because of the state of the economy and in particular the crisis in the financial and credit markets. Mr. Sylvester advised the other board members of the reduced price that evening and called a special meeting of the board for Saturday, January 12, 2008.

          On Saturday January 12, 2008, the board of directors conducted a special meeting via telephone to discuss the Company's options. After much deliberation, the board concluded that it was still in the best interest of the Company's shareholders to proceed with the transaction at the reduced amount of $12.00 per share. No formal action was taken on the Saturday telephonic meeting.

          On Monday January 14, 2008, the board met and discussed the negotiated merger agreement. Mr. Waterbury reviewed the material terms of the merger agreement, including the provisions enabling the board to accept a superior proposal, if one should be presented after signing the merger agreement, and terminate the agreement upon the payment of a termination fee. Mr. Waterbury also described the board's fiduciary duties in the context of considering the proposed offer and noted that the board had previously discussed its fiduciary obligations on a number of prior occasions.

          FASC then delivered its fairness opinion orally to the board of directors, which was confirmed subsequently in writing, that, as of January 14, 2008, and based upon and subject to the assumptions, qualifications and limitations to its opinion, the merger consideration of $12.00 per share to be received by the holders of shares of Manatron common stock pursuant to the merger agreement is fair from a financial point of view.

          The board of directors then unanimously adopted the merger agreement and related documents, and determined to recommend that our shareholders approve the merger agreement, and authorized Mr. Sylvester to execute the documents on behalf of the Company.

          The merger agreement and related documents were executed and delivered by Mr. Sylvester on the afternoon of January 14, 2008, Manatron contacted NASDAQ that afternoon as well, and Manatron issued a press release prior to the opening of the stock market on January 15, 2008.

          Beginning shortly thereafter and continuing through January, the Company began preparing the preliminary proxy statement to be filed with the SEC in connection with the merger.

          On January 23, 2008, both TCB and Manatron delivered HSR filings to the Federal Trade Commission and the Antitrust Division of the Department of Justice in accordance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          On January 29, the Company filed with the SEC its preliminary proxy statement for the special meeting of shareholders to be held on March 28, 2008.

Recommendation of the Board of Directors

          Our board of directors has unanimously adopted the merger agreement and related documents, and determined that the merger, on the terms and conditions set forth in the merger agreement, is fair to, advisable and in the best interests of the Company and its shareholders. As described below under "Other Agreements-Voting Agreements," each of the Company's directors and executive officers has agreed to vote all shares of Manatron common stock that he or she currently holds and subsequently acquires in favor of the adoption of the merger agreement. Our board of directors considered a number of factors, as more fully described above under "The Merger-Background of the Merger" and below under "The Merger-Reasons for the Board's Recommendation," in determining to recommend that the shareholders adopt the merger agreement. Our board of directors recommends that you vote FOR the adoption of the merger agreement.

Reasons for the Board's Recommendation

          After careful consideration, the board of directors unanimously determined that the merger and the merger agreement are fair to, advisable and in the best interests of the Company and our shareholders. Our board of directors unanimously adopted the merger agreement and has recommended that our shareholders vote "FOR" the adoption of the merger agreement. In the course of reaching its decision to recommend that our shareholders vote "FOR" the approval of the merger agreement, our board of directors consulted with its financial and legal advisors, and reviewed a significant amount of information and considered a number of factors, including the following:
•

the $12.00 per share consideration to be received by our shareholders pursuant to the merger agreement, and the fact that shareholders will receive the merger consideration in cash, which provides certainty of value;

•

the merger is the result of intensive efforts by our board of directors over approximately the past 18 months to consider and pursue strategic alternatives, such as the execution of our 3-Year Operating Plan, the acquisition of other companies or product lines, a repurchase of our shares of common stock or the sale of the company to enhance shareholder value, and was more favorable than any other alternative reasonably available to us and our shareholders;

•

opinion of FASC, which is attached to this proxy statement as Annex B and which you should read carefully in its entirety, that, as of January 14, 2008, and subject to the various assumptions and limitations set forth in the opinion, the per share merger consideration to be received by the holders of our common stock was fair, from a financial point of view, to our shareholders;

•

the historical prices of our common stock, which have traded at an average closing price of $7.50 since April 30, 2002, an average of $7.96 during the two years prior to January 14, 2008, and a high closing price of $9.88 and a low closing price of $7.00 during the 52 weeks preceding January 14, 2008;

•

the fact that the $12.00 per share price to be paid pursuant to the merger represented a 38.6% premium to the average closing price of our common stock over the 30 day trading period prior to and including the date of the board's adoption of the merger agreement;

•

the possibility that if we remain as a publicly owned company, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the $12.00 per share cash price to be paid in the merger;

•

the fact that the merger agreement affords our board of directors flexibility to consider, evaluate and accept superior proposals in the period after signing and prior to shareholder approval of the merger agreement, as follows:

•

subject to compliance with the merger agreement, our board of directors is permitted to participate in discussions or negotiations with, and provide non-public information to, any person in response to an acquisition proposal if our board of directors determines in good faith, after consultation with and having considered the advice of its outside financial advisor or legal counsel, that such acquisition proposal is, or would be reasonably expected to lead to an acquisition proposal that is, more favorable to our shareholders than the merger or the transactions contemplated by the merger agreement;

•

subject to compliance with the merger agreement, our board of directors is permitted to change its recommendation to shareholders with respect to, or accept an alternative transaction that is, a superior proposal as defined in the merger agreement, upon the payment of a termination fee of $2 million and up to $250,000 of Parent's reasonable and accountable out-of-pocket expenses; and

•

subject to compliance with the merger agreement, our board of directors is permitted to change its recommendation to shareholders if the board of directors determines in good faith that it is required to take such action to comply with its fiduciary duties to our shareholders under applicable law and has given Parent three business days prior notice of its intention to take such action, upon the payment of a termination fee of $2 million and up to $250,000 of Parents' reasonable and accountable out-of-pocket expenses.

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historical, current and projected information concerning our business, financial performance and condition, operations, management and competitive position, including the sensitivities and uncertainties related thereto, and current industry, economic and market conditions, including our prospects if we were to remain an independent company;

•	the fact that Manatron Merger Sub, Inc. and Parent's obligation to complete the merger is not subject to any financing contingencies;

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the commitments for debt financing contained in the debt commitment letter and for equity financing by TCB and the investors contained in the equity commitment letter described below under "The Merger-Source of Funds," which the board believes reduce the risk that the merger will not be completed;

•

the fact that Mr. Sylvester's communications with other potential buyers during calendar 2007 did not yield any written proposals or any indications of interest at a price per share in excess of the $12.00 cash price to be paid in the merger;

•	the status and history of discussions with other potential bidders;

•

the board's knowledge of our business, financial condition, results of operations and prospects including our recent financial performance, and the board's belief that the merger is more favorable to our shareholders than any other alternative reasonably available to the Company and our shareholders, including remaining as a standalone public company;

•	the consideration to be received by our shareholders in the merger and a comparison of similar merger transactions;

•

the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable and were the product of extensive negotiations between the Company and its advisors and Parent and its advisors;

•

the fact that, pursuant to the terms of their voting agreements, all of the Company's directors and executive officers have agreed to vote all shares of Manatron common stock that they currently hold or subsequently acquire in favor of the approval of the merger agreement and the related transactions and any matter required to effect those transactions; and

•

the fact that, under the Business Corporation Act of the State of Michigan, the affirmative vote of a majority of the outstanding shares of Manatron common stock as of the close of business on the record date of February 14, 2008 is required to approve the merger agreement.

          The board also considered a variety of potentially negative factors concerning the merger agreement and the merger, including the following factors which are not listed in any relative order of importance:

•

the possibility that the merger might not be completed and the potential negative effect a public announcement of the merger might have on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel if the merger is not completed;

•	the fact that an all cash transaction would be taxable to our shareholders for U.S. federal income tax purposes;

•	the fact that our shareholders would not participate in any future earnings or growth of Manatron and will not benefit from any appreciation in value of Manatron;

•	the fact that certain of our directors and officers may have financial interests in the merger that are different from, or in addition to, the interests of our shareholders in general;

•	the restrictions under the merger agreement on the conduct of our business prior to the completion of the merger;

•	the risk that the merger might not be completed in a timely manner, or at all;

•	the risks and costs to us if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on our business relationships and clients;

•

the restrictions that the merger agreement imposes on our ability to actively solicit competing bids, and the fact that we would be obligated to pay a termination fee and expense reimbursement to Parent under certain circumstances, which could reduce the incentive for a third party to make a competing bid for us; and

•	declining to engage in a formal sale process may prevent us from receiving and evaluating alternative indications of interest.

          The foregoing discussion of the information and factors considered by the board is not intended to be exhaustive, but includes a number of the factors considered by the board. In view of the wide variety of factors considered by the board, the board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusion. In addition, individual members of the board gave different weight to different factors and viewed some factors more positively or negatively than others. By a unanimous vote, the board adopted the merger agreement and related documents and has recommended that our shareholders approve the merger agreement based upon the totality of the information presented to and considered by it.

Opinion of First Analysis Securities Corporation

          Pursuant to an engagement letter dated December 12, 2007, Manatron retained First Analysis Securities Corporation to render a fairness opinion to its board of directors in connection with the merger. At the special meeting of the board of directors held on January 14, 2008 to consider and adopt the merger agreement, FASC rendered its oral opinion to the board, which was subsequently confirmed in writing, that, as of January 11, 2008 and based upon and subject to the various considerations set forth in the opinion, the merger consideration to be received by Manatron's shareholders of common stock in the merger was fair, from a financial point of view, to Manatron's shareholders of common stock.

          Attached as Annex B to this proxy statement is the full text of FASC's written opinion dated January 14, 2008. This opinion sets forth the assumptions made, matters considered and limits on the review undertaken. Manatron's shareholders of common stock are urged to read the opinion in its entirety. FASC addressed its opinion to Manatron's board of directors. The opinion addressed only the merger consideration to be paid in the merger and is not a recommendation to any Manatron shareholder of common stock as to how that shareholder of common stock should vote at Manatron's special meeting to be held on March 28, 2008.

Manatron's board of directors did not limit FASC in any way in the investigations it made or the procedures it followed in giving its opinion. In arriving at its opinion, FASC among other things:
•

Reviewed the terms of the merger agreement, excluding the associated exhibits and schedules thereto, in the form of the draft received by FASC via electronic mail on January 12, 2008 from Manatron's management (which, for the purposes of the opinion, FASC assumed, with Manatron's permission, to be identical in all material respects to the agreement to be executed);

•	Reviewed the non-binding Letter of Intent executed by both Manatron and TCB on November 13, 2007;

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Reviewed Manatron's annual report and Form 10-K for the fiscal year ended April 30, 2007, including the audited financial statements included therein, the Definitive Proxy Statement and Notice of Annual Meeting of Shareholders of Manatron dated August 31, 2007, and Manatron's Forms 10-Q for the quarterly periods ended October 31, 2006, January 31, 2007, July 31, 2007 and October 31, 2007, including the unaudited financial statements included therein;

•	Reviewed the Rights Agreement, dated as of June 16, 2007, between Manatron, Inc. and Registrar and Transfer Company, filed as an exhibit with Form 8-A dated June 19, 2007;

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Reviewed the Financial Statements and Supplemental Schedule relating to Manatron's Employee Stock Ownership and Salary Deferral Plan for the years ended December 31, 2005 and 2006, as filed on Form 11-K dated April 27, 2007;

•	Reviewed Manatron's Bylaws (as amended through October 2007), filed as an exhibit on Form 8-K dated October 11, 2007;

•	Reviewed Manatron's Restated Articles of Incorporation as filed on May 13, 2004 with the Michigan Department of Consumer & Industry Services Bureau of Commercial Services;

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Reviewed the Employment Agreement, dated October 11, 2007, between Manatron and Paul R. Sylvester, which superseded the Employment Agreement between the same parties dated October 10, 1996, as amended, filed as an exhibit on Form 8-K dated October 11, 2007;

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Reviewed the letter of response, dated December 20, 2006, to Constellation, whereby Manatron rejected Constellation's unsolicited offer to acquire Manatron at a per share price of $9.00, as filed on Form 8-K on December 20, 2006;

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Reviewed the letter of response, dated March 12, 2007, to Constellation, whereby Manatron rejected Constellation's unsolicited offer to acquire Manatron at a per share price of $10.00, as filed on Form 8-K on March 12, 2007;

•	Reviewed Manatron's press releases from January, 2007 to present;

•	Reviewed Manatron's Form 8-K filings from January, 2007 to present;

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Reviewed certain internal financial and operating information, provided to FASC by Manatron's management, including financial forecasts and projections for the fiscal years ending April 30, 2008 through April 30, 2011, relating to the business, earnings, cash flow, assets and prospects of Manatron;

•	Conducted discussions with members of the management of Manatron concerning the operations, business strategy, financial performance and prospects for Manatron;

•	Discussed with the management of Manatron its view of the strategic rationale for the merger;

•	Noted Manatron's lack of significant revenue growth and consistent historical financial profitability;

•	Noted management's assessment of efforts with respect to compliance with Sarbanes-Oxley and that Manatron is not yet fully, and certifiably, compliant for 2009 requirements;

•	Reviewed the historical market prices and trading activity of the common stock of Manatron;

•	Compared the results of Manatron with that of certain public companies, which FASC deemed to be reasonably comparable to Manatron;

•	Compared the financial terms of the merger with the financial terms of certain other precedent mergers and acquisitions of companies FASC deemed to be comparable to Manatron;

•	Compared the premiums paid of certain other precedent mergers and acquisitions of publicly traded companies FASC deemed to be comparable to Manatron;

•	Performed a discounted cash flow analysis of the projected free cash flows of Manatron on a stand-alone basis, based on projections provided, and agreed to, by Manatron's management;

•	Noted that the offered per share Manatron price was near the average per share price in all scenarios;

•	Noted that the offered per share Manatron price was above the 52-week high closing prices for Manatron;

•	Noted that there were 17 days during the prior 52 weeks in which NASDAQ reported 0 share trading volume of Manatron stock; and

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Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as FASC deemed appropriate for purposes of the opinion, including FASC's assessment of general economic, market, industry, competitive, monetary and other conditions.

          FASC relied upon and assumed, without responsibility for independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to FASC by Manatron or otherwise reviewed by FASC. FASC is not responsible or liable for that information or its accuracy. FASC has not conducted any valuation or appraisal of any assets or liabilities of Manatron, nor have any valuations or appraisals been provided to FASC. In relying on financial analyses and forecasts provided to it, FASC has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Manatron to which those analyses or forecasts relate. FASC has also assumed that the transaction will have the tax consequences as outlined in its opinion to Manatron's board of directors and that the parties will complete the transaction and other transactions contemplated by the merger agreement as described in the merger agreement. FASC relied as to all legal matters relevant to rendering its opinion upon the advice of its independent counsel.

          The management of Manatron prepared the projections furnished to FASC for Manatron. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Manatron, including, but not limited to, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in the projections.

          As is customary in the rendering of fairness opinions, FASC based its opinion on general economic, market, industry, competitive, monetary and other conditions as in effect on, and the information made available to FASC as of, the date of its opinion. Subsequent developments may affect FASC's opinion, and FASC does not have any obligation to update, revise or reaffirm its opinion.

          In preparing and rendering its opinion, in line with instructions from Manatron's management, FASC did not undertake the following:
•	Make any recommendation as to the course of action undertaken, or to be undertaken, by Manatron's board of directors and management with respect to voting on the merger;

•	Participate in any facet of negotiations with TCB's business principals as to the economics and structure of the contemplated merger;

•	Participate in any facet of discussions or negotiations with any other potential acquiror who expressed either a verbal and/or written proposal to acquire, or merge with, Manatron;

•	Approach any other potential acquirors to explore additional third-party interest in a potential acquisition of, or merger with, Manatron;

•	Review or advise on the financial and business prospects, including profitability, of Manatron going forward;

•	Review or analyze the potential tax implications to any shareholder of Manatron;

•	Advise Manatron with respect to any prior acquisitions or capital transactions;

•

Express an opinion as to the value or fairness of compensation or merger consideration to Manatron's management or insiders to be received in connection with the contemplated merger, including without limitation, versus the value or fairness of compensation or merger consideration to Manatron's non-management and non-inside shareholders to be received in the contemplated merger;

•	Review any documentation pertaining to Manatron's past and present option plans, restricted stock plans, Employee Stock Ownership Plan, or Supplemental Executive Retirement Plan;

•	Review any other employment agreements except such agreement, as amended, with Mr. Sylvester, filed as an exhibit on Form 8-K on October 11, 2007;

•	Review any other proposals relating to an acquisition of, or merger with, Manatron by a third party;

•	Review any additional merger-related documents.

          In accordance with customary investment banking practice, FASC employed generally accepted valuation methods in reaching its opinion. FASC also reviewed its opinion in draft form with, and received approval from, its internal Fairness Opinion Review Committee prior to delivery of the opinion to Manatron's board of directors. The following is a summary of the material financial analyses that FASC utilized in providing its opinion, and to the extent that it is based on market data, is based on market data as it existed at January 11, 2008, and is not necessarily indicative of current market conditions.

Summary of Analyses

          Implied Transaction Multiples and Premiums Analysis. FASC calculated the implied equity value of Manatron that will be paid in the merger to be $65.8 million by multiplying the offer price per share equal to $12.00 cash for Manatron's common stock by the total number of shares outstanding, utilizing the treasury method, including net shares issuable upon the exercise of stock options and warrants. FASC then calculated the implied enterprise value of Manatron as a result of the merger to be $67.4 million by adding debt and subtracting cash and equivalents, both of which were pro forma amounts to be outstanding at January 31, 2008, to the implied equity value. For all calculations necessitating fully diluted shares outstanding, FASC utilized a fixed amount of shares outstanding based on a treasury method calculation at the $12.00 cash per share offered price.

          Using the implied enterprise value of $67.4 million, implied equity value of $65.8 million and offered per share price of $12.00 cash per common share, FASC calculated the following implied Enterprise Value multiples of the latest twelve months ("LTM") revenue, run rate revenue (calculated by multiplying the revenue amount for the quarter ended October 31, 2007 by four), projected calendar year 2008 revenue (calculated based on quarterly projections provided by Manatron's management for the four consecutive quarters beginning February 1, 2008 through the quarter ending January 31, 2009), LTM EBITDA (defined as earnings before interest, taxes, depreciation and amortization) and projected calendar year 2008 EBITDA (calculated based on quarterly projection provided by Manatron's management up for the quarter beginning February 1, 2008 through the quarter ending January 31, 2009); implied equity multiples of projected calendar year 2008 (calculated based on quarterly projections provided by Manatron's management for the four consecutive quarters beginning February 1, 2008 through the quarter ending January 31, 2009) earnings per share ("EPS"); and respective per share equity premiums based on the market closing prices as of January 11, 2008:
LTM Revenue	1.58	x	CY 2008 EPS	19.35	x
Run Rate Revenue	1.43	x	1 Day Spot Premium	38.25%
CY 2008 Revenue	1.26	x	1 Week Spot Premium	40.35%
LTM EBITDA	14.82	x	4 Week Spot Premium	37.93%
CY 2008 EBITDA	7.93	x

          Public Comparables Trading Analysis. FASC compared selected financial data of Manatron with certain financial data from publicly traded governmental software, communications and systems companies considered by FASC to be comparable in some respect to Manatron. Criteria for inclusion in the comparison group (the "Comparable Companies") included, among many factors, per share stock price, equity market capitalization, mix of sales attributed to governmental customers, and Manatron's primary product and customer base. Ten governmental software, communications and systems companies were ultimately chosen as Comparable Companies. These were: Federal Signal Corp.; MAXIMUS, Inc.; Nestor, Inc.; NIC, Inc.; SI International, Inc.; SYS; TeleCommunication Systems, Inc.; Tier Technologies, Inc.; TSR, Inc.; and Tyler Technologies, Inc.

          For the Comparable Companies, FASC calculated the Enterprise Value (defined as equity market capitalization plus debt minus cash and cash equivalents) and analyzed this value as a multiple of run rate revenue (calculated by multiplying the revenue amount for the latest reported quarter by four), projected forward year (2008) revenue and projected forward year (2008) EBITDA for the Comparable Companies. Estimated revenue and EBITDA figures were based on a combination of industry standard data sources and published research analyst reports. Such reports include projections compiled by research analysts utilizing only publicly available information and may or may not prove to be accurate. FASC refined the array of multiples for analysis purposes to range from a low of 70.0% of the average respective multiple of the Comparable Companies to a high of 130.0% of the average respective multiple. Based on this refined range, FASC's analysis indicated multiples of run rate revenue that ranged from a low of 1.00x to a high of 1.86x, with an average value of 1.43x; multiples of projected forward year (2008) revenue that ranged from a low of 1.01x to a high of 1.87x, with an average value of 1.44x; and multiples of projected forward year (2008) EBITDA that ranged from a low of 6.28x to a high of 11.67x, with an average value of 8.98x. Additionally, FASC compared the equity value (defined as current stock price multiplied by fully diluted shares outstanding utilizing the treasury method) of the Comparable Companies as a multiple of the forward year (2008) earnings per share ("EPS"). Again, FASC refined the array of multiples for analysis purposes to range from a low of 70.0% of the average respective multiple of the Comparable Companies to a high of 130.0% of the average respective multiple. Based on this refined range, FASC's analysis indicated multiples of EPS that ranged from a low of 12.30x to a high of 22.84x, with an average value of 17.57x.

          For run rate revenue, FASC applied the above-mentioned refined range of multiples to projected annualized run rate revenue of $47.2 million, subsequently subtracting debt and adding cash, in order to determine Manatron's implied equity value. The multiples implied an equity value for Manatron of $45.7 to $86.2 million, or $8.33 to $15.73 per common share. For the forward year (2008), FASC applied the above-mentioned multiples to projected revenue of $53.7 million, subsequently subtracting debt and adding cash, in order to determine Manatron's implied equity value. These multiples implied an equity value for Manatron of $52.4 to $98.7 million, or $9.56 to $18.00 per common share. For the forward year (2008), FASC applied the above-mentioned multiples to projected EBITDA of $8.5 million, subsequently subtracting debt and adding cash, in order to determine Manatron's implied equity value. These multiples implied an equity value for Manatron of $51.8 to $97.7 million, or $9.45 to $17.81 per common share. For the forward year (2008), FASC applied the above-mentioned multiples to projected EPS of $0.62 cents per common share, multiplied by Manatron's fully diluted shares outstanding, in order to determine Manatron's implied equity value. These multiples implied an equity value for Manatron of $41.8 to $77.7 million, or $7.63 to $14.16 per common share. In aggregate, the Public Comparables Trading Analysis implied equity values ranging from $41.8 to $98.7 million, or $7.63 to $18.00 per common share. FASC noted the equity value to be paid for all of Manatron's common shares and stock options and warrants outstanding as of the closing date of $65.8 million, or $12.00 cash per common share, was within this range.

          Precedent Transactions Analysis. FASC reviewed the following 25 selected merger and acquisition transactions (the "Precedent Transactions") in the governmental software, communications and systems industry since January of 2005:
Acquiror	Target
ACS State & Local Solutions, Inc.	Albion, Inc.
Analex Corp.	Comglobal Systems, Inc.
Apogen Technologies, Inc.	3H Technology LLC
ATS Corporation	Number Six Software, Inc.
Comnetix, Inc.	Paragon Total Solutions, Inc.
EDO Corp.	Impact Science & Tech, Inc.
Essex Corp.	Windermere Group, LLC
Federal Signal	PIPS Technology, Inc.
First American Payment Systems, L.P.	Govolution, Inc.
Gores Technology Group, LLC	CompuDyne Corp.
Harris Computer Systems	Government e-Management Solutions (Cass Information Systems, Inc.)
ICF International, Inc.	Z-Tech Corporation
L-1 Identity Solutions, Inc.	Advanced Concepts, Inc.
Manatron, Inc.	Hart Intercivic (Records Management Business)
Manatron, Inc.	Sigma Systems Technology, Inc.
Manatron, Inc.	ASIX, Inc.
Manatron, Inc.	Plexis Group
Nci, Inc.	Karta Technologies
RF Monolithics, Inc.	Caver-Morehead Systems, Inc.
SYS Technologies	AI Metrix, Inc.
SYS Technologies	Reality Based IT Services, Ltd.
TechTeam Global, Inc.	NewVectors, LLC
Telelogic AB	Popkin Software & Systems, Inc.
Tyler Technologies	MUNIS financial software (Software Systems, Inc.)
Tyler Technologies	MazikUSA and TACS

          Criteria for inclusion in the analysis included, among many factors, primary products and markets of the acquired company, mix of sales attributed to governmental software systems and transaction values between $1.0 and $125.0 million. FASC compared the transaction value of the acquired company as a multiple of LTM Revenue and LTM EBITDA. FASC refined the array of multiples for analysis purposes to range from a low of 70.0% of the average respective multiple of the Precedent Transactions to a high of 130.0% of the average respective multiple. Based on the refined range, FASC's analysis of the transaction value of the Precedent Transactions indicated multiples of LTM Revenue ranging from a low of 1.07x to a high of 1.98x, with an average value of 1.52x, while the transaction value of Precedent Transactions indicated multiples of LTM EBITDA that ranged from a low of 9.87x to a high of 18.33x, with an average value of 14.10x.

          For the Precedent Transactions, FASC applied Manatron's LTM revenue of $42.6 million to the above-mentioned multiples, subsequently subtracting debt and adding cash, in order to determine Manatron's implied equity value. The multiples implied an equity value for Manatron of $43.8 to $82.7 million, or $7.99 to $15.09 per common share. FASC also applied Manatron's LTM EBITDA of $4.5 million to the above-mentioned multiples, subsequently subtracting debt and adding cash, in order to determine Manatron's implied equity value. The multiples implied an equity value for Manatron of $43.3 to $81.8 million, or $7.89 to $14.91 per common share. In aggregate, the Precedent Transactions Analysis implied equity values ranging from $43.3 to $82.7 million, or $7.89 to $15.09 per common share. FASC noted the implied equity value to be paid for all of Manatron's common shares and stock options and warrants outstanding as of the closing date of $65.8 million, or $12.00 cash per common share, was within this range.

          Premiums Paid Analysis. FASC reviewed the following 24 selected merger and acquisition transactions (the "Premiums Transactions") of publicly traded companies in the software industry since January of 2005:
Target	Acquiror
Gensym Corp	Versata, Inc.
Boston Communications Group, Inc.	Tea Party Acquisition Corp.
CIMNET, Inc.	Invensys Systems, Inc.
Quovadx, Inc.	Battery Ventures LP
Vantagemed Corp.	Nightingale Informatix Corp.
Knova Software, Inc.	M2M Holdings, Inc.
DocuCorp International, Inc.	Skywire Software
Netsmart Technologies, Inc.	Investor Group
Vitria Technology, Inc.	Investor Group
Zomax, Inc.	ComVest Investment Partners
Loudeye Corp.	Nokia Oyj
Onyx Software Corp.	M2M Holdings, Inc.
Segue Software, Inc.	Borland Software Corp.
Neon Systems, Inc.	DataDirect Technologies Ltd.
GoRemote Internet Comm, Inc.	iPass, Inc.
Visual Networks	Fluke Electronics Corp.
Centra Software, Inc.	Saba Software, Inc.
HPL Technologies, Inc.	Synopsys, Inc.
Apropos Tech, Inc.	Syntellect, Inc.
Extended Systems, Inc.	Sybase, Inc.
Tarantella, Inc.	Sun Microsystems, Inc.
MDI Technologies, Inc.	LGI Acquisition, Inc.
Blue Martini Software, Inc.	Multi-Channel Holdings, Inc.
Vastera, Inc.	JPMorgan Chase Bank

          Criteria for inclusion in the analysis included, among many factors, publicly held status of the targeted company, target companies operating in the software and systems sector and transaction values between $10.0 and $150.0 million. FASC considered the premiums offered relative to the acquired company's spot stock price one day, one week and four weeks, respectively, prior to the announcement of the transactions. FASC refined the array of multiples for analysis purposes to range from a low of 70.0% of the average respective premium of the Premiums Transactions to a high of 130.0% of the average respective premium. Based on the refined range, the premium offered in these Premiums Transactions ranged from (i) a low of 22.0% to a high of 40.9% with an average of 31.5% based on the spot stock price one day prior to the date of announcement, (ii) a low of 26.4% to a high of 49.0% with an average of 37.7% based on the spot stock price one week prior to the date of announcement, and (iii) a low of 26.2% to a high of 48.6% with an average of 37.4% based on the spot stock price four weeks prior to the date of announcement.

          Applying Manatron's fully diluted shares outstanding and these premiums to (i) Manatron's closing spot stock price one day prior to the date of announcement of the Merger implied an equity value ranging from $58.1 to $67.1 million, or $10.59 to $12.23 per common share; (ii) Manatron's closing spot stock price one week prior to the date of announcement of the Merger implied an equity value ranging from $59.3 to $69.9 million, or $10.81 to $12.74 per common share; and (iii) Manatron's closing spot stock price four weeks prior to the date of announcement of the Merger implied an equity value ranging from $60.2 to $70.9 million, or $10.98 to $12.93 per common share. In aggregate, the Premiums Paid Analysis implied equity values ranging from $58.1 to $70.9 million, or $10.59 to $12.93 per common share. FASC noted the equity value to be paid for all of Manatron's common shares and stock options and warrants outstanding as of the closing date of $65.8 million, or $12.00 cash per common share, was within this range.

          Discounted Cash Flow Analysis. FASC prepared a discounted free cash flow analysis based on financial projections for Manatron provided, and agreed to, by Manatron's management and reviewed by FASC as to the assumptions and reasonableness of those projections. FASC calculated the estimated free cash flows of Manatron based on the unlevered operating income adjusted for (i) taxes at 38%; (ii) certain projected non-cash items (e.g., depreciation and amortization); (iii) projected capital expenditures; and (iv) changes in working capital. FASC then calculated a net present value of free cash flows for Manatron for the fiscal years ended April 30, 2008 through 2012, along with terminal values based on (a) free cash flow growth into perpetuity and (b) multiples of 2012 projected EBITDA. Free cash flow for fiscal year 2008 only reflected projected free cash flow for the four months ending April 30, 2008, due to the timing of the announcement. The analysis utilizing discount rates ranging from 14.0% to 18.0% and free cash flow perpetuity growth rates ranging from 4.0% to 7.0% implied equity values ranging from $42.2 to $83.6 million, or $7.69 to $15.25 per common share. The analysis utilizing discount rates ranging from 14.0% to 18.0% and terminal EBITDA multiples ranging from 7.0x to 10.0x implied equity values ranging from $59.3 to $91.1 million, or $10.82 to $16.62 per common share. In aggregate, the Discounted Cash Flow Analysis implied equity values ranging from $42.2 to $91.1 million, or $7.69 to $16.62 per common share. FASC noted the implied equity value to be paid for all of Manatron's common shares and stock options and warrants outstanding as of the closing date of $65.8 million, or $12.00 cash per common share, was within this range.

          Although FASC undertook other analyses in connection with the delivery of its opinion, the foregoing is a summary of the material analyses and data presented by FASC. It should be noted that no company utilized in the Public Comparables Trading Analysis is identical to Manatron, nor are any of the transactions utilized in both the Precedent Transactions Analysis and Premiums Paid Analysis identical to the merger. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. FASC believes that its opinion, this summary and its analyses must be considered as a whole. Selecting portions of this summary and these analyses, without considering the analyses as a whole, could create an incomplete view of the processes underlying the analyses and opinion. In arriving at its opinion, FASC considered the results of all of the analyses as a whole. No single factor or analysis was determinative of FASC's fairness determination. Rather, the totality of the factors considered and analyses performed operated collectively to support its determination. FASC based the analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions, which impact growth rates, labor costs and price competition and industry-specific factors. FASC's analyses are not necessarily indicative of actual values or actual future results that Manatron might achieve, which values may be higher or lower than those indicated. FASC's analyses also do not necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, these forecasts and analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Therefore, none of Manatron, FASC or any other person assumes responsibility if future results are materially different from those forecasted.

          FASC received a fee for rendering its fairness opinion. In addition, Manatron has agreed to indemnify FASC against certain liabilities arising out of its engagement. FASC has also not previously provided any investment banking or other financial services to Manatron for which FASC has received compensation, including advising Manatron on prior acquisitions or share repurchases, other than an engagement fee received upon signing of the engagement letter on December 12, 2007. As a part of its investment banking business, FASC and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers, acquisitions and other transactions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. FASC was selected to render its opinion to the Board of Directors of Manatron with respect to the transaction on the basis of its experience and familiarity with Manatron. FASC is not affiliated with and has no relationships that it believes would give rise to any material conflicts of interest with any parties to the merger agreement. In the ordinary course of their businesses, FASC and its affiliates may actively trade the debt and equity securities of Manatron for their own accounts or for the accounts of customers and, accordingly, they may hold long and/or short positions in those securities at any given time.

          THE FULL TEXT OF FASC'S OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. FASC'S OPINION IS ADDRESSED ONLY TO THE MANATRON BOARD OF DIRECTORS AND IS DIRECTED ONLY TO THE MERGER CONSIDERATION TO BE RECEIVED IN THE MERGER BY

THE HOLDERS OF MANATRON SHARES OF COMMON STOCK AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW YOU SHOULD VOTE AT THE SPECIAL MEETING.

Source of Funds

          TCB has advised us that they intend to source the approximate $66 million needed to consummate the merger through a combination of equity and debt. The equity will include approximately $35 million in cash equity contributions from Thoma Cressey Fund VIII, L.P.

Equity Financing

          TCB has provided us with an equity commitment letter whereby Thoma Cressey Fund VIII, L.P. has committed to capitalize Manatron Holdings, Inc. with an aggregate equity contribution of not more than $35 million. The equity commitment is subject to certain conditions, including execution of customary financing documentation; funding of the debt financing commitments made by Wells Fargo and the consummation of the merger. However, such conditions do not apply up to the $2 million termination fee that Parent may be required to pay to Manatron if it terminates the merger agreement under certain circumstances

Debt Financing

          TCB has received a debt commitment letter from Wells Fargo Foothill, LLC ("Wells Fargo") to provide, subject to the conditions described below, TCB with a senior secured credit facility of up to $40 million for the purpose of: (i) financing a portion of the merger consideration; (ii) refinancing certain existing indebtedness of the Company; (iii) financing working capital, capital expenditures, and the general corporate purposes of the Company and its subsidiary; and (iv) financing costs, fees and expenses associated with the merger.

          The documentation governing the senior secured credit facility has not been finalized, and, accordingly, their actual terms may differ from those described below.

Conditions of the Debt Commitment Letter

          The availability of the senior secured credit facility is subject to, among other things, certain conditions precedent, including:
•	the negotiation, execution and delivery of definitive, customary loan documentation, in form and substance reasonably satisfactory to Wells Fargo in all material respects;

•	since October 31, 2007 there has not occurred any material adverse change; and

•

the conditions set forth in the term sheet, including among others (i) the documentation associated with the merger be substantially in the form of such documentation delivered to the agent prior to execution of the debt commitment letter; (ii) compliance with the Patriot Act; (iii) evidence of a cash equity investment by TCB or other investors in a minimum amount of $30 million; and (iv) the closing date shall occur no later than April 30, 2008.

          The debt commitment letter defines "material adverse change" as any change, event, violation, inaccuracy effect or circumstance that is or could reasonably expected to be materially adverse to the business, operations, properties, financial condition, assets or liabilities of the Company and its subsidiary taken as a whole or prevent or materially delay the performance by the Company or its subsidiary of any of its obligations under the loan documents, the merger agreement or the consummation of the merger or Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the Company as the survivor of the merger and its subsidiary taken as a whole.

          The following occurring after the date of the debt commitment letter, alone or in combination, will not be deemed to constitute, nor be taken into account in determining whether there has been a material adverse change: (i) any change in Manatron's stock price or trading volume in and of itself (this exception will not affect a determination that any change, event, circumstance, development or effect underlying such decrease has resulted in or contributed to a material adverse change); (ii) any change in law (to the extent Manatron is not disproportionately affected relative to similarly situated companies in the industry) or generally accepted accounting principles; (iii) any failure of Manatron to meet published revenue or earnings projections; (iv) any effect that results from changes affecting general United States or worldwide economic or capital market conditions (to the extent such effect is not disproportionate with respect to Manatron in any material respect); (v) any effect caused by an impact to Manatron's relationships with its employees, customers or suppliers directly attributable to the announcement of the merger; (vi) any shareholder class action litigation arising from allegations of a breach of fiduciary duty relating to the merger agreement; (vii) any declaration of war, military crisis or conflict, civil unrest, act of terrorism or act of God; or (viii) any acts taken with the written consent of Parent, provided that Wells Fargo's prior written consent has been obtained.

Senior Secured Credit Facility

          The borrower under the senior secured credit facility will be Manatron Merger Sub, Inc., and, following the completion of the merger, the Company as the surviving corporation. Manatron Holdings, Inc. and the Company's present and future subsidiaries (other than certain foreign subsidiaries) will be guarantors under the senior secured credit facility. The senior secured credit facility will have a maximum credit amount of $40 million and will include a revolving line of credit (the "Revolver") and a term loan. The Revolver will be available up to a maximum aggregate amount outstanding not to exceed $5 million. Upon the closing date, Wells Fargo and other lenders designated by Wells Fargo will provide an amount up to $35 million, but not more than 5.5 times the Company's trailing 12 months pro forma EBITDA for the most recently completed 12-month period ended no more than 45 days prior to the closing date. The loans will have a term of six years.

          Wells Fargo Foothill, LLC, has been appointed the sole lead arranger and sole bookrunner for the senior secured credit facility. Although Wells Fargo has committed to provide the entire amount of the senior secured credit facility (subject to the conditions described above), it intends to syndicate all or a portion of the facilities to additional lenders, which syndication may take place either prior to or after completion of the merger.

          At the borrower's option, loans under the senior secured credit facility will bear interest based on either the Base Rate (the prime lending rate as publicly announced from time to time by Wells Fargo Bank, N.A.) or the LIBOR Rate (the London interbank offered rate) plus, in each case, an applicable margin. The initial applicable margin in respect of the loans under the senior secured credit facility is expected to be 3.00% in the case of Base Rate loans and 4.25% in the case of LIBOR loans commencing on the closing date through two full quarters following the closing date, and after such period the applicable margins will be subject to potential decrease pursuant to a leverage-based pricing grid.

          In addition, the borrower will pay customary commitment fees, letter of credit fees, a closing fee, unused Revolver fee, administration fee, servicing fee and audit, appraisal and examination fees.

          The obligations of the borrower and the guarantors under the senior secured credit facility will be secured by a first priority perfected security interest in substantially all of the borrower's and guarantors' now owned or hereafter acquired property and assets, including, but not limited to, inventory, accounts, equipment, chattel paper, documents, instruments, copyrights (which shall be registered with the U.S. Copyright office), trademarks, and patents and related rights, general intangibles, deposit accounts, cash and cash equivalents, real property (other than leased real property), and investment property (including a first priority perfected security interest in all of the capital stock of (or other ownership interests in) each of Manatron Holdings, Inc.'s subsidiaries that are loan parties) and all proceeds and products thereof; provided that only 65% of the capital stock of (or other ownership interests in) first tier foreign subsidiaries of the loan parties shall be required to be pledged if the pledge of a greater percentage could be expected to result in adverse tax consequences that would exceed a to be agreed-upon amount.

          The senior secured credit facility will contain customary representations and warranties and customary affirmative and negative covenants. The borrower will also be subject to certain financial covenants, including minimum fixed charge coverage ratios, minimum level of maintenance revenues and maximum leverage ratios. Finally, the senior credit facility will also include customary events of default.

Guaranty

          In connection with the merger agreement, Thoma Cressey Fund VIII, L.P., an affiliate of TCB, has guaranteed, subject to a maximum aggregate liability of $2 million, that Parent and Manatron Merger Sub, Inc. will promptly and completely pay and perform their obligations under the merger agreement. The guaranty by Thoma Cressey Fund VIII, L.P. terminates immediately following completion of the merger. Our recourse against Thoma Cressey Fund VIII, L.P. pursuant to the guaranty is our sole and exclusive remedy against the entity or any of its affiliates (other than Parent and Manatron Merger Sub, Inc.) with respect to the liabilities or obligations arising under, or in connection with, the merger agreement and the merger.

Financial Interests of Certain Persons in the Merger

          In considering the recommendation of our board of directors with respect to the merger agreement, shareholders should be aware that our directors and executive officers may have, interests in the merger that are different from, and/or in addition to, those of our shareholders generally. These interests may create potential conflicts of interest. Our board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to adopt the merger agreement and to recommend that our shareholders vote in favor of approving the merger agreement.

Stock Options

          Pursuant to the merger agreement, each of the outstanding stock options under our equity incentive plans, whether or not exercisable, will be accelerated and become exercisable in full immediately prior to the effective time of the merger. At the effective time of the merger, such outstanding stock options will be canceled in consideration for a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $12.00 over the per share exercise price for the option, multiplied by (ii) the number of shares of our common stock that the option holder could have purchased (assuming full vesting) upon full exercise of that option immediately prior to completion of the merger.

          Our current directors and executive officers holding in-the-money options will receive cash payments at the closing of the merger in approximate amounts (before withholding) indicated in the following table:
Name	Number of Option Shares	Option Exercise Price(s)	Approximate Option Settlement Amount
W. Scott Baker, Director	5,000	$8.11	$19,450
Gene Bledsoe, Director	9,000	$3.00 - $8.11	50,199
Mary N. Gephart, Executive Officer	72,000	$4.21 - $8.33	399,560
Richard J. Holloman, Director	9,000	$3.00 - $8.11	50,199
Krista L. Inosencio, Executive Officer	112,000	$4.21 - $8.33	593,050
G. William McKinzie, Executive Officer	150,000	$4.01 - $8.33	795,000
Randall L. Peat, Director	0	--	0
Early L. Stephens, Executive Officer	150,000	$6.75 - $7.00	774,000
Paul R. Sylvester, Director and Executive Officer	110,000	$6.75 - $9.11	459,500
Marty A. Ulanski, Executive Officer	130,000	$6.86 - $8.33	645,700
Kurt J. Wagner, Executive Officer	0	--	0
Stephen C. Waterbury, Director	5,000	$8.11	19,450

Restricted Stock

          All outstanding shares of restricted Manatron common stock will accelerate and become fully vested immediately prior to the completion of the merger, and any repurchase option will lapse, after which each such share will be converted into the right to receive $12.00 in cash, without interest, less applicable withholding taxes. The following table summarizes the restricted stock awards held by the Company's directors and executive officers as of January 28, 2008 that will vest upon completion of the merger, and the approximate consideration that each of them will receive pursuant to the merger agreement for such awards:

Name	Number of Shares of Restricted Stock	Estimated Consideration (Before Withholding)
W. Scott Baker, Director	1,098	$13,176
Gene Bledsoe, Director	1,098	13,176
Mary N. Gephart, Executive Officer	4,000	48,000
Richard J. Holloman, Director	1,098	13,176
Krista L. Inosencio, Executive Officer	8,000	96,000
G. William McKinzie, Executive Officer	8,000	96,000
Randall L. Peat, Director	0	--
Early L. Stephens, Executive Officer	12,000	144,000
Paul R. Sylvester, Director and Executive Officer	22,500	270,000
Marty A. Ulanski, Executive Officer	8,000	96,000
Kurt J. Wagner, Executive Officer	0	--
Stephen C. Waterbury, Director	1,098	13,176

Change in Control Benefits and Severance Benefits

          Upon the completion of the merger, Mr. Sylvester will be entitled to a certain change-in-control payment pursuant to his employment agreement with the Company, dated as of October 11, 2007. The change-in-control payment is based on the following formula:
•	If the transaction price in connection with the change in control is between $50 million and $60 million, Mr. Sylvester will receive a payment equal to ¼ of 1% of such transaction price.

•

If the transaction price in connection with the change in control is greater than $60 million, then Mr. Sylvester will receive $150,000 plus ½ of 1% of the amount that the transaction exceeds $60 million.

•	If the transaction price is below $50 million, Mr. Sylvester will not receive a change in control payment.

          Based on the above formula, within ten days upon completion of the merger, Mr. Sylvester will receive approximately $180,000.

          The following table shows the total approximate amount of all severance payments for Messrs. Sylvester and Peat and Ms. Inosencio assuming the merger is completed. It is expected that these individuals will not continue employment with the surviving corporation. The amounts listed in the table do not include the cash payments for in-the-money options, restricted stock or Mr. Sylvester's change-in-control payment. The amounts related to stock options and restricted stock are included in the tables set forth above under the headings, "Stock Options" and "Restricted Stock."
Name	Total Approximate Severance Payments
Krista L. Inosencio	$130,000
Randall L. Peat	322,000
Paul R. Sylvester	506,000

Krista L. Inosencio's Employment Agreement

          Ms. Inosencio's employment agreement provides that if her employment is terminated by the Company without Cause, or if she resigns for Good Reason (each as defined in the employment agreement) the Company will continue to pay her salary and benefits (to the extent permitted by the Company's benefit plans and subject to her continuing payment of the normal employee contribution) for a period of one year. The employment agreement prohibits Ms. Inosencio from competing with the Company or becoming associated with a Competitive Entity (as defined in the employment agreement), from soliciting active customers, and from soliciting employees to leave the Company, for 12 months after termination of her employment.

          To be eligible for these payments, Ms. Inosencio must sign a general release of claims against Manatron, its affiliated companies, and their officers, directors, employees owners and agents.

          If the merger is completed Ms. Inosencio's employment will terminate within 180 days after the merger and she will receive the above payments, subject to signing a general release of claims.

Randall L. Peat's Employment Agreement

          Mr. Peat's employment agreement provides that if his employment is terminated by the Company without Cause or if he resigns for Good Reason (each as defined in the employment agreement) the Company will continue to pay his salary and benefits (to the extent permitted by the Company's benefit plans and subject to his continuing payment of the normal employee contribution) for a period of two years after termination of his employment.

          To be eligible for these payments, Mr. Peat must sign a general release of claims against Manatron, its affiliated companies, and their officers, directors, employees owners and agents. The payments will end if Mr. Peat competes with the Company, becomes associated with a Competing Entity (as defined in the employment agreement), solicits active customers, or attempts to induce employees to leave the Company.

          If the merger is completed Mr. Peat's employment will terminate when the merger takes effect and he will receive the above payments, subject to signing a general release of claims.

Paul R. Sylvester's Employment Agreement

          Mr. Sylvester's employment agreement provides that if his employment is terminated by the Company without Cause or if he resigns for Good Reason (each as defined in the employment agreement) the Company will continue to pay his salary and benefits (to the extent permitted by the Company's benefit plans and subject to his continuing payment of the normal employee contribution for health, disability, dental and life) for a period of two years. Mr. Sylvester's employment agreement also provides that if Mr. Sylvester has to procure substitute benefits for those that may not be continued under the terms of applicable benefit plan, Manatron will reimburse him for the cost of those substitute benefits.

          To be eligible for these payments, Mr. Sylvester must sign a general release of claims against Manatron, its affiliated companies, and their officers, directors, employees owners and agents. The payments will end if Mr. Sylvester becomes associated with a Competing Entity (as defined in the employment agreement), solicits active customers or solicits employees to leave the Company.

          If the merger is completed Mr. Sylvester's employment will terminate when the merger takes effect and he will receive the above payments, subject to signing a general release of claims.

          Mr. Sylvester's Employment Agreement also provides for the change in control payment described above. If the merger is completed Mr. Sylvester will receive this payment within ten days after the merger takes effect.

Equity Interests in Surviving Corporation

          Messrs. McKinzie, Stephens and Ulanski and Ms. Gephart will be entitled upon completion of the merger to invest in shares of capital stock of Manatron Holdings, Inc. on the same terms as the other investors in Manatron Holdings, Inc.

Indemnification and Insurance

          As a condition to the consummation of the merger, Parent or the surviving corporation is required to obtain a directors' and officers' insurance policy that provides for coverage for acts or omissions of the existing directors and executive officers of the Company occurring prior to the effective time of the merger. As the surviving corporation, Manatron is also required after completion of the merger to maintain this insurance policy and certain indemnification policies applicable to such existing directors and executive officers of the Company for a period of six years following the effective time of the merger. See "Proposal No. 1-The Merger Agreement-Indemnification" beginning on page 49.

Positions with the Surviving Corporation

          G. William McKinzie, our current President and Chief Operating Officer, will become President and Chief Executive Officer of the surviving corporation effective upon completion of the merger. We expect that Mary N. Gephart, Early L. Stephens and Marty A. Ulanski, our Vice President of Human Resources and Administration, Chief Technology and Marketing Officer, and Executive Vice President of Sales and Business Development, respectively, will retain their current employment agreements with the surviving corporation after the completion of the merger and that each will continue to serve in such positions with the surviving corporation following the merger.

Fees and Expenses of the Merger

          We estimate that we will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial advisory fees, SEC filing fees, HSR Act filing fees, fees and expenses of attorneys and accountants and other related charges, totaling approximately $550,500. This amount includes the following estimated fees and expenses:
Description	Amount
Legal, accounting, financial and tax advisory fees and expenses	$475,000
Shareholder solicitation, printing and mailing costs	30,000
HSR Act filing fees	22,500
Miscellaneous	20,000
SEC filing fees	3,000
Total:	$550,500

          None of the costs and expenses described above are to be borne by the surviving corporation or will reduce the $12.00 per share merger consideration payable to our shareholders.

          In addition, if the merger agreement is terminated under certain circumstances, we could be obligated to pay a termination fee of $2 million plus up to $250,000 of Parent's reasonable and accountable out-of-pocket expenses, as more fully described under "Proposal No.1-Merger Agreement-Fees and Expenses."

Material U.S. Federal Income Tax Consequences

          The following discusses, subject to the limitations stated below, the material U.S. federal income tax consequences of the merger to U.S. holders of Manatron common stock whose shares of common stock are converted into the right to receive cash pursuant to the merger (whether upon the receipt of the merger consideration or pursuant to the proper exercise of appraisal rights). Non-U.S. holders of our common stock may have different tax consequences than those described below and are urged to consult their tax advisors regarding the tax treatment to them under U.S. and non-U.S. tax laws. We base this summary on the provisions of the Internal Revenue Code of 1986, or the "Code," applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice. All of the above are subject to change, possibly on a retroactive basis, and we do not undertake to advise you of any changes in applicable laws that occur after the date of the merger.

          This summary does not address all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual circumstances, nor to certain types of holders who are subject to special treatment under the federal income tax laws, such as tax-exempt organizations; insurance companies; financial institutions; persons subject to alternative minimum tax; broker-dealers; persons who do not hold their shares of Manatron common stock as a capital asset; persons who hold stock as part of a hedge, appreciated financial position, straddle or conversion transactions; persons whose functional currency is not the United States dollar; persons who acquired their Manatron common stock pursuant to the exercise of employee stock options or otherwise as compensation; and persons who are not U.S. holders. In addition, the following discussion does not address foreign, state or local tax considerations, the tax consequences of transactions effected before or subsequent to or concurrently with the merger (whether or not these transactions are in connection with the merger). Accordingly, holders of shares of Manatron common stock are urged to consult their own tax advisors regarding the tax consequences of the merger in light of their particular circumstances, including the applicable federal, state, local and foreign tax laws.

          For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Manatron common stock that is:
•	a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any State or the District of Columbia;

•

a trust if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

an estate, the income of which is subject to U.S. federal income tax regardless of its source.

          The U.S. federal income taxes of a partner in a partnership holding our common stock will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding shares of our common stock should consult their own tax advisors.

          The receipt of cash pursuant to the merger by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize a gain or loss equal to the difference between:
•	the amount of cash received in exchange for such common stock; and

•	the U.S. holder's adjusted tax basis in such common stock.

          Such gain or loss will be a capital gain or loss. If the holding period of the common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss on that stock will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. Certain U.S. holders, including individuals, are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. If you acquired different blocks of our common stock at different times and different prices, you must calculate your gain or loss and determine your adjusted tax basis and holding period separately with respect to each block of our common stock.

          Under the Code, as a U.S. holder of our common stock, you may be subject to information reporting on the cash received pursuant to the merger unless an exemption applies. Backup withholding may also apply (currently at a rate of 28%) with respect to the amount of cash received pursuant to the merger. In general, backup withholding is not required if you provide us with a valid taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

Accounting Treatment

          The merger is intended to be accounted for as a purchase under U.S. generally accepted accounting principles ("GAAP"). Accordingly, it is expected that the basis of Manatron in its assets and liabilities will be adjusted to fair market value on completion of the merger, including the establishment of goodwill.

Regulatory Approvals

          The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules, or the "HSR Act," provide that transactions, such as the merger, may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. Manatron and TCB completed the required filings with the Antitrust Division of the Department of Justice and the Federal Trade Commission on January 23, 2008.

          At any time before or after completion of the merger, the Antitrust Division of the Department of Justice or the Federal Trade Commission may, however, challenge the merger on antitrust grounds. Private parties could take antitrust action under the antitrust laws and seek an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances. Additionally, at any time before or after completion of the merger, notwithstanding the expiration or termination of the applicable waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, Manatron and Manatron Merger Sub, Inc. will prevail.

          Except as noted above with respect to the required filings under the HSR Act and the filing of a certificate of merger in Michigan at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

THE PARTIES TO THE MERGER

Manatron, Inc.

Manatron, Inc.
510 East Milham Avenue
Portage, Michigan 49002
Telephone: (269) 567-2900

          We are a Michigan corporation with our principal executive offices at 510 East Milham Avenue, Portage, Michigan 49002. Our telephone number is (269) 567-2900. We were founded in 1969 as a partnership and incorporated in Michigan in 1972.

          We are the nation's leading provider of integrated, enterprise-level property tax systems and services for state and local government. Manatron's software and services enable state and local governments to maintain and update real and personal property values, create assessment and tax rolls, produce property tax bills, collect property tax payments, manage delinquent accounts, administer tax sales of property, provide Internet access to property information and conduct certain transactions such as the payment of property taxes over the Internet.

Manatron Merger Sub, Inc.

Manatron Merger Sub, Inc.
c/o Thoma Cressey Bravo, Inc.
600 Montgomery Street, 32nd Floor
San Francisco, California 94111
Telephone: (415) 263-3660

          Manatron Merger Sub, Inc. was incorporated in Michigan on January 8, 2008 by Manatron Intermediate Holdings, Inc. solely for the purpose of completing the merger and the related transactions. Manatron Merger Sub, Inc. has not participated in any activities to date other than activities incident to its formation and the transactions contemplated by the merger agreement. In connection with the merger, Manatron Merger Sub, Inc. will be merged with and into Manatron and its separate existence will cease. As of the date of this proxy statement, Manatron Intermediate Holdings, Inc. is the sole shareholder of Manatron Merger Sub, Inc.

Manatron Intermediate Holdings, Inc.

Manatron Intermediate Holdings, Inc.
c/o Thoma Cressey Bravo, Inc.
600 Montgomery Street, 32nd Floor
San Francisco, California 94111
Telephone: (415) 263-3660

          Manatron Intermediate Holdings, Inc., which we refer to in this proxy statement as Parent, is an affiliate of Thoma Cressey Bravo, Inc., and was incorporated in Delaware on January 7, 2008. Manatron Intermediate Holdings, Inc. has not participated in any activities to date other than activities incident to its formation and the transactions contemplated by the merger agreement. In connection with the merger, Manatron Merger Sub, Inc. will merge with and into the Company, and the Company will survive as a wholly-owned subsidiary of Manatron Intermediate Holdings, Inc.

OTHER PARTICIPANTS

Thoma Cressey Bravo, Inc.

Thoma Cressey Bravo, Inc.
600 Montgomery Street, 32nd Floor
San Francisco, California 94111
Telephone: (415) 263-3660

          Thoma Cressey Bravo, Inc., which we refer to in this proxy statement as TCB, is a Delaware corporation and its principal business is investing in strategic business opportunities, principally in the information technology, healthcare, business services and consumer products and services fields. Thoma Cressey Bravo, Inc. (formerly known as Thoma Cressey Equity Partners, Inc.) was formed in the state of Delaware on December 19, 1997. In connection with the merger, TCB formed Manatron Holdings, Inc. to hold all of the shares of Parent. The managing partners of Thoma Cressey Bravo, Inc. are Carl D. Thoma, Bryan C. Cressey, David J. Mayer, Lee M. Mitchell and Orlando Bravo.

Manatron Holdings, Inc.

Manatron Holdings, Inc.
c/o Thoma Cressey Bravo, Inc.
600 Montgomery Street, 32nd Floor
San Francisco, California 94111
Telephone: (415) 263-3660

          Manatron Holdings, Inc. is an affiliate of Thoma Cressey Bravo, Inc., and was incorporated in Delaware on January 7, 2008, solely for the purpose of holding the shares of Manatron Intermediate Holdings, Inc. Manatron Holdings, Inc. has not participated in any activities to date other than activities incident to its formation and the transactions contemplated by the merger agreement. Manatron Holdings, Inc. is the sole stockholder of Manatron Intermediate Holdings, Inc.

CURRENT EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

          The directors and executive officers of Manatron, the date they became director or executive officer, their current occupation and their material employment during the last five years, as of January 14, 2008, are as follows:
Name	Position	Occupation/Employment

W. Scott Baker	Director

W. Scott Baker has been a director since 2000. Mr. Baker currently is the President and Chief Executive Officer of National Nail Corp., a building materials manufacturer and distributor. Mr. Baker was President since May of 1997 and became President and Chief Executive Officer in 2006. From 1983 to 1997, Mr. Baker was employed with Arthur Andersen, LLP, an auditing, management and technology consulting firm, where he served as partner from 1996 to 1997.

Gene Bledsoe	Director

Gene Bledsoe has been a director since 1993. Mr. Bledsoe served as the Managing Partner of the Casal Group Corporation, a computer industry marketing services and management consulting firm based in Dallas, Texas, from 1992 to 2002. Since 2002, Mr. Bledsoe has been a marketing and technology consultant with Virginia Cook, Realtors, located in Dallas, Texas.

Mary N. Gephart	Vice President of Human Resources and Administration

Mary N. Gephart has been Vice President of Human Resources and Administration since July of 2002. Ms. Gephart joined the Company in 1994 as the Manager of Human Resources and served in that position until 1998 when she was promoted to Director of Human Resources. Ms. Gephart is primarily responsible for all aspects of human resources and administration including compliance with employment laws and regulations, talent and performance management, professional development and training, compensation, benefits, employee relations and corporate culture.

Richard J. Holloman	Director

Richard J. Holloman has been a director since 1992. Since 2002, Mr. Holloman has served as National Account Manager for Misys Healthcare Systems, which designs, develops and supports information products for hospitals, physicians, commercial laboratories, physician practices and home care providers. From 1997 until 2002, Mr. Holloman served as President and Chief Executive Officer of VisionAir, Inc., located in Wilmington, North Carolina, which designs, develops and distributes Emergency 911 and public safety software and related services to local governments nationwide.

Krista L. Inosencio	Chief Financial Officer

Krista L. Inosencio has been the Chief Financial Officer since July of 2002. Ms. Inosencio joined the Company in March of 2000 as the Director of Accounting and Finance. Prior to joining the Company, Ms. Inosencio was employed by Arthur Andersen LLP. She is primarily responsible for accounting, banking, corporate governance, insurance, financial reporting, securities compliance and taxes.

Name	Position	Occupation/Employment

G. William McKinzie	President and Chief Operating Officer

G. William McKinzie has been Chief Operating Officer since July of 2002 and was promoted to President and Chief Operating Officer in July of 2006. Prior to joining Manatron, Mr. McKinzie spent eight years in various information technology positions at Kellogg Company, a leading global cereal, snack and specialty foods company, the last of which was Vice President of Information Services for their International Operations.

Randall L. Peat	Director

Randall L. Peat has been a director since 1972. Mr. Peat was one of the founders of the Company and became Chairman of the Board of Directors in October of 1995. In addition to his chairman responsibilities, Mr. Peat is actively involved in various sales, marketing and operations activities for the Company. Mr. Peat has held a number of positions with the Company since its inception over 35 years ago.

Early L. Stephens	Chief Technology and Marketing Officer

Early L. Stephens has been Chief Technology and Marketing Officer since October of 2003. Mr. Stephens rejoined the Company in June 1996 as its Chief Technology Officer. Mr. Stephens is primarily responsible for all software marketing, product management, including application design and marketing strategy, software development, and the establishment of technology standards for the Company's products and services.

Paul R. Sylvester	Director; Chief Executive Officer and Co-Chairman

Paul R. Sylvester has been a director since 1987. Mr. Sylvester became President and Chief Executive Officer of the Company in March of 1996. Mr. Sylvester served as the Company's Vice President-Finance and Chief Financial Officer from 1987 until 1998. In July of 2006, Mr. Sylvester was named Co-Chairman and relinquished his role as President to Mr. G. William McKinzie. Mr. Sylvester is also a Director, the Chairman of the Audit Committee and a member of the Compensation Committee of X-Rite, Incorporated, a leading global provider of systems and solutions for color and light measurement whose stock is quoted on the NASDAQ - National Market System (XRIT).

Marty A. Ulanski	Executive Vice President of Sales and Business Development

Marty A. Ulanski has been Executive Vice President of Sales and Business Development since July 2003. Prior to joining the Company, Mr. Ulanski worked for Spartan Stores, Inc., a grocery retailer and distributor, where he served as the Senior Director of Application Development from 2000 to 2003 and the Director of Retail Information Technology Services from 1999 to 2000. Mr. Ulanski is primarily responsible for managing the national sales team and developing and executing the Company's growth and account management strategies.

Name	Position	Occupation/Employment

Kurt J. Wagner	President of ASIX Inc.

Kurt J. Wagner has been President of the ASIX Subsidiary since Manatron acquired ASIX in February 2006. Mr. Wagner founded ASIX in 1991 where he served as the company's President and CEO. He is primarily responsible for managing the Company's delivery of software solutions and professional services.

Stephen C. Waterbury	Director	Stephen C. Waterbury has been a director since 1991. Mr. Waterbury is a partner at the law firm of Warner Norcross & Judd LLP located in Grand Rapids, Michigan.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

          This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on Friday, March 28, 2008, at 10:00 a.m., local time, at Western Michigan University's Fetzer Center in Kalamazoo, Michigan. The purpose of the special meeting is for our shareholders to consider and vote upon a proposal to approve the merger agreement, to adjourn the meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement and to act upon other matters and transact other business, as may properly come before the meeting. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement, the notice of the special meeting and the enclosed form of proxy are first being mailed to our shareholders on or about February 21, 2008.

Record Date, Quorum and Voting Power

          You are entitled to vote at the special meeting if you owned shares of Manatron common stock at the close of business on February 14, 2008, the record date for the special meeting. Each outstanding share of Manatron common stock on the record date entitles the holder to one vote on each matter submitted to shareholders for approval at the special meeting. As of the close of business on the record date, there were 5,120,774 shares of Manatron common stock entitled to be voted at the special meeting.

          The holders of a majority of the outstanding common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote

          For us to complete the merger, shareholders holding at least a majority of the shares of Manatron common stock outstanding at the close of business on the record date must vote "FOR" the approval of the merger agreement. The proposal to adjourn the meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the shares present and entitled to vote on the matter at the special meeting.

          In order for your shares of Manatron common stock to be included in the vote, if you are a shareholder of record, you must cause your shares to be voted by returning the enclosed proxy as indicated on the proxy card, or by voting in person at the special meeting.

          If your shares are held in "street name" by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and they can give you directions on how to vote your shares. A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes and abstentions will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present.

          Broker non-votes and abstentions will have the same effect as a vote against the approval of the merger agreement. Abstentions will also have the same effect as a vote against the adjournment of the meeting. Broker non-votes will not have an effect on the vote with respect to the adjournment.

Voting by Directors and Executive Officers

          As of February 14, 2008, the record date, the directors and executive officers of Manatron held and are entitled to vote, in the aggregate, 1,050,745 shares of Manatron common stock, representing approximately 20.5% of the outstanding shares of Manatron common stock. All of Manatron's directors and executive officers have entered into voting agreements described elsewhere in this proxy statement. Pursuant to the voting agreements, the directors and executive officers have agreed to vote, or cause to be voted or consented, all of his or her shares of Manatron common stock currently held or subsequently acquired, if any, in favor of the approval of the merger agreement. As of the record date, the voting agreements executed by the directors and executive officers cover an aggregate of 1,050,745 shares of Manatron common stock, representing approximately 20.5% of the outstanding shares of Manatron common stock. In addition to the shares the directors and executive officers have agreed to vote in favor of approval of the merger agreement pursuant to the voting agreements, the affirmative vote of holders of Manatron common stock representing at least 1,509,643 shares of Manatron common stock, or approximately 29.5% of the outstanding shares of Manatron common stock, will be required to approve the merger agreement.

Proxies; Revocation

          If you submit a signed proxy as indicated on the proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted "FOR" the approval of the merger agreement and "FOR" adjournment of the meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement, and in accordance with the recommendations of the board of directors on any other matters properly brought before the meeting for a vote.

          You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise our Corporate Secretary in writing or deliver a new proxy, in each case dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

          If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

          Manatron does not expect that any matter other than the proposal to approve the merger agreement will be brought before the special meeting (other than adjournment of the meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement). If, however, another matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will vote the shares in accordance with the recommendation of our board of directors.

Proxy Solicitation; Expenses of Proxy Solicitation

          Manatron has retained Georgeson Inc. to act as its solicitation agent in connection with the special meeting and will pay approximately $6,500 plus additional costs and fees for these services. In addition to soliciting proxies by mail, directors, officers and employees of Manatron may solicit proxies personally and by telephone, facsimile, Internet or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Manatron will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Manatron will be responsible for all of the expenses incurred by it in connection with the printing and mailing of this proxy statement

Adjournments

          Any adjournment may be made without notice by an announcement made at the special meeting by the chairman of the meeting, subject to applicable law. If persons named as proxies by you are asked to vote for one or more adjournments of the meeting for matters incidental to the conduct of the meeting, such persons will have the authority to vote in accordance with the recommendation of our board of directors on such matters. However, if persons named as proxies by you are asked to vote for one or more adjournments of the meeting to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement, such persons will only have the authority to vote on such matter as instructed by you or your proxy, or, if no instructions are provided on your signed proxy card, in favor of such adjournment. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Manatron shareholders who have already sent in their proxies to revoke them at any time prior to their use.

PROPOSAL NO. 1-THE MERGER AGREEMENT

Effective Time

          The merger will become effective at the effective time. The term "effective time" means the date and time at which the certificate of merger is filed with the Michigan Department of Labor and Economic Growth, or at a later date and time agreed upon by us, Manatron Merger Sub, Inc. and Parent and specified in the certificate of merger. Manatron intends that the filing of the certificate of merger will occur as soon as practicable after satisfaction or waiver of the conditions to the merger described in the merger agreement.

Structure

          Subject to the terms and conditions of the merger agreement and in accordance with the Michigan Business Corporation Act, at the effective time of the merger, Manatron Merger Sub, Inc., a wholly-owned subsidiary of Parent and a party to the merger agreement, will merge with and into Manatron, and each issued and outstanding share of common stock of Manatron Merger Sub, Inc. will be converted into one share of common stock of the surviving corporation. Manatron will survive the merger as a wholly-owned subsidiary of Parent. The merger will have the effects described in the merger agreement and in accordance with the Michigan Business Corporation Act.

Treatment of Stock and Options

          If the merger is completed, each share of Manatron common stock issued and outstanding immediately before the effective time of the merger will be cancelled and converted automatically into the right to receive $12.00 in cash, without interest, less any applicable withholding taxes, except for shares held by us or our subsidiary, or shares held by Parent, which shares will be cancelled without payment.

          Immediately prior to the effective time, each outstanding option to purchase shares of Manatron common stock, including unvested options, will accelerate and become fully vested. At the effective time, any options having an exercise price equal to or greater than $12.00 per share will be cancelled without payment, and any options having an exercise price less than $12.00 per share will entitle the holder of such options to receive an amount in cash equal to the product of (i) the total number of shares of Manatron common stock subject to the option, multiplied by (ii) the excess of $12.00 over the exercise price per share of Manatron common stock underlying such option, less any applicable withholding taxes. All of the Company's equity incentive plans will be terminated upon completion of the merger, and Manatron has agreed to ensure that no participant in any of the Company's equity incentive plans will have any right to acquire any equity securities of the Company, the surviving corporation or any of its respective subsidiaries after completion of the merger.

Treatment of Restricted Stock

          If any share of restricted Manatron common stock outstanding immediately prior to the effective time of the merger is unvested or subject to a repurchase option, then, effective immediately prior to the completion of the merger, any such share of restricted common stock will accelerate and become fully vested and any repurchase option will lapse. Thereafter, each such share will be converted into the right to receive $12.00 in cash, without interest, less any applicable withholding taxes.

Exchange and Payment Procedures

          At the effective time of the merger, Parent will deposit an amount of cash sufficient to pay the merger consideration to each holder of shares of Manatron common stock with Register and Transfer Company, which we refer to as the "paying agent." As soon as practicable after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to each holder of Manatron common stock. The letter of transmittal and instructions will tell the shareholders how to surrender their Manatron common stock certificates in exchange for the merger consideration.

          Shareholders will not be entitled to receive the merger consideration until they surrender their Manatron common stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may reasonably require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is presented to the paying agent, accompanied by documents evidencing such transfer of ownership and the payment of transfer taxes.

          No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Each of the paying agent and the surviving corporation will be entitled to deduct and withhold any applicable taxes from the merger consideration otherwise payable pursuant to the merger agreement to any holder of common stock of Manatron and holders of Manatron stock options and restricted stock and pay such withholding amount over to the appropriate taxing authority.

          After the effective time of the merger, our share transfer books will be closed, and there will be no further registration of transfers of outstanding shares of Manatron common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation for any reason, they will be cancelled and exchanged for the merger consideration, subject to applicable law.

          None of Parent, the surviving corporation or Manatron Merger Sub, Inc. will be liable to any holder of shares of common stock of Manatron for any part of the merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains unclaimed by holders of any such shares for two years after the effective time of the merger or at such earlier date immediately before the time at which such amounts would otherwise escheat to, or become property of, any governmental entity, to the extent permitted by applicable law, will become property of the surviving corporation.

          If any shareholder has lost a certificate, or if it has been stolen or destroyed, then the shareholder will be required to make an affidavit of that fact, and may be required to post a bond in a reasonable amount or execute an indemnity agreement, at the reasonable direction of Parent or the surviving corporation, before the shareholder will be entitled to receive the merger consideration.

Articles of Incorporation and Bylaws

          At the effective time of the merger, the articles of incorporation of the surviving corporation will be the articles of incorporation of Manatron Merger Sub, Inc., but will be amended to change the name of the surviving corporation to Manatron, Inc. In addition, at the effective time of the merger, the bylaws of the surviving corporation will be the bylaws of Manatron Merger Sub, Inc., except that all references to Manatron Merger Sub, Inc. in the bylaws will be amended to refer to Manatron, Inc.

Directors and Officers

          At the effective time of the merger, the directors of Manatron Merger Sub, Inc. will become the directors of the surviving corporation.

          G. William McKinzie, our current President and Chief Operating Officer, will become President and Chief Executive Officer of the surviving corporation effective upon completion of the merger. We expect that Mary N. Gephart, Early L. Stephens and Marty A. Ulanski, our Vice President of Human Resources and Administration, Chief Technology and Marketing Officer, and Executive Vice President of Sales and Business Development, respectively, will retain their current employment agreements with the surviving corporation after the completion of the merger and each will continue to serve in such positions with the surviving corporation following the merger.

          We also expect that Randall L. Peat, our Co-Chairman, Paul R. Sylvester, our Chief Executive Officer and Co-Chairman, and Krista L. Inosencio, our Chief Financial Officer, will resign following the merger and will not continue to serve with the surviving corporation. Upon the termination of Messrs. Peat's and Sylvester's and Ms. Inosencio's employment, they will be entitled to certain benefits. See "The Merger-Interests of Certain Persons in the Merger-Change in Control Benefits" on page 29.

Representations and Warranties

          The merger agreement contains representations and warranties that Manatron, Parent and Manatron Merger Sub, Inc. have made to each other as of specific dates. The assertions embodied in those representations and warranties were made for purposes of the merger agreement, a copy of which is attached hereto as Annex A and which is incorporated by reference into this proxy statement. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the merger agreement entitled "Representations and Warranties of the Company" and "Representations and Warranties of Parent and Merger Sub" in Annex A to this proxy statement.

          The assertions embodied in the representations and warranties are qualified by information in a confidential disclosure letter that Manatron provided to Parent and Manatron Merger Sub, Inc. in connection with the signing of the merger agreement. While Manatron does not believe that the confidential disclosure letter contains information that is required to be disclosed under applicable securities laws, other than information that has already been so disclosed, the disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about us, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Manatron, Parent and Manatron Merger Sub, Inc., and are modified in important part by the underlying disclosure letter.

          Our representations and warranties in the merger agreement relate to, among other things:
•	our and our subsidiary's proper organization, good standing and corporate power to operate our businesses;

•	our capitalization, including in particular the number of shares of Manatron common stock and stock options outstanding;

•	our articles of incorporation and bylaws and those of our subsidiary;

•	our corporate power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with our organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and completing the merger;

•	required consents and approvals of governmental entities in connection with the merger;

•	the vote required by our shareholders in connection with the approval of the merger agreement and merger;

•	our SEC filings, the financial statements contained in those filings and our internal controls;

•	the accuracy and completeness of information Manatron has supplied for inclusion in this proxy statement;

•	the absence of liabilities, other than (i) liabilities incurred in connection with the merger, and (ii) liabilities that would not have a material adverse effect;

•	the absence of certain changes and events since April 30, 2007, including the absence of a material adverse effect;

•	employment and labor matters affecting us, including matters relating to our employee benefit plans;

•	real property owned and leased by Manatron and its subsidiary and title to assets;

•	our intellectual property;

•	taxes, environmental matters and certain specified types of contracts;

•	the absence of litigation or outstanding court orders against us;

•	our compliance with applicable statutes, laws, rules, orders and regulations;

•	our possession of all licenses and permits necessary to operate our properties and carry on our business;

•	our insurance policies;

•	receipt by the board of directors of an opinion from First Analysis Securities Corporation;

•	the Company's amendment to its rights plan making it inapplicable to the merger;

•	inapplicability of state anti-takeover laws to the merger;

•	the absence of undisclosed broker's fees; and

•	export control laws.

          For the purposes of the merger agreement, "material adverse effect" means any change, event, violation, inaccuracy, effect or circumstance that is or could reasonably expected to be materially adverse to our business, operations, properties, financial condition, assets or liabilities or prevent or materially delay the performance by us of any of our obligations under the merger agreement or the consummation of the merger or the other transactions contemplated by the merger agreement, or Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation and its subsidiary taken as a whole.

          Under the merger agreement, the following events do not constitute, or are not to be taken into account in determining whether there has been or will be, a "material adverse effect":
•	any change in our stock price or trading volume or change in law or GAAP after the date of the merger agreement;

•	any failure by us to meet published revenue or earnings projections on or after the date of the merger agreement;

•	any effect that results from changes affecting the U.S or worldwide economy generally (to the extent any such changes do not have a disproportionate effect on us);

•	any effect resulting from compliance with the terms and conditions of the merger agreement;

•

any effect caused by an impact to our relationships with our employees, customers, or suppliers directly attributable to the announcement or pendency of the merger; or any shareholder class action litigation arising from allegations of a breach of fiduciary duty relating to the merger agreement;

•	any declaration of war, military crisis or conflict, civil unrest, act of terrorism, or act of God; and

•	any acts taken with the consent of Parent.

          The merger agreement also contains representations and warranties made by Parent and Manatron Merger Sub, Inc. The representations and warranties of each of Parent and Manatron Merger Sub, Inc. relate to, among other things:

•	its proper organization, good standing and corporate power to operate its businesses;

•	its corporate power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with its organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and completing the merger;

•	required consents and approvals of governmental entities as a result of the merger;

•	the accuracy and completeness of information it has supplied for inclusion in this proxy statement;

•	the operations of Manatron Merger Sub, Inc.;

•	the absence of litigation or outstanding court orders against it;

•

the debt financing letter received by TCB, Parent and Manatron Merger Sub, Inc., including that the debt financing letter is in full force and effect and is a legal, valid and binding obligation of Parent, Manatron Merger Sub, Inc. and, to the knowledge of Parent, the other parties to thereto; and

•	the absence of undisclosed broker's fees.

          The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Conduct of Our Business Pending the Merger

          Under the merger agreement, we have agreed that, subject to certain exceptions or unless Parent gives its prior written consent, between January 14, 2008 and the completion of the merger, we and our subsidiary will:
•	maintain our existence in good standing under applicable law;

•	conduct our business and operations only in the ordinary and usual course of business and in a manner consistent with prior practice; and

•

use commercially reasonable efforts to (i) preserve intact our assets, properties, contracts or other legally binding understandings, licenses and business organizations, (ii) keep available the services of our current officers and key employees, and (iii) preserve our current relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, employees, contractors and other persons with which we and our subsidiary have business relations.

          We have also agreed that during the same time period, and again subject to certain exceptions or unless Parent gives its prior written consent, we and our subsidiary will not:

•	declare, set aside, make or pay any dividends or other distributions in respect of any of our capital stock;

•	adjust, split, combine or reclassify any of our capital stock or issue or authorize any other securities in lieu of or in substitution for shares of our capital stock;

•

repurchase, redeem or otherwise acquire any shares of our capital stock or any of our stock rights (except pursuant to restricted stock award agreements outstanding on the date of the merger agreement);

•

issue, deliver or sell, pledge or encumber any shares of our capital stock or any of our stock rights (other than the issuance of shares of Manatron common stock upon the exercise of our stock options outstanding as of the date of the merger agreement);

•	take any action that would reasonably be expected to impair our ability to complete or materially delay the merger in accordance with the terms of the merger agreement;

•	amend our articles of incorporation or our bylaws or equivalent organizational documents of our subsidiary;

•

become liable for any indebtedness for borrowed money, other than short-term borrowings under existing lines of credit incurred in the ordinary course of business, or otherwise become liable for the obligations of any other person;

•

make any loans, advances or capital contributions to or investments in any other person (other than loans, advances, capital contributions or investments less than $250,000 made in the ordinary course of business);

•	merge or consolidate with any other entity or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

•	change our tax accounting methods, principles or practices, except as required by GAAP or applicable laws;

•

alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to our present or former employees, directors or affiliates, other than alterations or amendments (i) made with respect to non-officers and non-directors in the ordinary course of business that, in the aggregate, do not result in a material increase in benefits or compensation expense to us, (ii) as expressly contemplated by the merger agreement with respect to our stock options and restricted stock, or (iii) required under applicable laws;

•	hire any new employees other than non-officer employees in the ordinary course of business;

•	sell, license, mortgage, transfer, lease, pledge or otherwise subject to any encumbrance or otherwise dispose of any material properties or assets, other than in the ordinary course of business;

•	acquire any material business, assets or securities other than in the ordinary course of business;

•

make any tax election not consistent with prior practice or settle or compromise any income tax liability or fail to file any material tax return when due or fail to cause such tax returns when filed to be complete and accurate in all material respects;

•

incur (or commit to incur) any capital expenditures, or any obligations or liabilities in connection with such capital expenditures that, individually or in the aggregate, are in excess of $250,000, except in the ordinary course of business;

•

pay, discharge, settle or satisfy any liabilities, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business as required by any applicable law, as accrued for in our financial statements or as required by the terms of any of our contracts in effect on the date of the merger agreement;

•

waive, release, grant or transfer any right of material value, other than in the ordinary course of business, or agree to modify in any material adverse respect any material confidentiality or similar agreement to which we are a party;

•

enter into, modify, amend or terminate (i) any contract which if so entered into, modified, amended or terminated could likely have a material adverse effect on us, materially impair our ability to perform our obligations under the merger agreement or prevent or materially delay the completion of the transactions contemplated by the merger agreement, or (ii) any of our material contracts, except in the ordinary course of business;

•	terminate any officer or key employee of Manatron other than for good reason or for reasonable cause;

•	maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

•	except as required by GAAP, revalue any of our material assets or make any changes in accounting methods, principles or practices;

•

enter into any transaction that could give rise to a disclosure obligation as a "reportable transaction" under Section 6011 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder;

•

engage in any transaction with, or enter into any agreement with, any of our affiliates or any other person covered by Item 404 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, that would be required to be disclosed under such Item 404;

•	compromise or settle any suit, claim, action, investigation or proceeding directly relating to or affecting our intellectual property or having a value or in an amount in excess of $100,000;

•

effectuate a "plant closing" or "mass layoff," as those terms are defined in the U.S. Worker Adjustment and Retraining Notification Act, affecting any site of employment, facility, operating unit or employee of Manatron;

•	grant any material refunds, credits, rebates or other allowances by us to any end user, customer, reseller or distributor, other than in the ordinary course of business;

•	abandon or allow to lapse or expire any registration or application for our material intellectual property; or

•	agree to take any of the actions described above.

Financing

          Parent and Manatron Merger Sub, Inc. have agreed to use commercially reasonable efforts to fully satisfy on a timely basis all the terms, conditions, representations and warranties contained in the debt financing letter relating to the financing for the merger. Parent has also agreed to keep us informed regarding the status of the financing. Parent will notify us promptly, and in any event within two business days, if at any time before completion of the merger (i) the debt financing letter with respect to the financing of the merger should expire or be terminated for any reason, or (ii) any financing source that is a party to the debt financing letter notifies Parent or Manatron Merger Sub, Inc. that such source no longer intends to either provide or underwrite financing to Manatron Merger Sub, Inc. on the terms set forth in such financing letter. In the event any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt financing letter, Parent and Manatron Merger Sub, Inc. will use commercially reasonable efforts to arrange to obtain alternative debt financing on terms Parent determines reasonably and in good faith are not materially less beneficial to Manatron Merger Sub, Inc. as promptly as practicable following the occurrence of such event. We have agreed to use commercially reasonable efforts to cooperate, and to cause our subsidiary and representatives to cooperate, with Parent and its representatives in connection with the financing. Parent's obligation to complete the merger is not contingent on Parent's ability to complete a public offering or private placement of equity or debt securities or to obtain any other type of financing prior to the completion of the merger.

No Solicitation of Transactions

          We have agreed that so long as the merger agreement remains in effect, we (and our affiliates, officers, directors and agents) will not:
•	solicit, initiate or encourage the submission of an alternative proposal (as defined below); or

•

participate in any discussions or negotiations regarding, or furnish any non-public information or data about us to any third party (other than Parent and Manatron Merger Sub, Inc.) for the purpose of facilitating, inducing or encouraging any proposal that is, or may reasonably be expected to lead to, an alternative proposal.

          The above restrictions on solicitation contained in the merger agreement do not prevent our board of directors from, prior to the special meeting of shareholders, complying with Rules 14-d(9) and 14-e(2) under the Securities Exchange Act of 1934, as amended, or engaging in discussions, participating in negotiations with or furnishing non-public information to, a third party making an unsolicited, bona fide alternative proposal if our board of directors determines in good faith (after consulting with an outside financial advisor or legal counsel) that the alternative proposal is, or presents a reasonable possibility of resulting in, a superior proposal. Furthermore, we may enter into discussions or negotiations with, or furnish non-public information to, a third party only if the following conditions are satisfied:
•

we receive from the third party an executed confidentiality agreement having terms and conditions no less favorable to us than the Confidentiality Agreement, dated October 24, 2007, between TCB and us;

•	promptly upon furnishing any non-public information to the third party, we furnish this non-public information to Parent, to the extent not previously provided; and

•	we do not provide any non-public information or other confidential information that would result in competitive harm or detriment to our ability to effectively compete in any of our businesses.

          In addition to the restrictions on solicitation described above, we are required to promptly notify Parent of:
•

receipt of any alternative proposal, any request for information (including non-public information) by any third party that has made an alternative proposal, receipt of an amendment to a previously disclosed alternative proposal, and any determination that an alternative proposal constitutes a superior proposal;

•	the identity of the person or group making any alternative proposal; and

•	the material terms and conditions of the alternative proposal.

          In addition, if we receive a superior proposal, we are required, during the two business days following notice of such proposal to Parent, to negotiate in good faith with Parent to revise the merger agreement if and to the extent our board of directors determines that such negotiations would be consistent with its fiduciary duties.

          Our board of directors may, in response to a superior proposal by a third party, withdraw or modify its approval or recommendation to our shareholders to vote in favor of the adoption of the merger agreement, if both of the following conditions are met:
•	a superior proposal has been made and has not been withdrawn; and

•

our board of directors has determined in good faith, after consulting its outside legal advisors, that there is a reasonable basis to conclude that the board's failure to effect a change of recommendation in light of the superior proposal would result in a reasonable possibility of a breach of its fiduciary duties to our shareholders under applicable law.

          Our board of directors may accept and enter into an agreement for a superior proposal and terminate the merger agreement immediately prior to, or immediately after, its acceptance of the superior proposal if all of the following conditions are met:
•	a superior proposal has been made and has not been withdrawn;

•	we have not taken any action with respect to the superior proposal for three business days after delivery of a written notice to Parent setting forth our intention to take such action;

•	we shall have complied in all material respects with the provisions contained in the merger agreement relating to restrictions on solicitation; and

•

in the event we terminate the merger agreement and enter into an alternative acquisition agreement for a superior proposal, we pay a termination fee of $2 million, and Parent's out-of-pocket expenses up to $250,000 to Parent concurrently with the termination of the merger agreement.

          Under the merger agreement:
•

The term "alternative proposal" means any written inquiry, proposal or offer from any third party relating to any merger, consolidation or other business combination involving the Company or any acquisition or similar transaction (including a tender offer or exchange offer) involving the purchase of:

•	50% of our and our subsidiary's assets on a consolidated basis, or

•	50% or more of our outstanding common stock.

•

The term "superior proposal" means any bona fide written alternative proposal that our board of directors determines in good faith, after consultation with its outside counsel, contains terms that are more favorable to our shareholders than the transactions contemplated by the merger agreement.

Indemnification

          Under the merger agreement, the surviving corporation will, for a period of six years after completion of the merger, indemnify and hold harmless all of our past and present officers and directors against acts or omissions occurring at or prior to the completion of merger. The surviving corporation will indemnify these individuals to the same extent and in the same manner as such persons were indemnified as of the date of the merger agreement by us pursuant to (i) the existing indemnification agreements between us and our directors and officers, (ii) the Michigan Business Corporation Act, and (iii) our articles of incorporation and our bylaws for acts or omissions occurring at or prior to the completion of the merger.

          The articles of incorporation and bylaws of the surviving corporation will contain provisions with respect to indemnification, advancement of expenses and exculpation of our present and former directors and officers that are at least as favorable to such indemnified persons as those contained in our current certificate of incorporation and bylaws. The indemnification provisions in the surviving corporation's certificate of incorporation and bylaws will not be amended, repealed or otherwise modified in any manner adverse to our present and former directors and officers for a period of not less than six years following the completion of the merger, unless required by law.

          As a condition to the consummation of the merger, Parent is required to use its reasonable best efforts to cause the surviving corporation to maintain a directors' and officers' insurance policy that provides for coverage for acts or omissions of the existing directors and executive officers of the Company occurring prior to the effective time of the merger. The merger agreement further requires that Parent cause the surviving corporation to maintain this insurance policy in effect for a period of six years after the completion of the merger and for so long thereafter as any claim for insurance coverage asserted on or prior to the end of such six-year period has not been adjudicated. The merger agreement also provides that this directors' and officers' insurance policy must be in an amount and scope at least as favorable as our policies existing on the date of the merger agreement; provided, however, that the surviving corporation shall not be required to pay an annual premium for such insurance in excess of $100,000, but in such case shall purchase as much coverage as possible for such amount. The Company has received commitments for such insurance coverage and this coverage will be in place prior to the completion of the merger.

          The obligations described above regarding directors' and officers' indemnification and insurance must be assumed by any successor of the surviving corporation or Parent as a result of any consolidation, merger or transfer of all or substantially all properties and assets of the surviving corporation or Parent.

Employee Benefits

          Under the merger agreement, Parent has acknowledged that it expects that it will cause our employee benefit plans (other than option plans and other equity-based plans) in effect on the date of the merger agreement to remain in effect for nine months after completion of the merger or, to the extent that such benefit plans are not continued, cause us to provide benefit plans that are substantially comparable, in the aggregate, to the benefit plans (other than option plans and other equity-based plans) in effect on the date of the merger agreement.

          With respect to any benefit plans maintained by the surviving corporation after the merger in which any of our employees will participate, Parent has acknowledged that it expects to use commercially reasonable efforts to:
•	recognize all service performed for us by our employees prior to the completion of the merger for eligibility and vesting purposes;

•	waive any pre-existing condition exclusions (other than pre-existing conditions that, as of the completion of the merger, have not been satisfied under any of our benefit plans); and

•

provide that any deductible, coinsurance or out-of-pocket expenses incurred on or before the completion of the merger during the plan year in which the merger occurs under any of our applicable benefit plans will be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the completion of the merger under the applicable health plan that provides benefits to our employees.

          Upon the completion of the merger, our stock option plans will terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of our capital stock will be canceled. Upon the completion of the merger, no participant in our option plans or other plans, programs or arrangements will have the right under these plans to acquire any equity securities of Manatron, the surviving corporation or any subsidiary thereof.

Agreement to Take Further Action and to Use Commercially Reasonable Efforts

          Each party to the merger agreement has agreed to use commercially reasonable efforts to fulfill all conditions applicable to such party pursuant to the merger agreement and to expeditiously complete the merger and the other transactions contemplated by the merger agreement. Among other things, each party has committed to use such efforts to cooperate with each of the other parties to:
•	take all commercially reasonable acts necessary to cause the conditions to completion of the merger (as described in the merger agreement) to be satisfied;

•

obtain all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from governmental entities and make all necessary, proper or advisable registrations, filings and notices and take all reasonable steps as may be necessary to obtain an approval, waiver or exemption from any governmental entity (including under the HSR Act);

•	obtain all consents and approvals from non-governmental third parties;

•

as promptly as practicable, (i) make any required submissions under the HSR Act and any other antitrust laws which we or Parent determine should be made in connection with the merger and related transactions, (ii) determine whether any filings are required to be or should be made, or consents, approvals, permits, authorizations or waivers are required to be or should be obtained from other federal, state or foreign governmental authorities or from other third parties in connection with the completion of the transactions contemplated by the merger agreement, and (iii) furnish to each other information required in connection with any such filings, and seek to obtain any such consents, approvals, permits, authorizations or waivers;

•

promptly inform each other of the commencement or threatened commencement of any suit, claim, action, investigation or proceeding by any governmental entity with respect to the merger or any related transaction, and keep each other informed as to the status of any such suit, claim, action, investigation, proceeding or threat;

•

promptly inform each other of any material communication concerning the HSR Act or other antitrust laws to or from any governmental entity regarding the merger, and assist each other in connection with any filing or other act taken to comply with the HSR Act and any other antitrust laws; and

•	cooperate with each other in taking or causing to be taken all actions necessary to delist Manatron's common stock from NASDAQ and terminate registration under the Exchange Act.

Conditions to the Merger

          The obligations of all parties to complete the merger are subject to the following conditions:
•	the approval of the merger agreement by the holders of a majority of the outstanding shares of Manatron common stock;

•	the absence of any law or order that prevents or prohibits completion of the merger;

•	the receipt from all governmental authorities of all consents, approvals and authorizations legally required to be obtained to complete the merger; and

•	the expiration or termination of applicable waiting periods under applicable U.S. and non-U.S. antitrust laws, and the receipt of any approvals required thereunder.

          The obligations of Parent and Manatron Merger Sub, Inc. to complete the merger are subject to the following additional conditions:
•

our representations and warranties must be true and correct in all material respects without reference to any materiality qualification at and as of the date of the merger agreement and at the effective time of the merger as if made at and as of the effective time (except to the extent expressly made as of an earlier date);

•

the performance or compliance, in all material respects, by us with all agreements and covenants required by the merger agreement to be performed or complied with on or prior to the completion of the merger;

•	our delivery to Parent of a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, agreements and covenants;

•	our delivery to Parent of a certificate to the effect that we are not a U.S. real property holding company;

•	the absence of any occurrence that has had a material adverse effect on us;

•	the filing by us with the SEC of our Quarterly Report on Form 10-Q for the quarter ended January 31, 2007;

•

our share count not exceeding 5,110,374 shares (including restricted stock) plus the number of shares issued upon the exercise of stock options outstanding as of the date of the merger agreement, which shall not exceed 851,300;

•	our delivery to Parent of payoff letters with respect to our outstanding indebtedness and releases of all encumbrances securing our outstanding indebtedness; and

•	the absence of any contingent or off-balance sheet liabilities.

          The obligations of the Company to complete the merger are subject to the following additional conditions:
•

Parent's representations and warranties must be true and correct in all material respects without reference to any materiality qualification at and as of the date of the merger agreement and at the effective time of the merger as if made at and as of the effective time (except to the extent expressly made as of an earlier date);

•

the performance or compliance, in all material respects, by Parent with all agreements and covenants required by the merger agreement to be performed or complied with on or prior to the completion of the merger;

•	the delivery by Parent of a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, agreements and covenants; and

•

Parent's obtaining a directors' and officers' insurance policy that provides coverage for acts and omissions of our existing directors and executive officers occurring prior to the effective time of the merger.

Termination

          The merger agreement may be terminated and the merger may be abandoned at any time before the completion of the merger, whether or not shareholder approval has been obtained:
•	by the mutual written consent of Manatron and Parent;

•

by Parent or Manatron (i) if a governmental entity issues an order or takes any other action to permanently enjoin the merger, (ii) if Manatron's shareholders fail to approve the merger agreement (giving effect to any adjournment or postponement of the special meeting), (iii) if the merger shall not have been consummated by April 30, 2008 (the "Outside Termination Date"), or (iv) if the other party breaches any of its representations, warranties, or covenants in the merger agreement such that the aggregate effect of such breaches has a material adverse effect, or the other party breaches, in a material respect, its covenants or agreements in the merger agreement, and, in each case, such breach is not, or is not reasonably capable of being, cured by the Outside Termination Date; or

•

by Parent (i) if the board of directors of Manatron withdraws or adversely modifies its adopts or recommendations of the merger, (ii) the board of directors of Manatron fails to reaffirm its adoption or recommendations of the merger or the merger agreement within ten business days after Parent requests that it do so, (iii) the board of directors of Manatron (A) recommends that our shareholders approve or accept an alternative proposal, or (B) determines to accept a superior proposal, (iv) Manatron breaches its covenant to convene the special meeting of its shareholders or breaches its covenant not to solicit an alternative proposal, or (v) a third party commences a tender or exchange offer or other alternative proposal and Manatron does not send a statement to its shareholders recommending rejection of such offer within ten business days after such offer is first published, sent or given.

          Manatron may also terminate the merger agreement in the event it approves or accepts a superior proposal and pays the termination fee to Parent described below.

Fees and Expenses

          Manatron has agreed to pay Parent, or such other persons designated in writing by Parent, a termination fee in the amount of $2 million and Parent's out-of-pocket expenses in connection with the merger up to $250,000 if:
•	Manatron terminates the merger agreement in connection with an acquisition agreement for a superior proposal; or

•	Parent terminates the merger agreement for any of the reasons set forth in the third bullet point above under "-Termination."

          In addition, if Manatron or Parent terminate the merger agreement because:
•	the shareholders fail to approve the merger agreement at the special meeting; or

•	the merger has not been completed before April 30, 2008;

then Manatron will be obligated to pay Parent or its designee the termination fee of $2 million and Parent's out-of-pocket expenses in connection with the merger up to $250,000 if Manatron enters into an acquisition agreement with a third party within six months after termination of the merger agreement.

          If all of the conditions to Parent's obligation to complete the merger have been satisfied and Parent fails to close the transactions contemplated by the merger agreement, including the merger, Manatron may terminate the merger agreement and Parent will be obligated to pay Manatron a termination fee in the amount of $2 million within five business days of notice of termination.

Amendment and Waiver

          The merger agreement may be amended by the parties in writing by action of their respective boards of directors at any time before or after the merger agreement has been approved by our shareholders and prior to the filing of the certificate of merger with the Michigan Department of Labor and Economic Growth. However, after the merger agreement has been approved by our shareholders, no amendment, modification or supplement will be made to the merger agreement which by law requires the further approval of our shareholders without such further approval. The merger agreement also provides that, at any time prior to the completion of the merger, each of Manatron, Parent and Manatron Merger Sub, Inc. may extend the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement or waive compliance with any of the agreements or conditions of the other parties contained in the merger agreement.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

OTHER AGREEMENTS

Voting Agreements

Voting and Exclusivity

          On January 14, 2008, each of Messrs. Sylvester, McKinzie, Peat, Stephens, Ulanski and Wagner and Mses. Gephart and Inosencio and each of the members of our board of directors entered into voting agreements with us and Parent. A form of the voting agreement can be found as Exhibit A to the merger agreement, which is attached to this proxy statement as Annex A. Pursuant to the voting agreements each individual mentioned above has agreed to vote or consent all of his or her shares of Manatron common stock and those acquired after the date of the agreements, if any, (i) in favor of adoption of the merger agreement, and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the merger) between us and any person or entity other than Parent.

          In addition, each individual has agreed that prior to the completion of the merger he or she will not directly or indirectly (i) sell, transfer, exchange or otherwise dispose of his or her shares of Manatron common stock and those acquired after the date of the agreements, if any, (ii) grant any proxies or powers of attorney, deposit any of his or her shares of Manatron common stock into a voting trust or enter into a voting agreement with respect to any of such shares, or (iii) take any action that could reasonably be expected to have the effect of preventing or disabling him or her from performing his or her obligations under his or her voting agreement at any time prior to the closing of the merger. Each is permitted, however, to transfer his or her shares of Company common stock and those acquired after the date of his or her agreement, if any, to any family member or trust for the benefit of any family member so long as the transferee agrees to be bound by the terms of the voting agreement, or to any charity.

Termination

          The voting agreements will automatically terminate upon the earlier of the completion of the merger, the termination of the merger agreement, or the date on which the board of directors withdraws or modifies, in a manner adverse to Parent or Manatron Merger Sub, Inc., its adoption or recommendation of the merger.

Employment Agreements

          It is anticipated that in connection with the merger, the surviving corporation will continue the employment agreements of Messrs. McKinzie, Stephens, Wagner and Ulanski and Ms. Gephart. Below is a summary of their current employment agreements with Manatron.

Mary N. Gephart's Employment Agreement

          Effective July 17, 2002 and amended on July 22, 2004 and March 8, 2007, the Company entered into an employment agreement with Mary N. Gephart. This agreement provides for the employment of Ms. Gephart until the agreement is terminated as provided therein. Under her employment agreement, Ms. Gephart is entitled to receive: (i) an annual salary; (ii) paid vacation in accordance with the Company's vacation policies; (iii) standard benefits offered to all employees; (iv) automobile expenses in accordance with the Company's standard automobile use policies and practices; and (v) reimbursement of reasonable expenses in connection with the performance of job duties. Ms. Gephart's employment agreement provides that if the Company terminates her employment without Cause or if she resigns for Good Reason (each as defined in her employment agreement) the Company will continue to pay her salary and benefits (to the extent permitted by the Company's benefit plans and subject to her continuing payment of the normal employee contribution) for a period of one year. To be eligible for these payments, Ms. Gephart must sign a general release of claims against Manatron, its affiliated companies, and their officers, directors, employees owners and agents. The employment agreement also prohibits Ms. Gephart from competing with the Company or becoming associated with a Competitive Entity (as defined in the employment agreement), from soliciting active customers, and from soliciting employees to leave the Company, for 12 months after termination of her employment.

G. William McKinzie's Employment Agreement

          On March 21, 2005, the Company entered into an employment agreement with G. William McKinzie. This agreement provides for the employment of Mr. McKinzie until the agreement is terminated as provided therein. Under his employment agreement, Mr. McKinzie is entitled to receive: (i) an annual salary; (ii) paid vacation in accordance with the Company's vacation policies; (iii) standard benefits offered to all employees; (iv) automobile expenses in accordance with the Company's standard automobile use policies and practices; and (v) reimbursement of reasonable expenses in connection with the performance of job duties. Mr. McKinzie's employment agreement provides that if the Company terminates his employment without Cause or if he resigns for Good Reason (each as defined in his employment agreement), the Company will continue to pay his salary and benefits (to the extent permitted by the Company's benefit plans and subject to his continuing payment of the normal employee contribution) for a period of one year. To be eligible for these payments, Mr. McKinzie must sign a general release of claims against Manatron, its affiliated companies, and their officers, directors, employees owners and agents. The employment agreement also prohibits Mr. McKinzie from competing with the Company or becoming associated with a Competitive Entity (as defined in the employment agreement), from soliciting active customers, and from soliciting employees to leave the Company, for a period of one year.

Early L. Stephens' Employment Agreement

          On March 21, 2002, the Company entered into an employment agreement with Early L. Stephens, which was amended on July 22, 2004 and March 8, 2007. This agreement provides for the employment of Mr. Stephens until the agreement is terminated as provided therein. Under his employment agreement, Mr. Stephens is entitled to receive: (i) an annual salary; (ii) paid vacation in accordance with the Company's vacation policies; (iii) standard benefits offered to all employees; (iv) automobile expenses in accordance with the Company's standard automobile use policies and practices; and (v) reimbursement of reasonable expenses in connection with the performance of job duties. Mr. Stephens' employment agreement provides that if the Company terminates his employment without Cause or if he resigns for Good Reason (each as defined in his employment agreement) the Company will continue to pay his salary and benefits (to the extent permitted by the Company's benefit plans and subject to his continuing payment of the normal employee contribution) for a period of one year. To be eligible for these payments, Mr. Stephens must sign a general release of claims against Manatron, its affiliated companies, and their officers, directors, employees owners and agents. The employment agreement also prohibits Mr. Stephens from competing with the Company or becoming associated with a Competitive Entity (as defined in the employment agreement), from soliciting active customers, and from soliciting employees to leave the Company, for a period of one year.

Marty A. Ulanski's Employment Agreement

          Effective August 1, 2004 and as amended March 8, 2007, the Company entered into an employment agreement with Marty A. Ulanski. This agreement provides for the employment of Mr. Ulanski until the agreement is terminated as provided therein. Under his employment agreement, Mr. Ulanski is entitled to receive: (i) an annual salary; (ii) paid vacation in accordance with the Company's vacation policies; (iii) standard benefits offered to all employees; (iv) automobile expenses in accordance with the Company's standard automobile use policies and practices; and (v) reimbursement of reasonable expenses in connection with the performance of job duties. Mr. Ulanski's employment agreement provides that if the Company terminates his employment without Cause or he resigns for Good Reason (each as defined in his employment agreement) the Company will continue to pay his salary and benefits (to the extent permitted by the Company's benefit plans and subject to his continuing payment of the normal employee contribution) for a period of one year. To be eligible for these payments, Mr. Ulanski must sign a general release of claims against Manatron, its affiliated companies, and their officers, directors, employees owners and agents. The employment agreement also prohibits Mr. Ulanski from competing with the Company or becoming associated with a Competitive Entity (as defined in the employment agreement) from soliciting active customers, and from soliciting employees to leave the Company, for a period of one year.

Kurt J. Wagner's Employment Agreement

          Effective February 1, 2006, the Company and its wholly owned subsidiary corporation ASIX Inc. entered into an employment agreement with Kurt J. Wagner. This agreement provides for the employment of Mr. Wagner for three years or until terminated as provided therein. Under his employment agreement, Mr. Wagner is entitled to receive: (i) an annual salary; (ii) paid vacation in accordance with the Company's vacation policies; (iii) standard benefits offered to all employees; (iv) automobile expenses in accordance with the Company's standard automobile use policies and practices; and (v) reimbursement of reasonable expenses in connection with the performance of job duties. Mr. Wagner's employment provides that if the Company terminates his employment without Cause or if he resigns for Good Reason (each as defined in his employment agreement) the Company will continue to pay his salary and benefits (to the extent permitted by the Company's benefit plans and subject to his continuing payment of the normal employee contribution) for a period of one year, if the termination occurs prior to February 1, 2007. If the termination occurs thereafter, the agreement provides that the Company will continue his salary and any and all benefits then in effect for 13 weeks. To be eligible for these payments, Mr. Wagner must sign a general release of claims against Manatron, its affiliated companies, and their officers, directors, employees owners and agents. The employment agreement also prohibits Mr. Wagner from competing with the Company or ASIX Inc. or becoming associated with a Competitive Entity (as defined in the employment agreement), from soliciting active customers, and from soliciting employees to leave the Company, during the period that he is receiving the above post-termination payments or, if longer, until February 1, 2011.

Debt Financing Letter

          In connection with the negotiation of the transactions contemplated by the merger agreement, Thoma Cressey Bravo, Inc. and Wells Fargo entered into a commitment letter, pursuant to which Wells Fargo has committed, subject to certain conditions, to provide or cause to be provided debt financing through new senior secured credit facilities in the aggregate amount of $40 million.

Equity Financing Letter

          In connection with the negotiation of the transactions contemplated by the merger agreement, Manatron Holdings, Inc. and the Thoma Cressey Fund VIII, L.P., entered into an equity commitment letter pursuant to which the Thoma Cressey Fund VIII, L.P. has committed, subject to certain conditions, to provide or cause to be provided equity financing in an amount up to $35 million in connection with the merger.

Limited Guarantee

          In connection with the execution of the merger agreement, Parent delivered to us the limited guarantee of Thoma Cressey Fund VIII, L.P., pursuant to which Thoma Cressey Fund VIII, L.P. has agreed to be responsible for the performance by Parent and Manatron Merger Sub, Inc. of, and to cause Parent and Manatron Merger Sub, Inc. to perform, all of their obligations under the merger agreement that are to be performed by Parent or Manatron Merger Sub, Inc. on or prior to the closing of the merger; provided, however, that the maximum aggregate liability of Thoma Cressey Fund VIII, L.P., as guarantor, shall not in any event exceed the amount of $2 million.

Confidentiality Agreement

          In connection with the negotiation of the transactions contemplated by the merger agreement, we entered into a confidentiality agreement, dated October 24, 2007, with TCB. Pursuant to the confidentiality agreement, TCB agreed to keep information provided by us confidential.

MARKET PRICE AND DIVIDEND DATA

          Manatron's common stock is traded on The NASDAQ Global Market under the symbol "MANA."

          The following table shows the range of high and low bid information reported by The NASDAQ Global Market for the periods indicated:
Year Ended April 30, 2006	High	Low
First Quarter	$10.08	$8.07
Second Quarter	10.30	7.32
Third Quarter	8.47	6.35
Fourth Quarter	8.92	6.62

Year Ended April 30, 2007	High	Low
First Quarter	$6.95	$5.55
Second Quarter	7.42	5.61
Third Quarter	10.35	6.43
Fourth Quarter	9.50	8.22

Year Ended April 30, 2008	High	Low
First Quarter	$9.88	$8.51
Second Quarter	9.50	8.34
Third Quarter (through January 28, 2008)	11.70	7.00

          If the merger is completed, Manatron common stock will be delisted from NASDAQ, there will be no further public market for shares of Manatron common stock, and each share of Manatron common stock will be cancelled and converted into the right to receive $12.00 in cash, without interest less applicable withholding taxes.

          On January 14, 2008, the last trading day prior to the announcement of the merger, the closing price of Manatron common stock was $8.80 per share. On February 14, 2008, the most recent practicable date, the closing price of Manatron common stock was $11.42 per share.

          The Company historically has not paid cash dividends. The Company currently does not anticipate paying cash or stock dividends on its common stock in the foreseeable future, but instead intends to retain its earnings, if any, for the operation and expansion of the Company's business.

          As of February 14, 2008, the Company's common stock was held by approximately 1,200 shareholders, approximately 169 of which were record holders.

OWNERSHIP OF COMMON STOCK

Five Percent Holders

          The following table sets forth information as to each person known by the Company to have been the beneficial owner of more than 5% of the Company's outstanding shares of Common Stock as of February 14, 2008. The number of shares stated is based on information provided by each person or entity listed, and includes shares personally owned of record by the person or entity and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.
	Amount and Nature of Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Sole Voting and Dispositive Power(1)	Shared Voting or Dispositive Power(2)	Total Beneficial Ownership(1)	Percent of Class(3)

Eliot Rose Asset Management, LLC(4) 10 Weybosset Street, Suite 401 Providence, Rhode Island 02903	783,000	--	783,000	15.3%

Randall L. Peat 510 East Milham Avenue Portage, Michigan 49002	401,780	1,345	403,125	7.9%
____________________________________
(1)	These numbers would include shares that may be acquired through options that are exercisable within 60 days after February 14, 2008. However, no party named above holds any options.

(2)

These numbers include shares over which the listed person or entity is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses or children or other relatives over whom the listed person or entity may have substantial influence by reason of relationship.

(3)

These percentages represent the number of shares owned by each beneficial owner as of February 14, 2008, plus the shares that may be acquired by each respective beneficial owner through the exercise of outstanding stock options within 60 days by each beneficial owner after February 14, 2008, as a percentage of the total of all outstanding shares as of February 14, 2008, plus the total of the shares that may be acquired through the exercise of outstanding stock options by each respective beneficial owner within 60 days after February 14, 2008.

(4)

Based on information communicated by Mr. Gary S. Siperstein to the Company as of December 31, 2007, the number of shares over which Gary S. Siperstein and Eliot Rose Asset Management, LLC have voting and dispositive power and of which each is deemed beneficial owner is 783,000 shares of the Company's common stock. Additional information concerning the relationship between Eliot Rose Asset Management, LLC and Gary S. Siperstein can be found in the Schedule 13G/A filed with the Securities and Exchange Commission on January 25, 2008, on behalf of them both, jointly.

Securities Ownership of Management

          The following table sets forth the number of shares of common stock beneficially owned as of February 14, 2008 by each of the Company's directors and executive officers and all of the Company's directors and executive officers as a group. The number of shares stated is based on information provided by each person listed and includes shares personally owned of record by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power(2)	Shared Voting or Dispositive Power(3)	Total Beneficial Ownership(2)	Percent of Class(4)

W. Scott Baker, Director	9,823	--	9,823	*

Gene Bledsoe, Director	32,672	1,102	33,774	*

Mary N. Gephart, Executive Officer	48,427	--	48,427	*

Richard J. Holloman, Director	175,125	--	175,125	3.4%

Krista L. Inosencio, Executive Officer	60,058	--	60,058	1.2%

G. William McKinzie, Executive Officer	113,825	--	113,825	2.2%

Randall L. Peat, Director	401,780	1,345	403,125	7.9%

Early L. Stephens, Executive Officer	93,399	--	93,399	1.8%

Paul R. Sylvester, Executive Officer and Director	142,333	--	142,333	2.8%

Marty A. Ulanski, Executive Officer	63,224	--	63,224	1.2%

Kurt J. Wagner, Executive Officer	223,837	--	223,837	4.4%

Stephen C. Waterbury, Director	20,295	--	20,295	*

All directors and executive officers as a group	1,384,798	2,447	1,387,245	25.4%

*	Less than 1%.

(1)	None of the shares listed in this table have been pledged as security.

(2)

These numbers include shares held directly and shares that may be acquired through options that are exercisable within 60 days after February 14, 2008 and does not take into account that all unvested options will vest upon completion of the merger. The number of shares that may be acquired through options that are exercisable within 60 days after February 14, 2008, for each listed person is as follows:

W. Scott Baker	5,000
Gene Bledsoe	9,000
Mary N. Gephart	29,500
Richard J. Holloman	9,000
Krista L. Inosencio	44,000
G. William McKinzie	65,000
Randall L. Peat	--
Early L. Stephens	65,000
Paul R. Sylvester	60,000

Marty A. Ulanski	45,000
Kurt J. Wagner	--
Stephen C. Waterbury	5,000
All directors and executive officers as a group	336,500

(3)

These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses or children or other relatives over whom the listed person may have substantial influence by reason of relationship.

(4)

These percentages represent the number of shares owned by each beneficial owner as of February 14, 2008, plus the shares that may be acquired by each beneficial owner through the exercise of outstanding stock options within 60 days by each after February 14, 2008, as a percentage of the total of all outstanding shares as of February 14, 2008, plus the total of all shares that may be acquired through the exercise of outstanding stock options by each beneficial owner within 60 days after February 14, 2008.

COMPANY PURCHASES OF EQUITY SECURITIES

          During the period set forth in the below table the Company has re-purchased its common stock under previously announced repurchase programs and repurchases to cover tax implications of executive restricted stock vestings. The below table sets forth the number of securities purchased, the range of prices paid and the average price for each quarter during that period.
	Number of Securities Repurchased	Range of Prices Paid	Average Price Paid
Fiscal Year 2006
First Quarter	4,095	$9.47	$9.47
Second Quarter	26,383	8.05-9.95	8.71
Third Quarter	0	N/A	N/A
Fourth Quarter	0	N/A	N/A

Fiscal Year 2007
First Quarter	3,254	$5.96	$5.96
Second Quarter	16,620	6.25-6.89	6.68
Third Quarter	35,101	8.62-8.80	8.71
Fourth Quarter	6,000	8.95	8.95

Fiscal Year 2008
First Quarter	10,239	$8.98-9.21	$9.05
Second Quarter	4,816	8.95	8.95

APPRAISAL RIGHTS

          Michigan law does not entitle the holders of shares of our common stock to seek appraisal of the fair value of their shares in connection with the merger.

PROPOSAL NO. 2-ADJOURNMENT OF THE SPECIAL MEETING

          If at the special meeting of the shareholders, the number of shares of Manatron common stock present or represented and voting in favor of approval of the merger agreement is insufficient to approve that proposal, we intend to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies in respect of such proposal. In that event, we will ask our shareholders to vote only upon the adjournment proposal, and not the proposal regarding the approval of the merger agreement.

          In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the shareholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the approval of the merger agreement to defeat that proposal, we could adjourn the special meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of approval of the merger agreement.

          Under the Michigan Business Corporation Act and our Amended and Restated Bylaws, we may also adjourn the special meeting of shareholders for reasons other than to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. Any such adjournment may be made without notice, provided an announcement is made at the special meeting of the time, date and place of the adjourned meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ADJOURNMENT PROPOSAL.

FUTURE SHAREHOLDER PROPOSALS

          If the merger is consummated, we will not have public shareholders and there will be no public participation in any future meetings of shareholders. However, if the merger is not completed, we will hold an annual meeting of shareholders in 2008. Proposals of shareholders intended to be presented at the 2008 annual meeting of shareholders must have been received by us at our principal office in Portage, Michigan, not later than May 4, 2008 for inclusion in the proxy statement for that meeting.

OTHER MATTERS

          As of the date of this Proxy Statement, the only business that our board of directors intends to present or knows that others will present at the special meeting is as set forth above. If any other matter or matters are properly brought before the special meeting, or any postponements or adjournments thereof, the proxy holders intend to vote each proxy on these new matters in accordance with the recommendation of our board of directors.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These Securities and Exchange Commission filings are also available to the public at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Our Internet website address is www.manatron.com. However, any information that is included on or linked to our Internet website is not a part of this Proxy Statement.

HOUSEHOLDING OF PROXY MATERIALS

          In accordance with Rule 14a-3(e) (l) under the Exchange Act, one proxy statement may be delivered to two or more shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to Manatron, Inc., 510 East Milham Avenue, Portage, Michigan 49002, Attention: Corporate Secretary, or upon oral request by calling (269) 567-2900.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MANATRON INTERMEDIATE HOLDINGS, INC.,

MANATRON MERGER SUB, INC.

AND

MANATRON, INC.

DATED AS OF JANUARY 14, 2008

TABLE OF CONTENTS
-i-

-ii-

-iii-

EXHIBITS

A.          Form of Voting Agreement

B.          FIRPTA Certificate

-iv-

AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (together with all annexes, letters, schedules and exhibits hereto, this "Agreement"), dated as of January 14, 2008, is by and among Manatron Intermediate Holdings, Inc., a Delaware corporation ("Parent"), Manatron Merger Sub, Inc., a Michigan corporation and wholly-owned direct subsidiary of Parent ("Merger Sub"), and Manatron, Inc., a Michigan corporation (the "Company").

RECITALS

          A.          The Company and Merger Sub each have determined that it is advisable, fair to and in the best interests of its shareholders to effect a merger (the "Merger") of Merger Sub with and into the Company pursuant to the Michigan Business Corporation Act (the "MBCA") upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, no par value per share of the Company (together with each associated share purchase right (each, a "Right") under the Company's Rights Agreement dated as of June 16, 2007, between the Company and Registrar and Transfer Company, a New Jersey corporation, as rights agent (the "Rights Plan")) ("Company Common Stock"), shall be converted into the right to receive cash, as set forth herein, all upon the terms and subject to the conditions of this Agreement.

          B.          The Board of Directors of the Company (the "Company Board of Directors") has unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and its shareholders (the "Company Shareholders") and (iii) will recommend the approval of this Agreement by the Company Shareholders.

          C.          The Board of Directors of Parent and Merger Sub have unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of Merger Sub and its sole shareholder and (iii) recommended the approval of this Agreement by Merger Sub's sole shareholder.

          D.          Simultaneously with the execution and delivery of this Agreement, certain Company Shareholders have entered into voting agreements in the form attached hereto as Exhibit A (the "Voting Agreements"), dated as of the date hereof, with Parent, pursuant to which, among other things, such Company Shareholders have agreed to vote their shares in favor of the approval of this Agreement and against any competing proposals unless it constitutes a Superior Proposal.

          E.          Certain capitalized terms used in this Agreement are defined in Article IX, and Annex I includes an index of all capitalized terms used in this Agreement.

AGREEMENT

          In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

          Section 1.1          The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and the Parent shall consummate the Merger pursuant to which (a) the Merger Sub shall be merged with and into the Company and the separate corporate existence of the Merger Sub shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Michigan, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in the MBCA.

          Section 1.2          Closing. Subject to the terms and conditions of this Agreement, the Closing will take place at 10:00 a.m., local time, as promptly as practicable but in no event later than the second Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI (the "Closing Date"), at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois 60601, unless another time, date or place is agreed to in writing by the parties.

          Section 1.3          Effective Time. On the Closing Date and subject to the terms and conditions hereof, the Certificate of Merger shall be delivered for filing with the Michigan DLEG. The Merger shall become effective at the Effective Time. If the Michigan DLEG requires any changes in the Certificate of Merger as a condition to filing or issuing a certificate to the effect that the Merger is effective, Merger Sub and the Company shall execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

          Section 1.4          Conversion of the Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

          (a)          Except as provided in Section 1.4(b), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (the "Shares") shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive $12.00 in cash, without interest (the "Merger Consideration"), upon surrender of the certificate representing such Shares as provided in Article II. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate theretofore representing such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Shares have been converted, as provided herein.

          (b)          Each Share that is owned by the Company (or any Subsidiary of the Company) as treasury stock or otherwise and each Share owned by Parent shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.

          (c)          Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

          Section 1.5          Organizational Documents.

          (a)          At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that such Articles of Incorporation shall be amended to change the name of the Surviving Corporation to "Manatron, Inc." Thereafter, as so amended, the Articles of Incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by Law.

          (b)          At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation (except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be amended to refer to "Manatron, Inc."). Thereafter, as so amended, the Bylaws of the Surviving Corporation may be amended or repealed in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided by Law.

          Section 1.6          Directors of the Surviving Corporation. The Company shall cause to be delivered to Parent, at Closing, resignations of all the directors of the Company to be effective upon the consummation of the Merger. At the Effective Time, the directors of Merger Sub shall continue in office as the directors of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the Articles of Incorporation and Bylaws of the Surviving Corporation.

          Section 1.7          Company Stock Options.

          (a)          At the Effective Time, each then-outstanding Company Stock Option, including unvested Company Stock Options, shall be cancelled, (i) in the case of a vested or unvested Company Stock Option having a per share exercise price less than the Merger Consideration, for the right to receive from the Surviving Corporation for each share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time an amount (subject to any applicable withholding tax) in cash equal to the product of (A) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (B) the amount by which the Merger Consideration exceeds the per share exercise price of such Company Stock Option, or (ii) in the case of any Company Stock Option having a per share exercise price equal to or greater than the Merger Consideration, without the payment of cash or issuance of other securities in respect thereof. The cancellation of a Company Stock Option as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Stock Option.

          (b)          Prior to the Effective Time, the Company shall take such actions as may be necessary to give effect to the transactions contemplated by this Section 1.7, including, but not limited to, satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act.

          (c)          Except as otherwise agreed to by the parties, (i) the Company Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no participant in the Company Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

          (d)          Prior to the Effective Time, the Company shall deliver to the holders of Company Stock Options notices, in form and substance reasonably acceptable to Parent, setting forth such holders' rights pursuant to this Agreement.

          Section 1.8          Restricted Stock. If any share of Company Common Stock outstanding immediately prior to the Effective Time is unvested or subject to a repurchase option, then, effective immediately prior to the Effective Time, any such share of Company Common Stock shall be fully vested and any repurchase option shall lapse.

          Section 1.9          Adjustments to Prevent Dilution. Notwithstanding the restrictions contained in Section 5.1, in the event that the Company changes the number of Shares, or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be proportionately adjusted to reflect such change.

ARTICLE II

EXCHANGE OF CERTIFICATES

          Section 2.1          Paying Agent. Prior to the Effective Time, Parent shall appoint the Paying Agent to act as paying agent for the payment of the Merger Consideration upon surrender of the Certificates pursuant to this Article II. At the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent on a timely basis, if and when needed for the benefit of the Company Shareholders and for payment in accordance with this Article II through the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the "Exchange Fund"), payable pursuant to Section 1.4 in exchange for outstanding Shares. Any income from investment of the Exchange Fund, which shall be in accordance with the instructions of Parent, will be payable solely to Parent.

          Section 2.2          Exchange Procedures

          (a)          As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, represented outstanding Shares subsequently converted into the right to receive the Merger Consideration, as set forth in Section 1.4: (i) a letter of transmittal (a "Letter of Transmittal") that (A) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 2.6) and (B) shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration.

          (b)          Upon surrender of a Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal, duly completed and executed, and any other documents reasonably required by the Paying Agent or the Surviving Corporation, (i) the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the applicable amount of cash that such holder has the right to receive pursuant to Section 1.4 and (ii) the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificates. Until surrendered as contemplated by this Section 2.2, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration.

          (c)          In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been paid.

          Section 2.3          No Further Ownership Rights. All Merger Consideration paid upon the surrender for exchange of the Certificates representing Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

          Section 2.4          Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Shareholders on the date 365 days after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holder of Shares who has not theretofore received any applicable Merger Consideration to which such Company Shareholder is entitled under this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto and only as a general creditor thereof.

          Section 2.5          No Liability. None of Parent, the Surviving Corporation or Merger Sub shall be liable to any holder of Shares for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such Shares two (2) years after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law or Order, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

          Section 2.6          Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the discretion of Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct, or the execution and delivery by such Person of an indemnity agreement in such form as Parent or the Surviving Corporation may direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the Merger Consideration.

          Section 2.7          Withholding of Tax. Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares and or Company Stock Options such amount as Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be (a) paid over to the applicable Governmental Entity in accordance with applicable Law or Order and (b) treated for all purposes of this Agreement as having been paid to the former holder of a Certificate or Company Stock Option in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as disclosed in the Company Disclosure Letter delivered by the Company to Parent prior to the execution of this Agreement, and except as set forth in the Company Reports (to the extent it is reasonably apparent that any such disclosure set forth in the Company Reports would qualify the representations and warranties contained herein, and excluding (1) any exhibits thereto other than press releases, (2) any items included therein that are incorporated by reference to Company Reports filed prior to December 31, 2006 and (3) any risk factor disclosures or other cautionary, predictive or forward-looking disclosures contained therein), the Company represents and warrants to each of the other parties hereto as follows:

          Section 3.1          Organization and Good Standing; Charter Documents.

          (a)          The Company and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, (ii) has full corporate (or, in the case of any Subsidiary that is not a corporation, other) power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect.

          (b)          The copies of the Company Articles of Incorporation and Company Bylaws that are filed as exhibits to the Company 10-K and the Company's 8-K filed with the SEC on October 15, 2007, respectively, are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Articles of Incorporation or the Company Bylaws and will not be in violation of any of the provisions of the Company Articles of Incorporation or Company Bylaws, as such Company Articles of Incorporation and Company Bylaws may be amended (subject to Section 5.1) between the date hereof and the Closing Date. The Company has made available to Parent true and complete copies of the minute books of the Company from January 1, 2005 and through the date of this Agreement (except for minutes and consents of the Company Board of Directors or any committee thereof relating to the evaluation of the transactions contemplated hereby and the consideration of strategic alternatives relating to the Company).

          Section 3.2          Authority for Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by Company Shareholders, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers.

          Section 3.3          Capitalization.

          (a)          The authorized capital stock of the Company consists of 7,500,000 shares of Company Common Stock and 2,000,000 shares of preferred stock. As of the date hereof, 5,110,374 (not including Company Stock Options) shares of Company Common Stock are issued and outstanding, no shares of preferred stock are issued and outstanding and no shares of Company Common Stock or preferred stock are held in the Company's treasury. All outstanding Shares are, and any additional Shares issued after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, free of any Encumbrances other than Encumbrances imposed upon the holder thereof by reason of the acts or omissions of such holder, not subject to any preemptive rights or rights of first refusal created by statute, and issued in compliance in all material respects with all applicable federal and state securities Laws. The Company will not issue any additional shares of Company Common Stock prior to the Effective Time other than shares issued pursuant to the exercise of Company Stock Options described in Section 3.3(b) below.

          (b)          As of the date hereof, 851,300 Company Stock Options are outstanding pursuant to the Company Option Plans, each such Company Stock Option entitling the holder thereof to purchase one share of Company Common Stock, and 312,200 shares of Company Common Stock are authorized and reserved for future issuance pursuant to the exercise of such Company Stock Option. As of the date hereof, 435,800 Company Stock Options are vested and 415,500 Company Stock Options are unvested; however, all unvested Company Stock Options will become vested upon the consummation of the transactions contemplated by this Agreement. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and issued in compliance in all material respects with all applicable federal and state securities Laws. Except as set forth above and other than the Rights, as of the date of this Agreement, there are no Company Stock Rights. The copies of the Company Option Plans that are filed (or incorporated by reference) as exhibits to the Company 10-K are complete and correct copies thereof as in effect on the date hereof.

          (c)          There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares or to pay any dividend or make any other distribution in respect thereof. As of the date hereof, except for the Voting Agreements, there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of stock of the Company.

          (d)          There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.

          (e)          There are no preemptive rights of first refusal, co-sale rights, "drag-along" rights or registration rights granted by the Company with respect to the Company's capital stock and in effect as of the date hereof.

          (f)          Except for the Company's repurchase rights with respect to unvested shares issued under the Company Option Plans, there are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other Person.

          Section 3.4          Company Subsidiaries. A true and complete list of all the Subsidiaries of the Company is set forth in Exhibit 21 to the Company 10-K. The Company or one of its Subsidiaries is the record and beneficial owner of all outstanding shares of capital stock of each Subsidiary of the Company and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company free and clear of all Encumbrances. Except for the capital stock of, or other equity or voting interests in, the Subsidiaries set forth on Exhibit 21 to the Company 10-K, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person. The Articles of Incorporation and Bylaws (or other organizational documents) of each Subsidiary of the Company have been delivered or otherwise made available to Parent.

          Section 3.5          No Conflict; Required Filings and Consents.

          (a)          The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger (subject to the approval of this Agreement by the Company Required Vote) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the Company Articles of Incorporation or Company Bylaws, or the equivalent charter documents of any Subsidiary of the Company, (ii) conflict with or violate any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations, or result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any property or asset of the Company or its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Company Material Adverse Effect.

          (b)          The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock as of the record date to be established for the Company Shareholders Meeting, voting as a single class, at the Company Shareholders Meeting, in favor of approving this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

          (c)          The Company Board of Directors has unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and the Company Shareholders, (iii) amended the Rights Plan so that (A) neither the execution, delivery or performance of this Agreement nor the consummation of the Merger will cause the Rights to become exercisable and (B) the Rights will expire immediately prior to the Effective Time without any payment being made or shares of the Company's capital stock being issued in respect thereof, and (iv) resolved to recommend the approval and adoption of this Agreement by the Company Shareholders (except as otherwise allowed for in this Agreement).

          (d)          No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of a premerger notification and report form by the Company under the HSR Act, and any applicable filings and approvals under any other Antitrust Law, (ii) the filing with the SEC of the Proxy Statement, as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (iii) any filings or notifications required under the rules and regulations of Nasdaq of the transactions contemplated hereby, and (iv) the filing of the Certificate of Merger with the Michigan DLEG and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business.

          Section 3.6          Compliance. The Company and its Subsidiaries hold all Company Permits, except where the failure to hold such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. All such Company Permits are in full force and effect and the Company and its Subsidiaries are in compliance with the terms of the Company Permits and all applicable Laws, except where the failure to so maintain such Company Permits or to so comply would not be reasonably expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance in all respects with all applicable Laws or Orders, except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received any material notice to the effect that the Company or any of its Subsidiaries is not in compliance with the terms of such Company Permits or any such Laws. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or their respective businesses is pending or, to the Knowledge of the Company, threatened.

          Section 3.7          Litigation.

          (a)          Except as set forth on Schedule 3.7, there are no claims, actions, suits, proceedings, governmental investigations, inquiries or subpoenas pending against the Company or any of its Subsidiaries, or any current or former supervisory employee of the Company or any of its Subsidiaries with respect to any acts or omissions in connection with their employment with the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries, and, to the Knowledge of the Company, there are no threatened claims, actions, suits, proceedings or investigations against the Company or any of its Subsidiaries, or any current or former supervisory employee of the Company or any of its Subsidiaries with respect to any acts or omissions in connection with their employment with the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries. Neither the Company nor any Subsidiary of the Company is subject to any outstanding Order that could reasonably be expected to have a Material Adverse Effect on the Company or is reasonably expected to prevent or delay the consummation of the transactions contemplated by this Agreement. There is not currently any internal investigation or inquiry being conducted by the Company, the Company Board of Directors or any third party or Governmental Entity at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

          Section 3.8          Company Reports; Financial Statements.

          (a)          Except for late Form 4s set forth in the Company Reports, the Company has timely filed all Company Reports required to be filed with the SEC on or prior to the date hereof and will timely file all Company Reports required to be filed with the SEC after the date hereof and prior to the Effective Time. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. Each Company Report has complied, or will comply as the case may be, in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, each as in effect on the date so filed. None of the Company Reports (including any financial statements or schedules included or incorporated by reference therein) contained or will contain, as the case may be, when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

          (b)          Each of the Chief Executive Officer, President and Chief Financial Officer has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the applicable Company Reports filed prior to the date hereof (collectively, the "Certifications") and the statements contained in such Certifications are accurate in all material respects as of the filing thereof.

          (c)          The Company has made available (including via the SEC's EDGAR system, as applicable) to Parent all of the Company Financial Statements. All of the Company Financial Statements

comply in all material respects with applicable requirements of the Exchange Act and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).

          (d)          The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the reports the Company files or submits under the Exchange Act is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities.

          (e)          The Company is, and since enactment of the Sarbanes-Oxley Act has been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

          (f)          The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K promulgated under the Exchange Act, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed, by filing a Form 8-K, any change in or waiver of the Company's code of ethics, as required by Section 406(b) of Sarbanes-Oxley Act. To the Knowledge of the Company, there have been no material violations of provisions of the Company's code of ethics.

          (g)          There are no Liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company, are required by GAAP to be set forth on the Company Financial Statements and are not set forth on the Company Financial Statements, other than (i) Liabilities incurred on behalf of the Company under this Agreement; and (ii) Liabilities that would not reasonably be expected to have a Company Material Adverse Effect.

          Section 3.9          Absence of Certain Changes or Events. Since April 30, 2007, except as disclosed in the Company 10-K or in Company Reports since April 30, 2007 through to the date of this Agreement, and except as specifically contemplated by, or as disclosed in, this Agreement, the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice and, since such date, there has not been, with respect to either the Company or any of its Subsidiaries, (i) any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1 or (ii) any Company Material Adverse Effect.

          Section 3.10          Taxes.

          (a)          The Company and each of its Subsidiaries has timely filed and will timely file with the appropriate Governmental Entities all Tax Returns that are required to be filed by it prior to the Effective Time. All such Tax Returns were correct and complete in all material respects and, in the case of Tax Returns to be filed, will be correct and complete in all material respects. All Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on such Tax Returns) have been timely paid and, in the case of Tax Returns to be filed, will be timely paid. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction. There are no security interests or other liens on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than liens for Taxes not yet due and payable.

          (b)          The Company and its Subsidiaries have timely withheld and paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Third Party.

          (c)          There is no dispute concerning any Tax Liability of the Company or any of its Subsidiaries raised by any Governmental Entity in writing to the Company or any of its Subsidiaries that remains unpaid, and the Company has not received written notice of any threatened audits or investigations relating to any Taxes nor otherwise has any Knowledge of any material threatened audits or investigations relating to any Taxes, in each case for which the Company or any of its Subsidiaries may become directly or indirectly liable.

          (d)          Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency.

          (e)          The unpaid Taxes of the Company and its Subsidiaries did not, as of April 30, 2007, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet set forth in the Company Financial Statements as of such date (disregarding any notes thereto). Neither the Company nor any of its Subsidiaries has incurred any Tax Liability since April 30, 2007 other than a Tax Liability in the ordinary course of business.

          (f)          The Company has made available to Parent complete and accurate copies of all Tax Returns filed by the Company and any of its Subsidiaries on or prior to the date hereof for all tax periods beginning on or after April 30, 2006.

          (g)          There are no agreements relating to the allocating or sharing of Taxes to which the Company or any of its Subsidiaries is a party.

          (h)          Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of law to which the Company or any of its Subsidiaries may be subject, other than the affiliated group of which the Company is the common parent.

          (i)          Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and Parent is not required to withhold tax on the purchase of the Company by reason of Section 1445 of the Code. Neither the Company nor any of its Subsidiaries has constituted either an "expatriated entity" within the meaning of Section 7874(a)(2)(A) of the Code or a "surrogate foreign corporation" within the meaning of Section 7874(a)(2)(B) of the Code.

          (j)          Neither the Company nor any of its Subsidiaries has agreed, or is it required, to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party, and the IRS has not proposed any such adjustment or change in accounting method in writing nor, to the Knowledge of the Company, otherwise proposed any material adjustment or change in accounting method, nor does the Company or any of its Subsidiaries have any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

          (k)          No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company or any of its Subsidiaries.

          (l)          Neither the Company nor any of its Subsidiaries has participated in a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

          (m)          Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) arising out of the transactions contemplated by this Agreement.

          Section 3.11          Personal Property; Real Property.

          (a)          Each of the Company and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of its tangible personal properties and assets reflected in the Company 10-K or acquired after April 30, 2007 (other than assets disposed of since April 30, 2007 in the ordinary course of business consistent with past practice), in each case free and clear of all Encumbrances, except for Encumbrances that secure indebtedness and that are properly reflected in the Company 10-K and Encumbrances that can be removed for a cost of less than $100,000. The tangible personal property and assets of the Company and its Subsidiaries are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are operated in accordance with all applicable licenses, permits, consents and governmental authorizations, and are usable in the regular and ordinary course of business, except as would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries either owns, or has valid leasehold interests in, all tangible personal properties and assets used by it in the conduct of its business, except where the absence of such ownership or leasehold interest would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any other Person to sell or otherwise dispose of any of its tangible personal properties or assets (other than the sale of the Company's products in the ordinary course of business) with an individual value in excess of $100,000 or an aggregate value in excess of $250,000.

          (b)          Section 3.11(b) of the Company Disclosure Letter sets forth the address and description for each parcel of Owned Real Property. The Company or the applicable Subsidiary of the Company (as the case may be) has good and marketable indefeasible fee simple title to the Owned Real Property. The Owned Real Property is free and clear of all Encumbrances of any nature whatsoever and are not subject to any rights of way, building use covenants, conditions, restrictions, exceptions, variances, reservations or limitations of any nature whatsoever except (i) Encumbrances and minor imperfections of title, if any, none of which are substantial in amount, materially detract from the value or impair the use or occupancy of the property subject thereto, or impair the operations of the Company or any of its Subsidiaries; (ii) Encumbrances for current Taxes not yet due and payable as of the Closing Date; and (iii) Encumbrances set forth on Schedule 3.11(b). The Company or the applicable Subsidiary of the Company (as the case may be) has not leased or otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof. Other than the rights of Parent or Merger Sub pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein. Neither the Company nor any Subsidiary of the Company is a party to any agreement or option to purchase any real property or interest therein.

          (c)          Section 3.11(c) of the Company Disclosure Letter sets forth the address of each Leased Real Property, and a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Real Property (including the date and name of the parties to such Lease document). The Company has delivered or made available to Parent and Merger Sub a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Each of the Company and its Subsidiaries has complied with the terms of all of the Leases except for such non-compliances that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. With respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect except for such failures to be in full force and effect that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect; (ii) the Company's or the applicable Subsidiaries' (as the case may be) possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Company's knowledge, there are no disputes with respect to such Lease; (iii) neither the Company, any applicable Subsidiary of the Company (as the case may be), nor any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit termination, modification or acceleration of rent under such Lease; and (iv) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full.

          Section 3.12          Officers, Directors, Employees and Affiliates.

          (a)          Except as listed on Schedule 3.12 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any Employment Agreement and, except as listed on Schedule 3.12 or as otherwise contemplated by Section 1.7 and Section 1.8, no severance or other payment will become due or benefits or compensation increase or accelerate as a result of the transactions contemplated by this Agreement, solely or together with any other event, including a subsequent termination of employment.

          (b)          Except for compensation and benefits received in the ordinary course of business as an employee or director of the Company or its Subsidiaries, no director, officer or other Affiliate or Associate of the Company or any entity in which, to the Knowledge of the Company, any such director, officer or other Affiliate or Associate owns any beneficial interest (other than a beneficial interest in a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by any such Persons) is currently a party to or has any interest in (i) any partnership, joint venture, contract, arrangement or understanding with, or relating to, the business or operations of the Company or its Subsidiaries in which the amount involved exceeds $100,000 per annum, (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or its Subsidiaries, or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in the business or operations of the Company or its Subsidiaries.

          Section 3.13          Employee Benefit Plans.

          (a)          Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan. The Company has not been notified that any Company Benefit Plan is undergoing an audit or is subject to an investigation of the IRS, the United States Department of Labor or any other Governmental Entity.

          (b)          In respect of each Company Benefit Plan, a complete and correct copy of each of the following documents (if applicable) has been made available to Parent: (i) the most recent plan documents or written agreement thereof, and all amendments thereto and all related trust or other funding vehicles with respect to each such Company Benefit Plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the Forms 5500 (including schedules and attachments), financial statements and actuarial reports for the past three (3) years; and (iv) the most recent IRS determination or opinion letter.

          (c)          Neither the Company nor any entity treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code maintains or is required to contribute to any Company Benefit Plan that (i) is a "multiemployer plan" as defined in Sections 3(37) of ERISA, (ii) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, or (iii) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state law).

          (d)          The Company Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code are subject to current favorable determination or opinion letters from the IRS and, to the Knowledge of the Company, nothing has occurred that is reasonably likely to result in the revocation of such letter.

          (e)          The Company Benefit Plans have been maintained and administered in all material respects in accordance with their terms and applicable laws.

          (f)          There are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or, to the Knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Company Benefit Plan or any related trust or other funding medium thereunder or with respect to the Company or its Subsidiaries as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof, which would reasonably be expected to have a Company Material Adverse Effect.

          (g)          Except as set forth in Section 3.13(g) of the Company Disclosure Letter, none of the Company Benefit Plans are subject to any law or applicable custom of any jurisdiction outside of the United States.

          (h)          All contributions or premiums due with respect to any Company Benefit Plan for all periods ending on or before the date of this Agreement have been made (or accrued on the Company Financial Statements) in accordance with the terms of the applicable plans and in accordance with historical practice.

          Section 3.14          Labor Relations.

          (a)          The Company and its Subsidiaries are in compliance with all applicable Laws and Orders governing or concerning conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including the Labor Laws, except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect.

          (b)          The employees of the Company and its Subsidiaries have not been, and currently are not, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board, including the NLRB, or certified or voluntarily recognized by any other Governmental Entity and there is not, to the Knowledge of the Company, any attempt to organize any employees of the Company or its Subsidiaries. There has not been, nor is there existent or, to the Knowledge of the Company, threatened, any material strike, slowdown, picketing or work stoppage by the employees of the Company or its Subsidiaries.

          (c)          No claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime or other compensation, benefits, child labor or record-keeping violations has been filed or is pending or, to the Knowledge of the Company, is threatened under the FLSA, the Davis-Bacon Act, the Walsh-Healey Act or the Service Contract Act, or any other Law. No discrimination, illegal harassment and/or retaliation claim, complaint, charge or investigation has been filed or is pending or, to the Knowledge of the Company, is threatened against the Company or any Subsidiary under the 1964 Civil Rights Acts, the Equal Pay Act, the ADEA, the ADA, the FMLA, the FLSA, ERISA or any other federal Law or comparable state fair employment practices act or foreign Law, including any provincial Law regulating discrimination in the workplace. No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company or any of its Subsidiaries and their respective employees has been filed or is pending or, to the Knowledge of the Company, is threatened against the Company or any of its Subsidiaries under any applicable Law.

          Section 3.15          Contracts and Commitments. Except as set forth on Schedule 3.15:

          (a)          Neither the Company nor any of its Subsidiaries is a party to, is bound or affected by, or receives any benefits under, any agreement, contract or legally binding understanding, whether oral or written: (i) providing for (A) aggregate noncontingent payments by or to the Company or any of its Subsidiaries in excess of $100,000 or (B) potential payments by or to the Company or any of its Subsidiaries reasonably expected to exceed $250,000 annually; (ii) limiting the freedom of the Company to engage in any line of business or sell, supply or distribute any service or product, or to compete with any entity or to conduct business in any geography, or to hire any individual or group of individuals; (iii) that after the Effective Time would have the effect of limiting in any respect the freedom of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) to engage in any line of business or sell, supply or distribute any service or product, or to compete with any entity or to conduct business in any geography, or to hire any individual or group of individuals; (iv) involving any joint venture, partnership or similar arrangement; (v) relating to the borrowing of money or the guarantee of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business); (vi) containing severance or termination pay Liabilities related to termination of employment; (vii) related to product supply, manufacturing, distribution or development (except for any Company contracts in which either the aggregate noncontingent payments to or by the Company are not in excess of $100,000 or the potential payments to or by the Company are not expected to exceed $250,000 annually); (viii) relating to the acquisition, transfer, development or sharing of any Intellectual Property or any other agreement affecting the ability of the Company or any of its Subsidiaries to use or disclose any Intellectual Property (except for any Company contracts pursuant to which (1) any Intellectual Property is licensed to the Company or any of its Subsidiaries under any third party software license generally available to the public, (2) any material Intellectual Property is licensed by the Company or any of its Subsidiaries in the ordinary course of business pursuant to which the Company's Software is licensed to a third-party customer, (3) commercially available over-the-counter "shrink-wrap" licenses are used by the Company or any of its Subsidiaries in the operation of its business, or (4) non-negotiated licenses of third party Intellectual Property are embedded in equipment or fixtures and are used by the Company or any of its Subsidiaries for internal purposes only); (ix) which provide for indemnification by the Company of any officer, director or employee of the Company; (x) containing "standstill" or similar provisions to which the Company is subject and restricted; (xi) pursuant to which the Company or any Subsidiary of the Company has any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, or otherwise in respect of any obligation of any Person, or any capital maintenance, keep-well or similar agreements or arrangements in any such case which, individually is in excess of $100,000; (xii) involving the lease of real property with aggregate annual rent payments in excess of $100,000; (xiii) to which the Company or any Subsidiary of the Company is a party and pursuant to which any person is authorized to use or has an option to obtain the right to use any material Company Intellectual Property, including any material license or sublicense of Company Intellectual Property; (xiv) pursuant to which the Company or any of its Subsidiaries is authorized to use any material Intellectual Property of any Third Party (except for any Company contracts pursuant to which (1) any Intellectual Property is licensed to the Company or any of its Subsidiaries under any third party software license generally available to the public or (2) licenses in which either the aggregate noncontingent payments by the Company are not in excess of $100,000 or the potential payment to or by the Company is not expected to exceed $250,000); or (xv) otherwise required to be filed as an exhibit to an Annual Report on Form 10-K, as provided by Rule 601 of Regulation S-K promulgated under the Exchange Act. Each contract of the type described in the immediately preceding sentence is referred to herein as a "Company Material Contract." The Company has heretofore made available to Parent a complete and correct copy of each Company Material Contract, including any amendments or modifications thereto.

          (b)          Each Company Material Contract is valid and binding on the Company or its Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and is enforceable against the Company in accordance with its terms and, to the Knowledge of the Company, against each other party thereto (in each case, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relieve and other equitable remedies), and the Company and each of its Subsidiaries have performed in all material respects all obligations required to be performed by them under each Company Material Contract and, to the Knowledge of the Company, each other party to each Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation or default under (or any condition that with the passage of time or the giving of notice, or both, would cause such a violation of or default under) any Company Material Contract or any other agreement or contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not reasonably be expected to have a Company Material Adverse Effect.

          (c)          To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time), would reasonably be expected to: (i) result in a material violation or breach of any provision of any Company Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Company Material Contract; (iii) give any person the right to receive or require a material rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iv) give any Person the right to accelerate the maturity or performance of any Company Material Contract; or (v) give any Person the right to cancel terminate or modify any Company Material Contract, in each case, in a manner that would reasonably be expected to have a Company Material Adverse Effect.

          Section 3.16          Intellectual Property.

          (a)          The Company or each of its Subsidiaries owns, or is licensed under, or otherwise possesses sufficient rights under, the Intellectual Property used in or necessary for the conduct the business of the Company or its Subsidiaries as currently conducted, except that, with respect to patents, the representation and warranty in this sentence is limited to the Knowledge of the Company.

          (b)          Section 3.16(b) of the Company Disclosure Letter sets forth a complete and correct list of (i) all patented or registered Intellectual Property owned by the Company or one of its Subsidiaries (ii) all pending patent applications, all trademark applications, or other applications for registration of Intellectual Property owned by the Company or one of its Subsidiaries, and (iii) all material unregistered trademarks, trade names and service marks, all registered copyrights, and all domain names included in the Company Intellectual Property, including, to the extent applicable, the jurisdictions in which each such Company Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed. All necessary and material registration, maintenance and renewal fees in connection with the foregoing have been paid and all necessary material documents and certificates in connection with the foregoing have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining the foregoing. To the Company's Knowledge, there are no actions that are required to be taken by Company within 120 days of the date of this Agreement with respect to any of the foregoing, except as set out in Section 3.16(b) of the Company Disclosure Letter. Section 3.16(b) of the Company Disclosure Letter lists all Software licensed to the Company that is embedded, integrated, bundled with or otherwise distributed with the Company products. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Third Party, is in material violation of any license, sublicense or agreement described in Section 3.16(b) of the Company Disclosure Letter except where any such violation would not have a Company Material Adverse Effect. Except as otherwise described in Section 3.16(b) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (A) cause the Company or any of its Subsidiaries to be in material violation or material default under any such license, sublicense or agreement, (B) result in the termination or modification of, or entitle any other party to, any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, or (C) entitle any Third Party to claim any right to use or practice under any Merger Sub's, Parent's or any of their respective Affiliates' Intellectual Property rights. The Company or its Subsidiary, as applicable, is the owner of all right, title and interest in and to the Company Intellectual Property free and clear of all Encumbrances and, has sole and exclusive rights to the use thereof or the material covered thereby in connection with the services or products in respect of which such Company Intellectual Property is being used by the Company or any of its Subsidiaries, subject to any license agreements to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries licenses others to use any such Company Intellectual Property.

          (c)          To the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property rights by any Third Party, including any employee or former employee of the Company or any of its Subsidiaries. Neither the

Company nor any of its Subsidiaries has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification obligations arising in the ordinary course of business or under or in connection with purchase orders or agreements for the sale, license or distribution of any Company Intellectual Property or Company products.

          (d)          To the Knowledge of the Company, all patents, registered trademarks and service marks, and registered copyrights held by the Company or any of its Subsidiaries are valid, enforceable and existing, and there is no loss or expiration of any of the Company Intellectual Property threatened, pending or reasonably foreseeable. There is no assertion or claim pending challenging the ownership, use, validity or enforceability of any Company Intellectual Property. Neither the Company nor any of its Subsidiaries is a party to any suit, action or proceeding that involves a claim of infringement or misappropriation by the Company or any of its Subsidiaries of any Intellectual Property of any Third Party nor has any such suit, action or proceeding been threatened in writing against the Company or any of its Subsidiaries nor has Company or any of it Subsidiaries received any demands or unsolicited offers to license any Intellectual Property from any Third Party. To the Knowledge of the Company, neither the conduct of the business of the Company and each of its Subsidiaries nor the development, manufacture, sale, licensing or use of any of the products of the Company or any of its Subsidiaries has infringed or misappropriated or is infringing or misappropriating any Intellectual Property of any Third Party. No Third Party has notified the Company that it is challenging the ownership or use by the Company or any of its Subsidiaries, or the validity of, any of the Company Intellectual Property. Neither the Company nor any of its Subsidiaries has brought or is bringing or has threatened any action, suit or proceeding for infringement or misappropriation of the Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property against any Third Party. There are no pending or threatened interference, re-examinations, or oppositions involving any patents, patent applications, or trademarks of the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has received any opinion of counsel that any product developed, manufactured, sold or licensed by the Company or any of its Subsidiaries infringes any Intellectual Property owned by any Third Party.

          (e)          The Company or its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all trade secrets and material confidential information of the Company or its Subsidiaries. Without limiting the foregoing, each of the Company and its Subsidiaries have instituted policies requiring each employee, consultant and independent contractor to execute proprietary information and confidentiality agreements substantially in the Company's standard forms, which forms have been made available to Parent.

          (f)          The Software owned by the Company or any of its Subsidiaries was either (i) developed by employees of the Company or its Subsidiaries within the scope of their employment, (ii) developed by independent contractors who have assigned their rights (including Intellectual Property rights) to the Company or its Subsidiaries pursuant to written agreements or (iii) otherwise acquired by the Company or its Subsidiaries from a Third Party pursuant to written agreements that include appropriate representations, warranties or indemnities from such Third Party relating to title to such Software.

          (g)          Section 3.16(g) of the Company Disclosure Letter lists all Open Source Software that is incorporated into, or combined with, any distributed Company product. Neither the Company nor any of its Subsidiaries have used Open Source Software in a manner that would create obligations for Company or its Subsidiaries with respect to, or grant, or purport to grant, to any Third Party, any rights or immunities under, any Company Intellectual Property or any other license requiring the Company or any of its Subsidiaries to disclose source code to any of the Company Software.

          (h)          The Company and its Subsidiaries use commercially available antivirus software with the intention of protecting Company's software products from becoming infected by viruses and other harmful code.

          (i)          No Third Party that has licensed Intellectual Property to the Company or any of its Subsidiaries has ownership rights or license rights to improvements or derivative works made by the

Company or any of its Subsidiaries in such Intellectual Property (other than those aspects of such improvements or derivative works that are protected by such licensed Intellectual Property).

          (j)          Neither the Company nor any of its Subsidiaries has disclosed or delivered to any Third Party, agreed to disclose or deliver to any Third Party, or permitted the disclosure or delivery to any escrow agent of, any source code that is Company Intellectual Property and the confidentiality of which is material to the Company. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in a requirement that any such source code be disclosed or delivered to any Third Party by the Company, any of its Subsidiaries or any person acting on their behalf.

          (k)          All Company products are free of any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other similar programs, software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company product (or any part thereof) or data or other software of users or otherwise cause them to be incapable of being used in the full manner for which they were designed.

          (l)          Each Company product licensed to Third Parties is capable of performing in accordance with its User Documentation in all material respects when properly installed and used.

          (m)          The Company has not received any unresolved, written claims from Third Parties, and to its Knowledge is not aware of any unwritten claims from Third Parties, that any installation services, programming services, integration services, repair services, maintenance services, support services, training services, upgrade services or other services that have been performed by the Company or any Subsidiary for such Third Parties were in any material respect performed improperly or not in conformity with the terms and requirements of all applicable warranties and other contracts and with all applicable laws and regulations, except where the same would not have a Company Material Adverse Effect.

          (n)          The computer software, computer firmware, computer hardware (whether general purpose or special purpose), electronic data processing, information, record keeping, communications, telecommunications, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and other similar or related items of automated, computerized and/or software systems that are used or relied on by the Company and its Subsidiaries are, to the Knowledge of the Company, adequate for the operation of its business as currently conducted, and the Company and its Subsidiaries have purchased a sufficient number of license seats for all software used by the Company in such operations.

          Section 3.17          Insurance Policies. The Company and its Subsidiaries maintain insurance with reputable insurers for the business and assets of the Company and its Subsidiaries against all risks normally insured against, and in amounts normally carried by, corporations of similar size engaged in similar lines of business. All insurance policies and bonds with respect to the business and assets of the Company and its Subsidiaries are in full force and effect and will be maintained by the Company and its Subsidiaries in full force and effect as they apply to any matter, action or event relating to the Company or its Subsidiaries occurring through the Effective Time, and the Company and its Subsidiaries have not reached or exceeded their policy limits for any insurance policies in effect at any time during the past five years. Since April 30, 2007, the Company has not received any written notice or to the Knowledge of the Company any other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; (b) refusal or denial of any material coverage, reservation or rights or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

          Section 3.18          Brokers. No broker, finder or investment banker (other than the Company Financial Advisor whose financial advisory fees shall be paid by the Company) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, its Subsidiaries or any of their respective directors, officers or employees.

          Section 3.19          Company Financial Advisor Opinion. The Company Financial Advisor has delivered to the Company Board of Directors its opinion to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders (other than Parent and its Affiliates) of shares of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. The Company shall provide a complete and correct signed copy of such opinion to Parent solely for informational purposes as soon as practicable after the date of this Agreement.

          Section 3.20          Rights Agreement; Anti-Takeover Provisions.

          (a)          The Rights Plan has been amended so that the entering into of this Agreement and the Voting Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not, (i) result in any Person being deemed to have become an Acquiring Person (as defined in the Rights Plan), (ii) result in the ability of any Person to exercise any Rights under the Rights Plan, (iii) enable or require the Rights to separate from the Shares to which they are attached or to be triggered or become exercisable or (iv) enable the Company to exchange any Rights for shares of the Company's capital stock, pursuant to the Rights Plan. No triggering or similar event has occurred or will occur by reason of (1) the adoption, approval, execution or delivery of this Agreement and the Voting Agreements, (2) the public announcement of such adoption, approval, execution or delivery or (3) the consummation of the transactions contemplated hereby and thereby.

          (b)          The Company Board of Directors has taken all necessary action so that the provisions of Chapters 7A and 7B of the MBCA and any other takeover, anti-takeover, moratorium, "fair price," "control share," or similar Law applicable to the Company do not, and will not, apply to this Agreement, the Merger or the other transactions contemplated hereby.

          Section 3.21          Environmental Matters. Except for such matters that individually and in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect: (a) each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws and possesses and is and has been in compliance with all required Environmental Permits; (b) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (c) to the Knowledge of the Company, none of the Company or any of its Subsidiaries or any of their predecessors has caused any releases or threatened release of Hazardous Materials at any property currently or formerly owned or operated by the Company or any of its Subsidiaries or any of their predecessors, or at any offsite disposal location in connection with the current or past operations of the Company or any of its Subsidiaries or their predecessors, which in either case could reasonably be expected to result in an Environmental Claim.

          Section 3.22          Information Supplied. Neither the written information supplied, or to be supplied, by or on behalf of the Company for inclusion in the Proxy Statement or any other documents to be filed by Parent, Merger Sub or the Company with the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby, will, on the date of its filing or, in the case of the Proxy Statement, at the date it is first mailed to the Company Shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the Company Shareholders. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in any of the foregoing documents.

          Section 3.23          Export Control Laws. The Company and each of its Subsidiaries has at all times conducted its export transactions in accordance with (a) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (b) all other applicable import/export controls in other countries in which the Company conducts business, except for any instances of noncompliance that would not have a Company Material Adverse Effect. Without limiting the foregoing and except in each case as would not have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries have obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (y) the export and reexport of products, services, software and technologies and (z) releases of technologies and software to foreign nationals located in the United States and abroad ("Export Approvals"); (ii) the Company and each of its Subsidiaries are in compliance with the terms of all applicable Export Approvals; (iii) there are no pending or, to the Company's Knowledge, threatened claims against the Company or any Subsidiary with respect to such Export Approvals; (iv) to the Company's Knowledge, there are no actions, conditions or circumstances pertaining to the Company's or any Subsidiary's export transactions that may give rise to any future claims; and (v) no Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost. Section 3.23 of the Company Disclosure Letter sets forth the true, complete and accurate export control classifications applicable to the Company's and its Subsidiaries' products, services, software and technologies.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          Parent and Merger Sub represent and warrant to the Company as follows:

          Section 4.1          Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation.

          Section 4.2          Authority for Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub, and no other votes or approvals of any class or series of capital stock of Parent or Merger Sub, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited against Parent or Merger Sub by (a) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (b) the exercise by courts of equity powers.

          Section 4.3          No Conflict; Required Filings and Consents.

          (a)          The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate Parent's Amended and Restated Certificate of Incorporation or Parent Bylaws, or the equivalent charter documents of Merger Sub, (ii) conflict with or violate any Law applicable to Parent or its Subsidiaries or by which any material property or asset of Parent or any of its Subsidiaries is bound or affected, or (iii) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations, or result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any material property or asset of Parent or its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries, or any material property or asset of Parent or any of its Subsidiaries, is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Parent Material Adverse Effect.

          (b)          The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, or state securities laws or "blue sky" laws and the HSR Act.

          Section 4.4          Litigation. There are no suits, actions or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, that would reasonably be expected to have a Parent Material Adverse Effect.

          Section 4.5          Financing. Parent has delivered to the Company a true and correct copy of the commitment letter, dated January 14, 2008, by and among Wells Fargo Foothill, LLC and Thoma Cressey Bravo, Inc., pursuant to which the lenders party thereto has committed, subject to the terms and conditions set forth therein, to provide or cause to be provided debt financing of up to $40,000,000 in connection with the Merger (the "Debt Financing Letter" and the financing contemplated thereby, the "Debt Financing"). The Debt Financing Letter, in the form so delivered, is, as of the date hereof, in full force and effect and is a legal, valid and binding obligation of Parent and Merger Sub and to the knowledge of Parent, the other parties thereto. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Debt Financing Letter other than to the extent that any term or condition requires any action by, or otherwise relates to, the Company or any of its Subsidiaries. Assuming the accuracy of the Company's representations contained herein, as of the date hereof, Parent and Merger Sub have no reason to believe that they will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by them contained in the Debt Financing Letter. Merger Sub has fully paid any and all commitment fees or other fees required by the Debt Financing Letter to be paid on or before the date of this Agreement. Parent's obligation to consummate the transactions contemplated hereby is not contingent on Parent's ability to complete any public offering or private placement of equity or debt securities or to obtain any other type of financing prior to consummating the Merger.

          Section 4.6          Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective directors, officers or employees, for which the Company may become liable.

          Section 4.7          Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and, prior to the Effective Time, Merger Sub will have engaged in no business and have no Liabilities or obligations other than in connection with the transactions contemplated by this Agreement.

          Section 4.8          Information Supplied. Neither the written information supplied, or to be supplied, by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement or any other documents to be filed by Parent, Merger Sub or the Company with the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby, will, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to Company Shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to Parent or Merger Sub shall occur which is required to be described in the Proxy Statement, Parent shall promptly disclose such event to the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in any of the foregoing documents.

ARTICLE V

COVENANTS

          Section 5.1          Conduct of Business by the Company Pending the Merger.

          (a)          The Company covenants and agrees that between the date of this Agreement and the Effective Time, unless Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed (and except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly contemplated, permitted or required by this Agreement), the Company shall and shall cause each of its Subsidiaries to, (i) maintain its existence in good standing under applicable Law, (ii) subject to the restrictions and exceptions set forth in Section 5.1(b) or elsewhere in this Agreement, conduct its business and operations only in the ordinary and usual course of business and in a manner consistent with prior practice, and (iii) use commercially reasonable efforts to (A) preserve intact its assets, properties, contracts or other legally binding understandings, licenses and business organizations, (B) keep available the services of its current officers and key employees and (C) preserve the current relationships of the Company and its Subsidiaries with customers, suppliers, distributors, lessors, licensors, licensees, creditors, employees, contractors and other Persons with which the Company or any of its Subsidiaries has business relations.

          (b)          Without limiting the foregoing, the Company covenants and agrees that between the date of this Agreement and the Effective Time, the Company shall not and shall cause each of its Subsidiaries not to (except as expressly contemplated, permitted or required by this Agreement, as set forth on the applicable subsection of Schedule 5.1(b) of the Company Disclosure Letter or with the prior written approval of Parent, which approval shall not be unreasonably withheld conditioned or delayed): (i) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its capital stock; (ii) adjust, split, combine or reclassify any of its capital stock or that of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or that of its Subsidiaries; (iii) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its or its Subsidiaries' capital stock or any Company Stock Rights or Subsidiary Stock Rights (except pursuant to restricted stock award agreements outstanding on the date hereof); (iv) issue, deliver or sell, pledge or encumber any shares of its or its Subsidiaries' capital stock or any Company Stock Rights (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding as of the date of this Agreement) (v) take any action that would reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied or that would impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation; (vi) amend the Company Articles of Incorporation or Company Bylaws or equivalent organizational documents of the Company's Subsidiaries; (vii) incur, create, assume or otherwise become liable for any indebtedness for borrowed money, other than short-term borrowings under existing lines of credit (or under any refinancing of such existing lines) incurred in the ordinary course of business consistent with prior practice or assume, guaranty, endorse or otherwise become liable or responsible for the obligations of any other Person; (viii) make any loans, advances or capital contributions to or investments in any other Person (other than loans, advances, capital contributions or investments less than $250,000 made in the ordinary course of business consistent with prior practice); (ix) merge or consolidate with any other entity or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization or otherwise permit its corporate existence to be suspended, lapsed or revoked; (x) change its Tax accounting methods, principles or practices, except as required by GAAP or applicable Laws; (xi) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to present or former employees, directors or Affiliates of the Company, other than alterations or amendments (A) made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, (B) as expressly contemplated by Section 1.7 and Section 1.8 of this Agreement or (C) required under applicable Laws; (xii) hire any new employees other than non-officer employees in the ordinary course of business consistent with past practice; (xiii) sell, license, mortgage, transfer, lease, pledge or otherwise subject to any Encumbrance or otherwise dispose of any material properties or assets (including stock or other ownership interests of its Subsidiaries), other than in the ordinary course of business consistent with prior practice; (xiv) acquire any material business, assets or securities other than in the ordinary course of business consistent with prior practice; (xv) make any Tax election not consistent with prior practice or settle or compromise any income Tax Liability or fail to file any material Tax Return when due or fail to cause such Tax Returns when filed to be complete and accurate in all material respects; (xvi) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that individually or in the aggregate, are in excess of $250,000, except in the ordinary course of business consistent with past practices; (xvii) pay, discharge, settle or satisfy any Liabilities, other than the payment, discharge or satisfaction of Liabilities in the ordinary course of business, consistent with past practice, as required by any applicable Law, as accrued for in the Company Financial Statements or as required by the terms of any contract of the Company, as in effect on the date of this Agreement; (xviii) waive, release, grant or transfer any right of material value, other than in the ordinary course of business, consistent with past practice, or waive any material benefits of, or agree to modify in any material adverse respect, or, subject to the terms hereof, fail to enforce, or consent to any material matter with respect to which its consent is required under, any material confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party (other than to permit a Third Party to present an Alternative Proposal or take any other action otherwise permitted under Section 5.6); (xix) enter into, modify, amend or terminate (A) any contract which if so entered into, modified, amended or terminated could be reasonably likely to (x) have a Company Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (B) except in the ordinary course of business, any Company Material Contract; (xx) terminate any officer or key employee of the Company or any of its Subsidiaries other than for good reason or for reasonable cause; (xxi) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice; (xxii) except as required by GAAP, revalue any of its material assets or make any changes in accounting methods, principles or practices; (xxiii) enter into any transaction that could give rise to a disclosure obligation as a "reportable transaction" under Section 6011 of the Code and the regulations thereunder; (xxiv) engage in any transaction with, or enter into any agreement, arrangement or understanding with any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would be required to be disclosed under such Item 404; (xxv) compromise or settle any suit, claim, action, investigation or proceeding directly relating to or affecting the Company's Intellectual Property or having a value or in an amount in excess of $100,000; (xxvi) effectuate a "plant closing" or "mass layoff," as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries; (xxvii) grant any material refunds, credits, rebates or other allowances by the Company to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business; (xxviii) abandon or allow to lapse or expire any registration or application for material Company Intellectual Property; or (xxix) agree to take any of the actions described in this Section 5.1(b).

          Section 5.2          Access to Information and Employees.

          (a)          From the date hereof to the Effective Time, the Company shall, and shall cause the Representatives of the Company to, afford the Representatives of Parent and Merger Sub reasonable access during normal business hours to the officers, employees, agents (including outside accountants), properties, offices and other facilities, books and records of the Company and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish or otherwise make available (including via EDGAR, if applicable) to Parent (i) a copy of each report, schedule, form, statement and other document filed by it or received by it during such period pursuant to the requirements of federal or state securities Laws reasonably promptly following such filing or receipt, (ii) to the extent available, for the period beginning after the date of this Agreement and ending at the Effective Time, as soon as practicable after the end of each month, and in any event within thirty (30) days thereafter, a copy of the internal monthly consolidated financial statements of the Company that are prepared consistent with past practice, and (iii) all other information concerning its business, properties and personnel as Parent may reasonably request.

          (b)          During the period between the date hereof and the Effective Time, the Company shall provide, and shall cause its Subsidiaries and its and their Representatives to provide, to Parent and to the

Representatives of Parent, all cooperation that may be reasonably requested by Parent in connection with the Debt Financing, including but not limited to using commercially reasonable efforts to cause its advisors to provide financial statements and comfort letters that may be reasonably requested and are otherwise customary for such financing transactions.

          (c)          No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

          Section 5.3          Reasonable Efforts; Notification.

          (a)          Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Transaction Documents, including (i) the taking of all commercially reasonable acts necessary to cause the conditions set forth in Article VI to be satisfied, (ii) obtaining all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Entities and making all necessary, proper or advisable registrations, filings and notices and taking all reasonable steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Entity (including, without limitation, under the HSR Act); (iii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from the non-governmental Third Parties; and (iv) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents.

          (b)          Without limiting the foregoing, (i) each of the Company, Parent and Merger Sub shall use its commercially reasonable efforts to make promptly any required submissions under the HSR Act and any other Antitrust Laws which the Company or Parent determines should be made, in each case with respect to the Merger and the transactions contemplated hereby and (ii) Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company's business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any suit, claim, action, investigation or proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such suit, claim, action, investigation, proceeding or threat, (3) promptly inform the other party of any material communication concerning the HSR Act or other Antitrust Laws to or from any Governmental Entity regarding the Merger and (4) furnish to the other party such information and assistance as the other may reasonably request in connection with any filing or other act undertaken in compliance with the HSR Act and any other Antitrust Laws. Except as may be prohibited by any Governmental Entity, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any suit, claim, action, investigation or proceeding under or relating to the HSR Act or any other Antitrust Law. Each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such legal proceeding.

          (c)          Each of the Company, on the one hand, and Parent and Merger Sub, on the other, shall promptly (and in any event within five (5) Business Days) notify the other party in writing if it believes that such party has breached any representation, warranty, covenant or agreement contained in this Agreement that could, individually or in the aggregate, result in a failure of a condition set forth in Section 6.2 or Section 6.3 if continuing on the Closing Date.

          (d)          If any Antitakeover Laws are or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company Board of Directors shall promptly grant such approvals and use commercially reasonable efforts to take such other lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Merger, as the case may be, and otherwise take such other commercially reasonable and lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions.

          Section 5.4          Proxy Statement.

          (a)          As promptly as practicable after execution of this Agreement, Parent and the Company shall in consultation with each other prepare, and the Company shall file with the SEC, preliminary proxy materials which shall constitute the Proxy Statement. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, Parent and the Company shall, in consultation with each other, prepare and the Company shall file any required amendments to, and the definitive, Proxy Statement with the SEC. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall consult with Parent regarding, and supply Parent with copies of, all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Without limiting the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent with a reasonable opportunity to review and comment on such document or response and (ii) shall not file or mail such document or respond to the SEC prior to receiving Parent's approval, which approval shall not be unreasonably withheld, delayed or conditioned. Each of the Company, Parent and Merger Sub agrees to use commercially reasonable efforts, after consultation with the other Parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement to be mailed to the holders of Company Common Stock entitled to vote at the Company Shareholders Meeting at the earliest practicable time.

          (b)          The Company and Parent shall make any necessary filings with respect to the Merger under the Exchange Act and the rules and regulations thereunder.

          Section 5.5          Company Shareholders Meeting.

          (a)          Subject to Section 5.6 and Article VII, the Company, acting through the Company Board of Directors, shall take all actions in accordance with applicable law, the Company Articles of Incorporation, the Company Bylaws and the rules of Nasdaq to duly call, give notice of, convene and hold as promptly as practicable the Company Shareholders Meeting for the purpose of considering and voting upon the approval of this Agreement. Except as permitted by Section 5.6(b), (i) the Company Board of Directors shall recommend approval of this Agreement by the Company Shareholders and include such recommendation in the Proxy Statement and (ii) neither the Company Board of Directors nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Parent, the recommendation of the Company Board of Directors that the Company Shareholders vote in favor of the approval of this Agreement. Unless this Agreement has been duly terminated in accordance with the terms herein (including payment of any termination fees payable under Article VII), subject to the right of the Company Board of Directors to modify its recommendation in a manner adverse to Parent under certain circumstances as specified in Section 5.6(b), the Company shall take all lawful action to solicit from the Company Shareholders proxies in avor of the proposal to approve this Agreement and take all other action necessary or advisable to secure the vote or consent of the Company Shareholders that are required by the rules of Nasdaq or the MBCA. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company

Shareholders Meeting to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company Shareholders or, if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock (i) represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting or (ii) voted to approve this Agreement.

          (b)          The Company agrees that none of the information included or incorporated by reference in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the Company Shareholders or at the time of the Company Shareholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act.

          Section 5.6          No Solicitation of Transactions.

          (a)          Prior to the Effective Time, except as otherwise permitted hereby, the Company agrees (i) that it shall not, and it shall not permit its Affiliates or Representatives to, solicit, initiate or encourage the submission of any Alternative Proposal or participate in any discussions or negotiations regarding, or furnish any non-public information or data to any Third Party to facilitate, induce or encourage the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Proposal; and (ii) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party with respect to any of the foregoing; provided, however, that nothing contained in this Section 5.6 shall prohibit the Company Board of Directors or any of the Company's Representatives from (A) authorizing a communication with any party that is limited to making such party aware of the provisions of this Section 5.6(a); (B) furnishing information to (but only pursuant to a confidentiality agreement having terms and conditions with respect to confidentiality no less favorable to the Company than the Confidentiality Agreement and provided that the Company (i) shall promptly provide Parent with copies of any non-public information concerning the Company provided to any other party if and to the extent such information has not otherwise been previously provided to Parent, (ii) shall take reasonable precautions to protect such non-public information, and (iii) shall not provide any non-public or other confidential information that would result in any competitive harm or detriment to the Company's ability to effectively compete in any of the Company's or its Subsidiaries businesses as currently conducted or as currently proposed to be conducted) or entering into discussions or negotiations with any Third Party that makes an unsolicited bona fide Alternative Proposal, if the Company Board of Directors determines in good faith (after consulting with an outside financial advisor or legal counsel) that the Alternative Proposal is or presents a reasonable possibility of resulting in a Superior Proposal; and (C) to the extent required, taking and disclosing to the Company's shareholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal, or making any other disclosure to the Company's shareholders if, in the good faith judgment of the Company Board of Directors, after consulting with outside counsel, there is a reasonable basis to conclude that disclosure is required under applicable Law. The Company will promptly notify Parent after (i) receipt of an Alternative Proposal (including the identity of the Third Party making such Alternative Proposal and the material terms and conditions of such Alternative Proposal), (ii) any request for information relating to the Company (including non-public information) or for access to the properties, books or records of the Company by any Third Party that has made an Alternative Proposal, or (iii) receipt of an amendment to a previously disclosed Alternative Proposal (including the terms of such amendment). The Company shall promptly (and in any event, within 48 hours) inform Parent of any change in the price, structure or form of consideration or terms and conditions of such Alternative Proposal. Promptly upon determination by the Company Board of Directors that an Alternative Proposal constitutes a Superior Proposal, the Company shall notify Parent that the Company Board of Directors has received a Superior Proposal, specifying in detail the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal. The Company agrees, during the two (2) Business Day period following Parent's receipt of a notice of a Superior Proposal, to negotiate in good faith with Parent to revise this Agreement if and to the extent that the Company Board of Directors determines that such negotiations would be consistent with its fiduciary duties.

          (b)          Neither the Company nor the Company Board of Directors shall withdraw or modify, or propose to withdraw or modify, in any manner adverse to Parent, the approval or recommendation of this Agreement or the Merger, or, except as contemplated by this Section 5.6, propose publicly to approve or recommend an Alternative Proposal unless the Board of Directors determines, in its good faith judgment (after consulting with outside legal counsel) that there is a reasonable basis to conclude that the failure to take such action would result in a reasonable possibility of a breach of the Board of Directors' fiduciary duties under applicable Law.

          (c)          Subject to the provisions of this Section 5.6, the Parties acknowledge and agree that the Company may accept a Superior Proposal, enter into an agreement for such Superior Proposal and terminate this Agreement immediately prior to, or immediately after, such acceptance of a Superior Proposal pursuant to the terms of Section 7.1(d) hereof, provided, however, that the Company shall take no action under this Section 5.6(c) for three Business Days after delivery of a written notice to Parent setting forth its intention to take such action.

          (d)          For purposes of this Agreement, "Alternative Proposal" shall mean any written inquiry, proposal or offer from any Third Party relating to any merger, consolidation or other business combination including the Company or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) 50% of the assets of the Company and its Subsidiaries, if any, on a consolidated basis, or (ii) 50% or more of the outstanding Company Common Stock. For purposes of this Agreement, "Superior Proposal" shall mean any bona fide written Alternative Proposal that the Company Board of Directors determines (after consultation with outside counsel), in its good faith judgment, contains terms that are more favorable to the Company's shareholders than the Merger.

          (e)          Except as expressly provided in this Section 5.6 or in Article VII, nothing in this Section 5.6 shall permit the Company to terminate this Agreement.

          Section 5.7          Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or Order or the applicable rules of Nasdaq or any listing agreement if it has used its commercially reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so prior to the time such press release or public statement is so required to be issued or made.

          Section 5.8          Litigation. Each of Parent, Merger Sub and the Company agrees to use its commercially reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging, or seeking damages or other relief as a result of, the Merger, this Agreement or the transactions contemplated by the Transaction Documents, including seeking to have any Order adversely affecting the ability of the parties to consummate the transactions contemplated by the Transaction Documents entered by any court or other Governmental Entity promptly vacated or reversed.

          Section 5.9          Employee Matters.

          (a)          During the period commencing at the Effective Time and ending nine months thereafter, Parent acknowledges that it expects to (i) cause the Company Benefit Plans (other than the Company Option Plans and any other equity-based plan, program, agreement, or arrangement, including the Company's qualified employee stock ownership plan) in effect on the date of this Agreement to remain in effect or (ii) to the extent that such Company Benefit Plans are not so continued, cause the Surviving Corporation to provide until the end of the nine-month period commencing at the Effective Time benefit plans which are substantially comparable, in the aggregate, to the Company Benefit Plans (other than the

Company Option Plans and any other equity-based plan, program, agreement, or arrangement, including the Company's qualified employee stock ownership plan) in effect on the date of this Agreement.

          (b)          With respect to the plans in which the Company's employees participate following the Effective Time (other than any equity-based plans), Parent acknowledges that it expects to use commercially reasonable efforts to (i) recognize all service performed for the Company prior to the Effective Time for eligibility and vesting purposes on behalf of employees of the Company who remain employed by the Company immediately following the Effective Time, (ii) in the plan year in which the Effective Time occurs, waive any pre-existing condition exclusions (other than pre-existing conditions that, as of the Effective Time, have not been satisfied under any Company Benefit Plan) and (iii) provide that any deductible, coinsurance or out-of-pocket expenses incurred on or before the Effective Time during the plan year in which the Effective Time occurs under any applicable Company Benefit Plan providing health benefits will be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time under the applicable health plan that provides benefits to Company employees in the plan year in which the Effective Time occurs.

          (c)          All provisions contained in this Agreement with respect to benefit plans or compensation are included for the sole benefit of the parties to this Agreement and shall not create any right as a third-party beneficiary of this Agreement in any other Person, including, without limitation, any employee or former employee of the Company or any of its Subsidiaries or any participant or beneficiary in any Company Benefit Plan. Nothing contained in this Agreement, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall limit the ability of Parent or any of its Affiliates (including, following the Effective Time, the Company or any of its Subsidiaries) to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; or (iii) is intended to confer upon any current or former employee or any other Person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

          Section 5.10          Directors' and Officers' Indemnification and Insurance.

          (a)          For a period of six years from and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past and present officers and directors of the Company ("Indemnified Persons") to the same extent and in the same manner such persons are indemnified as of the date of this Agreement by the Company pursuant to any indemnification agreements between the Company and its directors and officers as of the date hereof, the MBCA, the Company Articles of Incorporation and the Company Bylaws for acts or omissions occurring at or prior to the Effective Time. Parent shall guarantee the indemnification, insurance, advancement and other obligations of the Surviving Corporation set forth in this Section 5.10. The Articles of Incorporation and the Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Persons as those contained in the Company Articles of Incorporation and the Company Bylaws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of not less than six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such a modification is required by Law.

          (b)          For a period of six years from the Effective Time and for so long thereafter as any claim for insurance coverage asserted on or prior to the end of such six-year period has not been adjudicated, Parent shall use its reasonable best efforts to cause the Surviving Corporation to maintain in effect (or Parent may instead elect to maintain pursuant to Parent's policy or policies) for the benefit of the Indemnified Persons' insurance and indemnification policy that provides coverage for acts or omissions occurring prior to the Effective Time that is substantially equivalent to the Company's existing policy on terms with respect to coverage in the aggregate no less favorable than those of such policy in effect on the date hereof, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of $100,000, but in such case shall purchase as much coverage as possible for such amount.

          (c)          This Section 5.10 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each Indemnified Person, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Persons. The provisions of this Section 5.10 are intended to be for the benefit of, and will be enforceable by, each Indemnified Person, his or her heirs, and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

          (d)          In the event Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume its obligations set forth in this Section.

          Section 5.11          Conveyance Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

          Section 5.12          Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from Nasdaq and terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until or after the Effective Time.

          Section 5.13          Financing. Parent and Merger Sub shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all commercially reasonable things necessary, proper or advisable to arrange the Debt Financing on the terms and conditions described in the Debt Financing Letter, including using commercially reasonable efforts to (i) maintain in effect the Debt Financing Letter, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Debt Financing set forth therein, (iii) enter into definitive agreements with respect thereto on or before the Closing Date on the terms and conditions contemplated by the Debt Financing Letter or on other terms as Parent determines reasonably and in good faith are not materially less beneficial to Merger Sub, including with respect to conditionality, and (iv) consummate the Debt Financing at or prior to Closing. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Letter, Parent and Merger Sub shall use their commercially reasonable efforts to arrange to obtain alternative debt financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms Parent determines reasonably and in good faith are not materially less beneficial to Merger Sub as promptly as practicable following the occurrence of such event. Parent shall keep the Company reasonably informed with respect to all material activity concerning the status of the Debt Financing and shall give the Company prompt notice of any material adverse change with respect to the Debt Financing. Without limiting the generality of the foregoing, Parent agrees to notify the Company promptly, and in any event within two Business Days, if at any time prior to the Closing Date, (i) any Debt Financing Letter shall expire or be terminated for any reason or (ii) any financing source that is a party to any Debt Financing Letter notifies Parent or Merger Sub that such source no longer intends to either provide or underwrite financing to Merger Sub on the terms set forth therein. The Company shall use commercially reasonable efforts to cooperate, and to cause its Subsidiaries and Representatives to cooperate, with Parent and Representatives of Parent in connection with the Debt Financing.

ARTICLE VI

CONDITIONS PRECEDENT

          Section 6.1          Conditions to Each Party's Obligation to Effect the Merger. The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)          Company Shareholder Approval. The Company Required Vote shall have been obtained.

          (b)          No Order. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued, promulgated, enforced or entered that is in effect and that prevents or prohibits consummation of the Merger.

          (c)          Consents and Approvals. Other than the filing of the Certificate of Merger with the Michigan DLEG, all consents, approvals and authorizations of any Governmental Entity required to consummate the Merger shall have been obtained.

          (d)          HSR Act or other Foreign Competition Law. The applicable waiting periods, together with any extensions thereof, under the HSR Act or any other applicable pre-clearance requirement of any foreign competition Law shall have expired or been terminated.

          Section 6.2          Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger on the Closing Date are also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)          Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Parent shall have received a certificate signed by an executive officer of the Company on its behalf to the foregoing effect.

          (b)          Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of an executive officer of the Company to that effect.

          (c)          FIRPTA. Parent shall have received a certificate from the Company to the effect that the Company is not a U.S. real property holding company, substantially in the form attached as Exhibit B hereto.

          (d)          No Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect.

          (e)          Company Reports. The Company shall have filed all Company Reports required to be filed with the SEC prior to the Effective Time.

          (f)          Outstanding Shares. The Company's share count shall not exceed 5,110,374 shares (including restricted stock) plus the number of shares issued upon the exercise of Company Stock Options outstanding as of the date hereof pursuant to Company Option Plans, which number of shares shall not exceed 851,300.

          (g)          Payoff Letter. The Company shall have delivered to Parent payoff letters with respect to all indebtedness of the Company and its Subsidiaries outstanding as of the Closing and releases of all Encumbrances securing such indebtedness, conditioned only on the payment of the amounts described in such payoff letters.

          (h)          Contingent and Off-Balance Sheet Liabilities. Neither the Company nor any of its Subsidiaries shall have any contingent or off-balance sheet liabilities.

          Section 6.3          Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger on the Closing Date is also subject to the following conditions:

          (a)          Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to "materiality" set forth therein) at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). The Company shall have received a certificate signed by an executive officer of Parent on its behalf to the foregoing effect.

          (b)          Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of an executive officer of Parent to that effect.

          (c)          Directors' and Officers' Indemnification and Insurance. Parent or the Surviving Corporation shall have obtained the insurance policy referred to in Section 5.10(b) above.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

          Section 7.1          Termination. This Agreement may be terminated and the Merger (and the other transactions contemplated by the Transaction Documents) may be abandoned at any time prior to the Effective Time (notwithstanding if the Company Required Vote has been obtained or Parent has adopted this Agreement as the sole shareholder of Merger Sub):

          (a)          by the mutual written consent of the Company and Parent, which consent shall have been approved by the action of their respective Boards of Directors;

          (b)          by the Company or Parent, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger or any of the other transactions contemplated hereby or by any of the Transaction Documents, and such Order or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall not have initiated such proceeding or taken any action in support of such proceeding;

          (c)          by either Parent or the Company, if at the Company Shareholders Meeting (giving effect to any adjournment or postponement thereof), the Company Required Vote shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to the Company if the Company has materially breached any of its obligations under Section 5.6;

          (d)          by the Company in order to enter into an Acquisition Agreement for a Superior Proposal; provided, however, that this Agreement may not be so terminated unless (i) the Company Board of Directors shall have complied with the procedures set forth in Sections 5.6(b) and (c) and (ii) the payment required by Section 7.2 has been made in full to Parent;

          (e)          by Parent if (i) the Company Board of Directors shall have withdrawn or adversely modified its approvals or recommendations of the Merger or the transactions contemplated thereby or by the Transaction Documents (it being understood, however, that for all purposes of this Agreement, the fact that the Company has supplied any Person with information regarding the Company or has entered into discussions or negotiations with such Person as permitted by this Agreement, or the disclosure of such facts, shall not be deemed in and of itself a withdrawal or modification of such approvals or recommendations), (ii) the Company Board of Directors has failed to reaffirm its approvals and recommendations of the Merger or this Agreement within ten (10) Business Days after Parent has requested in writing that it do so, (iii) the Company Board of Directors shall have (A) recommended to the Company Shareholders that they approve or accept an Alternative Proposal or (B) determined to accept a proposal or offer for a Superior Proposal, (iv) the Company shall have materially breached any of its obligations under

Section 5.5 or Section 5.6 or (v) any Third Party shall have commenced a tender or exchange offer or other transaction constituting or potentially constituting an Alternative Proposal and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer;

          (f)          by either Parent or the Company, if the Merger shall not have been consummated prior to April 30, 2008 (the "Outside Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date;

          (g)          by Parent, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) if continuing on the Closing Date and (ii) such breach (A) shall not have been cured (or is not capable of being cured) before the Outside Termination Date, (B) such breach is not reasonably capable of being cured before the Outside Termination Date, or (C) the Company does not within ten days after receipt of written notice thereof initiate and sustain commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(g) if such breach by the Company is so cured); or

          (h)          by the Company, if (i) there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) if continuing on the Closing Date and (ii) such breach (A) shall not have been cured before the Outside Termination Date, (B) is not reasonably capable of being cured before the Outside Termination Date, or (C) Parent does not within ten days after receipt of written notice thereof initiate and sustain commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(h) if such breach by Parent is so cured).

The party desiring to terminate this Agreement pursuant to subsection (b), (c), (d), (e), (f), (g) or (h) of this Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.2, specifying the provision or provisions hereof pursuant to which such termination is effected. The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, or any of their respective Affiliates or Representatives, whether prior to or after the execution of this Agreement.

          Section 7.2          Expenses.

          (a)          Expense Allocation. Except as otherwise specified in this Section 7.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with the Transaction Documents, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred in connection with filings required under the HSR Act (including the HSR filing fee).

          (b)          Company Termination Fee. If this Agreement is terminated (i) by the Company pursuant to Section 7.1(d) or (ii) by Parent pursuant to Section 7.1(e) or (iii) by Parent or the Company pursuant to Section 7.1(c) or Section 7.1(f), the Company shall promptly, and in any event within five (5) Business Days after the date of such termination (except as provided in the proviso below), pay Parent the Company Termination Fee by wire transfer of immediately available funds; provided, however, that in the case of a termination pursuant to clause (iii) above: (A) such payment shall be made only if the Company enters into an Acquisition Agreement with a party other than Parent within six (6) months following such termination, and (B) such payment shall be made promptly, but in no event later than five (5) Business Days, after the entering into of such Acquisition Agreement. In addition, the Company shall pay the out-of-pocket fees payable and expenses incurred by Parent (including fees and expenses of counsel to Parent) in connection with this Agreement and the transactions contemplated hereby if this Agreement is terminated pursuant to Section 7.1(b), Section 7.1(c), Section 7.1 (d), Section 7.1 (e) or Section 7.1 (g), but the Company will not pay any out-of-pocket fees payable and expenses incurred by Parent that exceed $250,000.

          (c)          Parent Termination Fee. If (i) the conditions to Closing set forth in Section 6.1 and 6.2 have been satisfied prior to the Outside Termination Date, and (ii) Parent fails to close the transactions contemplated herein prior to the Outside Termination Date, including the Merger, the Company may terminate this Agreement by delivering a notice of termination to Parent in accordance with Section 8.2. In the event the Company terminates this Agreement pursuant to the preceding sentence, Parent shall promptly, and in any event within five (5) Business Days after delivery of Company's notice of termination, pay the Company the Parent Termination Fee by wire transfer of immediately available funds.

          (d)          The parties acknowledge that the agreements contained in Section 7.2(b) and Section 7.2(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. The parties further agree that the damages resulting from the termination of this Agreement in accordance with Section 7.2(b) or Section 7.2(c) are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 7.2(b) and Section 7.2(c) are reasonable forecasts of the actual damages that may be incurred by the respective parties under such circumstances. The amounts payable pursuant to Section 7.2(b) and Section 7.2(c) constitute liquidated damages and not a penalty and shall be the sole monetary remedy in the event that a Company Termination Fee or a Parent Termination Fee, as applicable, is paid in connection with a termination of this Agreement on the bases specified in Section 7.2(b) or Section 7.2(c). The parties acknowledge that in no event shall either party be responsible for paying the Company Termination Fee or the Parent Termination Fee, as applicable, more than once.

          Section 7.3          Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent and Merger Sub or the Company, except that (a) the provisions of Section 7.1, Section 7.2, this Section 7.3 and Article VIII shall survive termination and (b) nothing herein shall relieve any party from liability for damages for any willful breach of this Agreement or for fraud.

          Section 7.4          Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the Company Required Vote has been obtained and prior to the filing of the Certificate of Merger with the Michigan DLEG; provided, however, that, after the Company Required Vote shall have been obtained, no such amendment, modification or supplement shall be made which by Law requires the further approval of the Company Shareholders without such further approval. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

          Section 7.5          Extension; Waiver. At any time prior to the Effective Time, each of the Company, Parent and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the provisions of Section 7.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII

GENERAL PROVISIONS

          Section 8.1          Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties in this Agreement that by its terms contemplates performance after the Effective Time.

          Section 8.2          Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any section of this Agreement) and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties or sent by fax (providing proof of transmission and confirmation of transmission by telephonic notice to the applicable contact person) at the following addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice):

if to Parent, to

c/o Thoma Cressey Bravo
600 Montgomery Street, 32nd Floor
San Francisco, CA 94111
Attn:  Scott Crabill
Phone:  (415) 263-3660
Fax:    (415) 392-6480

with a copy to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attn:    Gerald T. Nowak
Phone:  (312) 861-2075
Fax:    (312) 861-2200

if to the Company, to

Manatron, Inc.
510 East Milham
Portage, Michigan 49002
Attn: Paul R. Sylvester
Phone:  (269) 567-2900 ext. 222
Fax:    (269) 567-2930

with a copy to:

Warner Norcross & Judd LLP
900 Fifth Third Center
111 Lyon Street, N.W.
Grand Rapids, Michigan 49503
Attn:   Stephen C. Waterbury
Phone:  (616) 752-2137
Fax:    (616) 222-2137

          Section 8.3          Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include," "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereby" refer to this Agreement. The Company Disclosure Letter, as well as any schedules thereto and any exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

          Section 8.4          Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          Section 8.5          Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (b) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than the Indemnified Persons intended to benefit from the provisions of Section 5.10, who shall have the right to enforce such provisions directly.

          Section 8.6          Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

          Section 8.7          Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub's rights and obligations may be assigned to and assumed by Parent or any other corporation directly or indirectly wholly owned by Parent; provided, however, that any such assignment does not affect the economic or legal substance of the transactions contemplated hereby and provided further that such assignment does not create adverse Tax consequences for the Company Shareholders. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          Section 8.8          Enforcement. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity.

          Section 8.9          Severability. Any term or provision of this Agreement that is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provision hereof. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.

          Section 8.10          Consent to Jurisdiction; Venue.

          (a)          Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any action arising out of or relating to this Agreement and the Confidentiality Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (b)          Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.9 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

          Section 8.11          Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

ARTICLE IX

CERTAIN DEFINITIONS

          "Acquisition Agreement" shall mean any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to an Alternative Proposal.

          "ADA" shall mean the Americans with Disabilities Act.

          "ADEA" shall mean the Age Discrimination in Employment Act.

          "Affiliate" of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

          "Antitakeover Laws" shall mean any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover laws and regulations of any state or other jurisdiction, including the provisions of any statute or regulation under the MBCA.

          "Antitrust Laws" shall mean any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Laws under any applicable jurisdictions, whether federal, state, local or foreign.

          "Associate" of any Person shall have the meaning assigned thereto by Rule 12b-2 under the Exchange Act.

          "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in San Francisco, California are authorized or obligated by Law or executive order to be closed.

          "Certificate" shall mean each certificate representing one or more Shares or, in the case of uncertificated Shares, each entry in the books of the Company representing uncertificated Shares.

          "Certificate of Merger" shall mean the Certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the MBCA.

          "Closing" shall mean the closing of the Merger, as contemplated by Section 1.2.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Company Articles of Incorporation" shall mean the Company's Articles of Incorporation as in effect as of the date hereof.

          "Company Benefit Plan" shall mean (i) each "employee welfare benefit plan," as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan or dental plan, (ii) each "employee pension benefit plan," as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit plan, top hat plan or deferred compensation plan or arrangement, nonqualified retirement plan or arrangement or qualified defined contribution or defined benefit arrangement, and (iii) each other benefit plan, policy, program, arrangement or agreement, including, but not limited to, any fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus, sick pay, bonus program, service award, deferred bonus plan, salary reduction agreement, change-of-control agreement, employment agreement or consulting agreement, which in all cases is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries is a party and in which any employee of the Company or its Subsidiaries is eligible to participate or derive a benefit.

          "Company Bylaws" shall mean the Bylaws of the Company, as in effect as of the date hereof, including any amendments.

          "Company Disclosure Letter" shall mean the Company Disclosure Schedule dated the date hereof and delivered by the Company to Parent prior to the execution of this Agreement.

          "Company Employees" shall mean employees of the Company who remain with the Surviving Corporation.

          "Company Financial Advisor" shall mean First Analysis Securities Corporation.

          "Company Financial Statements" shall mean all of the financial statements of the Company and its Subsidiaries included in the Company Reports.

          "Company Intellectual Property" shall mean Intellectual Property that is used in the business of the Company or any of its Subsidiaries as currently conducted by the Company or any of its Subsidiaries and to which the Company or any of its Subsidiaries claims rights by virtue of ownership of title to such Intellectual Property.

          "Company Knowledge Person" shall mean the following people: Randall L. Peat, Paul R. Sylvester, G. William McKinzie, Krista L. Inosencio, Early L. Stephens, Marty A. Ulanski and Mary Gephart.

          "Company Material Adverse Effect" shall mean, with respect to the Company, any change, event, violation, inaccuracy, effect or circumstance (any such item, an "Effect") that is or could reasonably expected to be materially adverse to the business, operations, properties, financial condition, assets or Liabilities of the Company or prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents, or Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation and its Subsidiaries taken as a whole; provided, however, that in no event shall any of the following occurring after the date hereof, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any change in the Company's stock price or trading volume, in and of itself (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such decrease has resulted in, or contributed to, a Company Material Adverse Effect), or change in Law (to the extent the Company is not disproportionately affected by such change in Law relative to similarly situated companies in the industry in which the Company operates) or generally accepted accounting principles after the date hereof, (B) any failure by the Company to meet published revenue or earnings projections, in and of itself, for any period ending (or for which revenues or earnings are released) on or after the date hereof, (C) any Effect that results from changes affecting general United States or worldwide economic or capital market conditions (to the extent such Effect is not disproportionate with respect to the Company in any material respect), (D) any Effect resulting from compliance with the terms and conditions of this Agreement, (E) any Effect caused by an impact to the Company's relationships with its employees, customers or suppliers directly attributable to the announcement or pendency of the Merger, (F) any shareholder class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement, (G) any declaration of war, military crisis or conflict, civil unrest, act of terrorism, or act of God, or (H) any acts taken with the written consent of Parent.

          "Company Option Plans" shall mean Amended and Restated Manatron, Inc. 2006 Executive Stock Incentive Plan, Manatron, Inc. Stock Option and Restricted Stock Plan of 2004, Manatron, Inc. Stock Option and Restricted Stock Plan of 2003, Manatron, Inc. Executive Stock Plan of 2000, Manatron, Inc. Stock Incentive Plan of 1999, Manatron, Inc. 1995 Long-Term Incentive Plan, Manatron, Inc. 1994 Long-Term Incentive Plan, and Manatron, Inc. 1989 Stock Option Plan.

          "Company Permits" shall mean all authorizations, licenses, permits, certificates, approvals and orders of all Governmental Entities necessary for the lawful conduct of the businesses of the Company and its Subsidiaries.

          "Company Reports" shall mean all forms, reports, statements, information and other documents (as supplemented and amended since the time of filing) filed or required to be filed by the Company with the SEC since December 31, 2003.

          "Company Required Vote" shall mean the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote on the approval of this Agreement.

          "Company Shareholders Meeting" shall mean a meeting of the Company Shareholders to be called to consider this Agreement.

          "Company Stock Option" shall mean each outstanding option to purchase shares of Company Common Stock under the Company Option Plans.

          "Company Stock Rights" shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, voting interest, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company or which would otherwise alter the capitalization of the Company.

          "Company Termination Fee" shall mean an amount in cash equal to $2,000,000.

          "Company 10-K" shall mean the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2007.

          "Confidentiality Agreement" shall mean the Confidentiality Agreement between Thoma Cressey Bravo and Manatron, Inc. dated October 24, 2007.

          "Effective Time" shall mean the effective time of the Merger, which shall be the time the Certificate of Merger is duly filed with the Michigan DLEG, or at such later time as the parties hereto agree shall be specified in such Certificate of Merger.

          "Employment Agreements" shall mean any contracts, termination or severance agreements, change of control agreements or any other agreements respecting the terms and conditions of employment of any officer, employee or former employee.

          "Encumbrance" shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or other adverse claim or interest.

          "Environmental Claims" shall mean any and all actions, Orders, suits, demands, directives, claims, Encumbrances, investigations, proceedings or notices of violation by any Governmental Entity or other Person alleging potential responsibility or liability arising out of, based on or related to (1) the presence, release or threatened release of, or exposure to, any Hazardous Materials at any location or (2) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

          "Environmental Laws" shall mean all Laws relating to pollution or protection of the environment or human health.

          "Environmental Permits" shall mean all Permits required to be obtained by the Company in connection with its business under applicable Environmental Laws.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "FLSA" shall mean the Fair Labor Standards Act.

          "FMLA" shall mean the Family and Medical Leave Act.

          "GAAP" shall mean United States generally accepted accounting principles.

          "Governmental Entity" shall mean any United States federal, state or local or any foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

          "Hazardous Materials" shall mean all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

          "Intellectual Property" shall mean all of the following in any jurisdiction throughout the world: (i) all trademarks, trademark registrations, trademark rights and renewals thereof, trade names, trade name rights, trade dress, corporate names, logos, slogans, all service marks, service mark registrations and renewals thereof, service mark rights, and all applications to register any of the foregoing, together with the goodwill associated with each of the foregoing; (ii) all issued patents, patent rights, and patent applications; (iii) all registered and unregistered copyrights, copyrightable works, copyright registrations, renewals thereof, and applications to register the same; (iv) all Software; (v) all Internet domain names and Internet web-sites and the content thereof; (vi) all confidential and proprietary information, including trade secrets, know-how, inventions, invention disclosures (whether or not patentable and whether or not reduced to practice), inventor rights, reports, quality records, engineering notebooks, models, processes, procedures, drawings, specifications, designs, ingredient or component lists, formulae, plans, proposals, technical data, financial, marketing, customer and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information; and (vii) all other intellectual property.

          "IRS" shall mean the Internal Revenue Service.

          "Knowledge," or any similar expression used with respect to the Company, shall mean the actual knowledge of any Company Knowledge Person.

          "Labor Laws" shall mean ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, ADEA, ADA, FMLA, WARN, the Occupational Safety and Health Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, FLSA and the Rehabilitation Act of 1973, and all regulations under such acts.

          "Law" shall mean any federal, state, local or foreign statute, law, regulation, requirement, interpretation, permit, license, approval, authorization, rule, ordinance, code, policy or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.

          "Leased Real Property" shall mean all leasehold or subleasehold estates or other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Subsidiary of the Company.

          "Leases" shall mean all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Subsidiary of the Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Subsidiary of the Company thereunder.

          "Liabilities" shall mean any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

          "Michigan DLEG" shall mean the Department of Labor and Economic Growth's Bureau of Commercial Services - Corporation Division.

          "Nasdaq" shall mean The Nasdaq Global Market , a.k.a. the Nasdaq Stock Market.

          "NLRB" shall mean the United States National Labor Relations Board.

          "Open Source Software" shall mean any Software that is subject to the GNU General Public License (GPL), the Lesser GNU Public License (LGPL), any "copyleft" license or any other license that requires as a condition of use, modification or distribution of such Software that such software or other software combined or distributed with it be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge.

          "Order" shall mean any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

          "Owned Real Property" shall mean all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Subsidiary of the Company.

          "Parent Bylaws" shall mean Parent's Bylaws as in effect as of the date hereof.

          "Parent Material Adverse Effect" shall mean, with respect to Parent, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would be reasonably likely to prevent or materially delay the performance by Parent of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents.

          "Parent Termination Fee" shall mean an amount in cash equal to $2,000,000.

          "Paying Agent" shall mean Registrar and Transfer Company.

          "Person" shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

          "Proxy Statement" shall mean a definitive proxy statement, including the related preliminary proxy statement and any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed to the Company Shareholders in connection with the Company Shareholders Meeting.

          "Representatives" shall mean officers, directors, employees, auditors, attorneys and financial advisors (including the Company Financial Advisor).

          "SEC" shall mean the Securities and Exchange Commission.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Software" shall mean any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (D) all documentation, including User Documentation, user manuals and training materials, relating to any of the foregoing.

          "Subsidiary" of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.

          "Subsidiary Stock Rights" shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company relating to the issued or unissued capital stock of the Subsidiaries of the Company or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.

          "Surviving Corporation" shall mean the corporation surviving the Merger.

          "Tax" (and, with correlative meaning, "Taxes") shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity.

          "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

          "Third Party" shall mean any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Company, Parent, Merger Sub or any Affiliates thereof.

          "Transaction Documents" shall mean this Agreement, the Voting Agreements and all other agreements, instruments and documents to be executed by Parent, Merger Sub and the Company in connection with the transactions contemplated by such agreements.

          "User Documentation" shall mean explanatory and informational materials concerning the Company products, in printed or electronic format, which the Company or any Subsidiary has released for distribution to end users with such Company products, which may include manuals, descriptions, user and/or installation instructions, diagrams, printouts, listings, flow-charts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine readable form.

          "WARN" shall mean the United States Worker Adjustment and Retraining Notification Act.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.
MANATRON INTERMEDIATE HOLDINGS, INC.

By:	/s/ P. Holden Spaht
Name:	P. Holden Spaht
Title:	Secretary

MANATRON MERGER SUB, INC.

By:	/s/ P. Holden Spaht
Name:	P. Holden Spaht
Title:	Secretary

MANATRON, INC.

By:	/s/ Paul R. Sylvester
Name:	Paul R. Sylvester
Title:	CEO and Co-Chairman

Signature Page to Merger Agreement

ANNEX I

Index of Defined Terms
	Defined Term	Location

	Acquisition Agreement	Article IX

;	Alternative Proposal	Section 5.6(d)

	ADA	Article IX

	ADEA	Article IX

	Affiliate	Article IX

	Agreement	Preamble

	Antitakeover Laws	Article IX

	Antitrust Laws	Article IX

	Associate	Article IX

	Business Day	Article IX

	Certificate	Article IX

	Certificate of Merger	Article IX

	Certifications	Section 3.8(b)

	Closing	Article IX

	Closing Date	Section 1.2

	Code	Article IX

	Company	Preamble

	Company Articles of Incorporation	Article IX

	Company Benefit Plan	Article IX

	Company Board of Directors	Recital B

	Company Bylaws	Article IX

	Company Common Stock	Recital A

	Company Disclosure Letter	Article IX

	Company Employees	Article IX

Index of Defined Terms

Defined Term	Location

Company Financial Advisor	Article IX

Company Financial Statements	Article IX

Company Intellectual Property	Article IX

Company Knowledge Person	Article IX

Company Material Adverse Effect	Article IX

Company Material Contract	Section 3.15(a)

Company Option Plans	Article IX

Company Permits	Article IX

Company Reports	Article IX

Company Required Vote	Article IX

Company Shareholders	Recital B

Company Shareholders Meeting	Article IX

Company Stock Option	Article IX

Company Stock Rights	Article IX

Company Termination Fee	Article IX

Company 10-K	Article IX

Confidentiality Agreement	Article IX

Debt Financing	Section 4.5

Debt Financing Letter	Section 4.5

Effect	Article IX

Effective Time	Article IX

Employment Agreements	Article IX

Encumbrance	Article IX

Environmental Claims	Article IX

Environmental Laws	Article IX

Index of Defined Terms

Defined Term	Location

Environmental Permits	Article IX

ERISA	Article IX

Exchange Act	Article IX

Exchange Fund	Section 2.1

Export Approvals	Section 3.23

FLSA	Article IX

FMLA	Article IX

GAAP	Article IX

Governmental Entity	Article IX

Hazardous Materials	Article IX

HSR Act	Article IX

Indemnified Persons	Section 5.10(a)

Intellectual Property	Article IX

IRS	Article IX

Knowledge	Article IX

Labor Laws	Article IX

Law	Article IX

Leased Real Property	Article IX

Leases	Article IX

Letter of Transmittal	Section 2.2(a)

Liabilities	Article IX

MBCA	Recital A

Merger	Recital A

Merger Consideration	Section 1.4(a)

Merger Sub	Preamble

Index of Defined Terms

Defined Term	Location

Michigan DLEG	Article IX

Nasdaq	Article IX

NLRB	Article IX

Open Source Software	Article IX

Order	Article IX

Outside Termination Date	Section 7.1(f)

Owned Real Property	Article IX

Parent	Preamble

Parent Bylaws	Article IX

Parent Material Adverse Effect	Article IX

Parent Termination Fee	Article IX

Paying Agent	Article IX

Person	Article IX

Proxy Statement	Article IX

Representatives	Article IX

Right	Recital A

Rights Plan	Recital A

SEC	Article IX

Securities Act	Article IX

Shares	Section 1.4(a)

Software	Article IX

Subsidiary	Article IX

Subsidiary Stock Rights	Article IX

Superior Proposal	Section 5.6(d)

Surviving Corporation	Article IX

Index of Defined Terms

Defined Term	Location

Tax	Article IX

Tax Return	Article IX

Third Party	Article IX

Transaction Documents	Article IX

User Documentation	Article IX

Voting Agreements	Recital D

WARN	Article IX

EXHIBIT A

FORM OF
VOTING AGREEMENT

          This Voting Agreement (the "Agreement") is made and entered into as of January 14, 2008, between Manatron Intermediate Holdings, Inc., a Delaware corporation ("Parent"), Manatron, Inc., a Michigan corporation (the "Company"), and the undersigned shareholder of the Company ("Holder").

RECITALS

          Pursuant to an Agreement and Plan of Merger, dated as of January 14, 2008 (the "Merger Agreement") by and among Parent, Manatron Merger Sub, Inc., a Michigan corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and the Company, Merger Sub is merging with and into the Company (the "Merger") and the Company, as the surviving corporation of the Merger, will thereby become a wholly-owned subsidiary of Parent. Concurrently with the execution and delivery of the Merger Agreement and as a condition and inducement to Parent and Merger Sub to enter into the Merger Agreement, Parent has required that Holder enter into this Agreement. The Holder is the record and beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of such number of shares of the outstanding Common Stock, no par value, of the Company as is indicated beneath Holder's signature on the last page of this Agreement (the "Shares"). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Merger Agreement.

AGREEMENT

          The parties agree as follows:

          1.          Agreement to Retain Shares.

                    (a)          Transfer. (1) Except as contemplated by the Merger Agreement, and except as provided in Section 1(b) below, during the period beginning on the date hereof and ending on the earlier to occur of (i) the Effective Time (as defined in the Merger Agreement) and (ii) the Expiration Date (as defined below), Holder agrees not to, directly or indirectly, sell, transfer, exchange or otherwise dispose of (including by merger, consolidation or otherwise by operation of law) the Shares or any New Shares (as defined below), (2) Holder agrees not to, directly or indirectly, grant any proxies or powers of attorney, deposit any of such Holder's Shares into a voting trust or enter into a voting agreement with respect to any of such Holder's Shares, or enter into any agreement or arrangement providing for any of the actions described in this clause (2), and (3) Holder agrees not to, directly or indirectly, take any action that could reasonably be expected to have the effect of preventing or disabling Holder from performing Holder's obligations under this Agreement at any time prior to the earlier to occur of (i) the Effective Time and (ii) the Expiration Date. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) the date of termination of the Merger Agreement in accordance with the terms and provisions thereof and (ii) the date on which the Company's Board of Directors withdraws or modifies in a manner adverse to Parent or Merger Sub its approval or recommendation of the Merger or the transactions contemplated thereby or by the Transaction Documents.

                    (b)          Permitted Transfers. Section 1(a) shall not prohibit a transfer of Shares or New Shares by Holder to any family member, trust for the benefit of any family member or charitable organization to which contributions are deductible for federal income tax, estate, or gift purposes so long as the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent memorializing such agreement.

                    (c)          New Shares. Holder agrees that any shares of the Company Common Stock that Holder purchases or with respect to which Holder otherwise acquires record or beneficial ownership after the date of this Agreement and prior to the earlier to occur of (i) the Effective Time and (ii) the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

                    (d)          Stop Transfer. From and after the date of this Agreement through the term of this Agreement, the Company will not register or otherwise recognize the transfer (book-entry or otherwise) of any Shares or any certificate or uncertificated interest representing any of Holder's Shares, except as permitted by, and in accordance with, Section 1(b).

          2.          Agreement to Vote Shares.

                    (a)          Until the earlier to occur of the Effective Time and the Expiration Date, at every meeting of the shareholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of the Company with respect to any of the following, Holder shall appear at such meeting (in person or by proxy) and shall (to the full extent he has rights to do so) vote or consent the Shares and any New Shares (i) in favor of adoption of the Merger Agreement and the approval of the transactions contemplated thereby and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Merger) between the Company and any person or entity other than Parent or any other action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or Holder under this Agreement or which would reasonably be expected to result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled. This Agreement is intended to bind Holder as a shareholder of the Company only with respect to the specific matters set forth herein. Except as set forth in clauses (i) and (ii) of this Section 2, Holder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the shareholders of the Company. Prior to the termination of this Agreement, Holder covenants and agrees not to enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with the terms of this Agreement.

                    (b)          Holder further agrees that, until the termination of this Agreement, Holder will not, and will not permit any entity under Holder's control to, (A) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Rule 14A under the Exchange Act) with respect to an Opposing Proposal (as defined below), (B) initiate a shareholders' vote with respect to an Opposing Proposal or (C) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Opposing Proposal. For the purposes of this Agreement, an "Opposing Proposal" means any action or proposal described in clause (ii) of Section 2(a) above.

                    (c)          Subject to the provisions set forth in Section 5 hereof and as security for Holder's obligations under Section 2(a), Holder hereby irrevocably constitutes and appoints Parent and its or his designees as his attorney and proxy in accordance with the MBCA, with full power of substitution and resubstitution, to cause the Shares to be counted as present at the Company Shareholders Meeting, to vote his Shares at the Company Shareholders Meeting, however called, and to execute consents in respect of his Shares as and to the extent provided in Section 2(a). SUBJECT TO THE PROVISIONS SET FORTH IN SECTION 5 HEREOF, THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Upon the execution of this Agreement, Holder hereby revokes any and all prior proxies or powers of attorney given by Holder with respect to voting of the Shares on the matters referred to in Section 2(a) and agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of the Shares on the matters referred to in Section 2(a) until after the Expiration Date. Holder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Holder's execution and delivery of this Agreement and Holder's granting of the proxy contained in this Section 2(c). Holder hereby affirms that the proxy granted in this Section 2(c) is given in connection with the execution of the Merger Agreement, and that such proxy is given to secure the performance of the duties of Holder under this Agreement.

          3.          Representations, Warranties and Covenants of Holder. Holder hereby represents, warrants and covenants to Parent that Holder (i) is the record and beneficial owner of the Shares, which, at the date of this Agreement and at all times up until the earlier to occur of (A) the Effective Time and (B) the Expiration Date, and will be free and clear of any liens, claims, options, charges or other encumbrances, and (ii) does not own of record or beneficially any shares of capital stock of the Company other than the Shares (excluding shares as to which Holder currently disclaims beneficial ownership in accordance with applicable law). Holder has the legal capacity, power and authority to enter into and perform all of Holder's obligations under this Agreement (including under the proxy granted in Section 2(c) above). This Agreement (including the proxy granted in Section 2(c) above) has been duly

2

and validly executed and delivered by Holder and constitutes a valid and binding agreement of Holder, enforceable against Holder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

          4.          Additional Documents. Holder hereby covenants and agrees to execute and deliver any additional documents reasonably necessary to carry out the purpose and intent of this Agreement.

          5.          Termination. This Agreement and the proxy delivered in connection herewith shall terminate and shall have no further force and effect as of the earlier to occur of (i) the Expiration Date and (ii) the date following the date of the Company Shareholders Meeting, including any adjournment or postponement thereof.

          6.          Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (i) Holder makes no agreement or understanding herein in any capacity other than in Holder's capacity as a record holder and beneficial owner of the Shares, (ii) nothing in this Agreement shall be construed to limit or affect any action or inaction by Holder acting in his capacity as a director or fiduciary of the Company, and (iii) Holder shall have no liability to Parent, Merger Sub or any of their Affiliates under this Agreement as a result of any action or inaction by Holder acting in his capacity as a director or fiduciary of the Company.

          7.          Miscellaneous.

                    (a)          Amendments and Waivers. Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 7(a) shall be binding upon the parties and their respective successors and assigns.

                    (b)          Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law thereof. Each of the parties hereto (i) consents to submit to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement in any court other than a federal or state court sitting in the State of Delaware.

                    (c)          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

                    (d)          Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                    (e)          Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 72 hours after being deposited in the regular mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice.

                    (f)          Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

                    (g)          Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach of any covenants or agreements contained in this Agreement will cause Parent and Merger Sub to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the

3

parties hereto agrees that in the event of any such breach Parent shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which they may be entitled, at law or in equity.

[SIGNATURE PAGE FOLLOWS]

4

          The parties have caused this Agreement to be duly executed on the date first above written.
MANATRON INTERMEDIATE HOLDINGS, INC.

By:
Name:
Title:

Address:
Manatron Intermediate Holdings, Inc. c/o Thoma Cressey Bravo, Inc. 600 Montgomery Street, 32nd Floor San Francisco, CA 94111

Attention: Scott Crabill Facsimile No.: (415) 392-6480

MANATRON, INC.

By:
Name:
Title:

Address: Manatron, Inc. 510 East Milham Portage, MI 49002

Attention: Paul R. Sylvester Facsimile No.: (269) 567-2930

Signature Page to Voting Agreement

5

"HOLDER"

[_________________]

;	Holder's Address for Notice:

Attention:
Facsimile No.:

[SHARE OWNERSHIP ATTACHED]

Signature Page to Voting Agreement

6

Shares owned of record:		Beneficially owned shares:
Class of Shares	Number	Class of Shares	Number
Common Stock		Common Stock

SPOUSAL CONSENT

The undersigned represents that the undersigned is the spouse of:

_____________________________________
Name of Holder

and that the undersigned is familiar with the terms of the Voting Agreement (the "Agreement"), entered into as of January 10, 2008, by and among Manatron Intermediate Holdings, Inc., a Delaware corporation, Manatron, Inc., a Michigan corporation, and the undersigned's spouse. The undersigned hereby agrees that the interest of the undersigned's spouse in all property which is the subject of such Agreement shall be irrevocably bound by the terms of such Agreement and by any amendment, modification, waiver or termination signed by the undersigned's spouse. The undersigned further agrees that the undersigned's community property interest in all property which is the subject of such Agreement shall be irrevocably bound by the terms of such Agreement, and that such Agreement shall be binding on the executors, administrators, heirs and assigns of the undersigned. The undersigned further authorizes the undersigned's spouse to amend, modify or terminate such Agreement, or waive any rights thereunder, and that each such amendment, modification, waiver or termination signed by the undersigned's spouse shall be binding on the community property interest of undersigned in all property which is the subject of such Agreement and on the executors, administrators, heirs and assigns of the undersigned, each as fully as if the undersigned had signed such amendment, modification, waiver or termination.
Dated: January ____, 2008
Name:

EXHIBIT B

CERTIFICATION OF NON-UNITED STATES
REAL PROPERTY HOLDING CORPORATION STATUS

          Section 1445 of the Internal Revenue Code of 1986, as amended, (the "Code") provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of an interest in Manatron, Inc., a Michigan corporation (the "Company"), the undersigned hereby certifies the following:
1.	This notice is provided pursuant to the requirements of Treasury Regulations § 1.1445-2(c)(3) and § 1.897-2(h);

2.	The Company's U.S. taxpayer identification number is 38-1983228;

3.	The Company's office address is:

510 East Milham Avenue Portage, Michigan 49002

4.

The Company is not and has not been a "United States real property holding corporation," as defined in section 897(c)(2) of the Code, during the period described in Section 897(c) of the Code, and no interest in the Company constitutes a "United States real property interest," as defined in Section 897(c)(1) of the Code.

          The Company understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement made here could be punished by fine, imprisonment or both.

          Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Company.

Date  January 14, 2008
MANATRON, INC.

By:
Name:	Paul R. Sylvester
Its:	Chief Executive Officer and Co-Chairman

ANNEX B

January 14, 2008

The Board of Directors
Manatron, Inc.
510 East Milham Avenue
Portage, MI 49002

Gentlemen:

We understand that Manatron, Inc. ("Manatron" or the "Company"), a Michigan corporation, Manatron Intermediate Holdings, Inc. ("Parent" or the "Acquiror"), a Delaware corporation, and Manatron Merger Sub, Inc. ("Sub"), a Michigan corporation and wholly-owned direct subsidiary of Parent, propose to enter into an Agreement and Plan of Merger to be dated January 14, 2008 (the "Merger Agreement") which provides, among other things, for the merger of Sub with and into Manatron, pursuant to which the separate existence of Sub will cease, and Manatron will be the surviving corporation (the "Transaction"). As set forth more fully in the Merger Agreement, each outstanding share of the common stock of Manatron, no par value, will be converted into the right to receive $12.00 in cash (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked us whether, in our opinion, the Merger Consideration as defined in the Merger Agreement to be paid to Manatron's shareholders of common stock pursuant to the Transaction is fair to Manatron's shareholders of common stock from a financial point of view ("Fairness Opinion" or the "Opinion").

In arriving at our Opinion set forth below, we have, among other things:
1)

Reviewed the terms of the Agreement and Plan of Merger, excluding the associated exhibits and schedules thereto, in the form of the draft received by us via electronic mail on January 12, 2008 from Manatron's management (which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the agreement to be executed);

2)	Reviewed the non-binding Letter of Intent executed by both Manatron and Thoma Cressey Bravo on November 13, 2007;

3)

Reviewed Manatron's annual report and Form 10-K for the fiscal year ended April 30, 2007, including the audited financial statements included therein, the Definitive Proxy Statement and Notice of Annual Meeting of Shareholders of Manatron dated August 31, 2007, and Manatron's Forms 10-Q for the quarterly periods ended October 31, 2006, January 31, 2007, July 31, 2007 and October 31, 2007, including the unaudited financial statements included therein;

4)	Reviewed the Rights Agreement, dated as of June 16, 2007, between Manatron, Inc. and Registrar and Transfer Company (Rights Agent), filed as an exhibit with Form 8-A dated June 19, 2007;
5)

Reviewed the Financial Statements and Supplemental Schedule relating to Manatron's Employee Stock Ownership and Salary Deferral Plan for the years ended December 31, 2005 and 2006, as filed on Form 11-K dated April 27, 2007;

6)	Reviewed Manatron's Bylaws (as amended through October 2007), filed as an exhibit on Form 8-K dated October 11, 2007;

7)	Reviewed Manatron's Restated Articles of Incorporation as filed on May 13, 2004 with the Michigan Department of Consumer & Industry Services Bureau of Commercial Services;

8)

Reviewed the Employment Agreement, dated October 11, 2007, between Manatron and Paul R. Sylvester, which superseded the Employment Agreement between the same parties dated October 10, 1996, as amended, filed as an exhibit on Form 8-K dated October 11, 2007;

The Board of Directors
Manatron, Inc.
January 14, 2008

9)

Reviewed the letter of response, dated December 20, 2006, to Constellation Software, Inc. ("Constellation"), whereby Manatron rejected Constellation's unsolicited offer to acquire Manatron at a per share price of $9.00, as filed on Form 8-K on December 20, 2006;

10)

Reviewed the letter of response, dated March 12, 2007, to Constellation, whereby Manatron rejected Constellation's unsolicited offer to acquire Manatron at a per share price of $10.00, as filed on Form 8-K on March 12, 2007;

11)	Reviewed Manatron's press releases from January, 2007 to present;

12)	Reviewed Manatron's Form 8-K filings from January, 2007 to present;

13)

Reviewed certain internal financial and operating information, provided to us by Manatron's management, including financial forecasts and projections for the fiscal years ending April 30, 2008 through April 30, 2011, relating to the business, earnings, cash flow, assets and prospects of Manatron;

14)	Conducted discussions with members of the management of Manatron concerning the operations, business strategy, financial performance and prospects for Manatron;

15)	Discussed with the management of Manatron its view of the strategic rationale for the Transaction;

16)	Noted Manatron's lack of significant revenue growth and consistent historical financial profitability;

17)	Noted management's assessment of efforts with respect to compliance with Sarbanes-Oxley ("SOX") and that Manatron is not yet fully, and certifiably, compliant;

18)	Reviewed the historical market prices and trading activity of the common stock of Manatron;

19)	Compared the results of Manatron with that of certain public companies which we deemed to be reasonably comparable to Manatron;

20)	Compared the financial terms of the Transaction with the financial terms of certain other precedent mergers and acquisitions of companies we deemed to be comparable to Manatron;

21)	Compared the premiums paid of certain other precedent mergers and acquisitions of publicly traded companies we deemed to be comparable to Manatron;

22)	Performed a discounted cash flow analysis of the projected free cash flows of Manatron on a stand-alone basis, based on projections provided, and agreed to, by Manatron's management;

23)	Noted that the offered per share Manatron price was near the average per share price in all scenarios;

24)	Noted that the offered per share Manatron price was above the 52-week high closing prices for Manatron;

25)	Noted that shares of common stock of Manatron reported zero (0) share trading volume on seventeen (17) days during the prior 52 weeks;

26)	Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate for purposes of this Opinion,

The Board of Directors
Manatron, Inc.
January 14, 2008

including our assessment of general economic, market, industry, competitive, monetary and other conditions.

In rendering our Opinion, we have assumed and relied, without responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Manatron that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Manatron as to the future financial performance of Manatron, and we have relied upon Manatron to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We have not made or been provided with an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of Manatron nor have we made any physical inspection of any properties or assets of Manatron. Our Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated, on the basis of information made available to us, as of the date hereof, and any material change in such information would require a reevaluation of this Opinion.

The preparation of the Opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. While we considered many factors, none were dispositive and none were given any particular weight in rendering our Opinion. Selecting portions of the analyses or of the summary, without considering the analyses as a whole, could create an incomplete view of the process underlying our Opinion. We reviewed this Opinion in draft form with, and received approval at such time from our internal Fairness Opinion review committee, prior to delivery to Manatron's Board of Directors.

In connection with the preparation of this Opinion, we have not been authorized by either the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of, or merger with, all or any part of the Company. Consequently, we express no Opinion as to whether any alternative transaction might produce consideration for the shareholders of common stock of the Company in an amount exceeding that contemplated in the Transaction.

We have been engaged to render this Opinion to the Board of Directors in connection with the Transaction and will be paid a cash fee for this Fairness Opinion upon delivery of such Opinion, regardless of whether or not the contemplated Transaction closes. We have not performed any prior investment banking services for Manatron for which we have received compensation, other than an engagement fee with respect to the Opinion. In addition, Manatron has agreed to indemnify us against certain liabilities arising out of our engagement. We are actively engaged in the investment banking business and regularly undertake the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. We do not provide active equity research coverage of Manatron, nor do we make an active market in the common stock of Manatron. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Manatron for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We are not affiliated with or have any other relationship giving rise to conflicts of interest with respect to any of the parties to the Merger Agreement except as noted above.

This Opinion expressed herein is provided solely for the confidential use and information of the Board of Directors of Manatron in their evaluation of the proposed Transaction. Further, our Opinion does not address the merits of the underlying decision by the Company to engage in the Transaction and does not constitute a recommendation to any shareholder of the Company's common stock as to how such shareholder should vote on the Transaction. The Opinion is not intended to provide any insight or implications as to the potential tax impact to Manatron's individual or collective shareholders, which matters will need to be individually addressed by such shareholders and their respective tax advisors. We have advised you that the Transaction is anticipated to be taxable to certain Manatron shareholders under United States tax laws. We have not considered, nor are we expressing any Opinion herein with respect to, the prices at which the shares of the Company will trade following the announcement of the Transaction. We express no Opinion as to whether the Company will be profitable post-Transaction. We do not express an Opinion as to the value or fairness of compensation or Merger Consideration to be received by Manatron's

The Board of Directors
Manatron, Inc.
January 14, 2008

management or insiders in connection with the contemplated Transaction, including without limitation, versus the value or fairness of compensation or Merger Consideration to be received by Manatron's non-management and non-inside shareholders of common stock in the contemplated Transaction. Our Opinion may not be published or otherwise used or referred to, nor shall any public reference to First Analysis Securities Corporation be made, without our prior written consent, which shall not be unreasonably withheld. First Analysis Securities Corporation hereby consents to references to, and the inclusion of this Opinion in its entirety in the proxy statement to be distributed to Manatron's shareholders of common stock in connection with the Transaction, subject to prior review by First Analysis Securities Corporation of the proposed disclosure and our written consent thereto, which shall not be unreasonably withheld. Our Opinion is provided to you pursuant to the terms of our engagement letter dated December 12, 2007.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the Opinion that, as of the date hereof, the Merger Consideration is fair to Manatron's shareholders of common stock from a financial point of view. This Opinion is given based on our understanding of the facts and circumstances affecting Manatron as of the date hereof. First Analysis Securities Corporation is under no obligation to update or supplement this Opinion based on the occurrence of subsequent events affecting Manatron or the Transaction, or fluctuations in the stock price of Manatron.
Sincerely,

First Analysis Securities Corporation

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY MANATRON, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 28, 2008	1.	To approve the Agreement and Plan	For ☐	Against ☐	Abstain ☐

  The undersigned hereby appoints Paul R. Sylvester and G. William McKinzie, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of Manatron, Inc. that the undersigned may be entitled to vote at the Special Meeting of Shareholders of Manatron, Inc. to be held on March 28, 2008 at 10:00 a.m. local time at Western Michigan University's Fetzer Center in Kalamazoo, Michigan, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters:

of Merger, dated as of January 14, 2008, by and among Manatron Intermediate Holdings, Inc., Manatron Merger Sub, Inc. and the Company (the "merger agreement"), pursuant to which, upon the merger becoming effective, each share of common stock, no par value, of Manatron, Inc. will be converted into the right to receive $12.00 in cash, without interest, other than shares held by the Company or its subsidiary or Manatron Intermediate Holdings, Inc., which will be cancelled without payment; and

2.	To approve the adjournment of the	For ☐	Against ☐	Abstain ☐
meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

This Proxy is Solicited on Behalf of the Board of Directors

Your board of directors recommends that you VOTE FOR PROPOSAL 1 AND PROPOSAL 2.

   If this Proxy is properly executed, the shares represented by this Proxy will be voted as specified. If no specification is made, the shares represented by this Proxy will be voted FOR Propoal 1 regarding the approval of the merger agreement and FOR Proposal 2 to adjourn the special meeting, if necessary, to solicit additional votes. The shares represented by this Proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting

Please be sure to sign and date this Proxy in the box below.	Date

   IMPORTANT - Please sign exactly as your name(s) appears on this Proxy. When signing on behalf of a corporation, partnership, estate, or trust, indicate title or capacity of person signing. If shares are held jointly, each holder should sign.

Shareholder sign above	Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

MANATRON, INC.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.